Exhibit 10.18

AWARD/SUBCONTRACT		1. This ☐ is ☒ is not a rated order under DPAS (15 CFR 700)	2. Rating	3. SUBCONTRACT NUMBER SOTERA-SA-FY11-040
4. Effective Date: June 20, 2011	5. Prime Contract Number: GS00T11AJC0005		6. Purchase Req:	7. Project No.
8. Subcontract Issued By:
The Analysis Corporation, the Intelligence Solutions
Business of Sotera Defense Solutions, Inc.
(Formerly GTEC)
1501 Farm Credit Drive, Suite 2300
McLean, VA 22102
Buyer:     Teri J. Smith, Sr. Subcontracts Manager

9. Submit Invoices To: Sotera Defense Solutions, Inc. 2420 Mall Drive, Suite 201 North Charleston, SC 29406 Attn: Teri J. Smith Phone: 843.202.2506 Email: teri.smith@soteradefesne.com
9. Name and address of Subcontractor:
Cogility Software Corporation
111 N. Market Street, Suite 815
San Jose, CA 95113
Subcontractor POC: Matthew Ghourdjian
Phone:    949.752.4694
Fax:
Email:  mghourdjian@cogility.com
10. Subcontract Type: Indefinite Delivery/Indefinite Quantity
11. Subcontract Amount: TBD by Task Order
13.  Description of Supplies/Services:     Provide support to SOTERA under The Federal Systems Integration and Management Center (FEDSIM) Technology and Systems Engineering (TSE), Joint Improvised Explosive Device Defeat Organization (JIEDDO) Counter-IED Operations Integration Center (COIC) Program.

14. TABLE OF CONTENTS
PART I – THE SCHEDULE		PART II – SUBCONTRACT CLAUSES
SEC	DESCRIPTION	SEC	DESCRIPTION
A	AWARD/SUBCONTRACT	I	GENERAL PROVISIONS
B	SUPPLIES OR SERVICES AND PRICES/COSTS	PART III – LIST OF DOCUMENTS, EXHIBITS, AND OTHER ATTACHMENTS
C	DESCRIPTION/SPECIFICATIONS/STATEMENT OF WORK	J	LIST OF ATTACHMENTS
D	PACKAGING AND MARKING	PART IV – REPRESENTATIONS
E	INSPECTION AND ACCEPTANCE	K	REPRESENTATIONS AND CERTIFICATIONS
F	DELIVERIES OR PERFORMANCE
G	SUBCONTRACT ADMINISTRATION DATA
H	SPECIAL PROVISIONS
15. SOTERA (“the Prime”) has a prime contract (“Prime Contract”) with FEDSIM to provide Technology and Systems Engineering (TSE), Joint Improvised Explosive Device Defeat Organization (JIEDDO) Counter-IED Operations Integration Center (COIC). Cogility Software Corporation (“the Subcontractor”) agrees to provide the supplies/perform the services set forth in the Schedule of this Subcontract for the Prices stated therein.  The rights and obligations of the parties to the Subcontract are subject to and governed by the Schedule and Attachments and any specifications or other provisions which are made part of this Subcontract, by reference or otherwise.  This Subcontract integrates, merges, and supersedes any prior offers, negotiations, and agreements, whether verbal or written, concerning the subject matter hereof, and comprises the entire agreement between the parties hereto.  Any modification, revision, change or waiver of the Subcontract terms and conditions, clauses, provisions or specifications, shall not be considered valid unless executed in writing by both the Buyer and the Subcontractor.

16. Buyer: Sotera Defense Solutions, Inc.		17. Subcontractor: Cogility Software Corporation
(Signature of person authorized to sign and date of signature)		(Signature of person authorized to sign and date of signature)
NAME AND TITLE OF SIGNER (Type or Print) Teri J. Smith Senior Subcontracts Manager		NAME AND TITLE OF SIGNER (Type or Print)

SECTION B - SUPPLIES OR SERVICES, AND PRICES:

B-1           SUPPLIES OR SERVICES AND PRICES.  The Subcontractor shall provide all supplies, services and data described in Section C and any applicable Statement of Work (Section J, Attachment 1):

B.1.1
The purpose of this Agreement is to provide SOTERA support in the performance of their work on the prime contract. Technical operations support and special projects will be defined for performance within the scope of any or all of the technical requirements or tasks of any individual Task Order Statement of Work. Specific areas of support may include classified and unclassified security environments with a workforce that is government and contractor.

B.1.2
The Subcontractor shall furnish qualified personnel, materials, facilities, services, management resources, and equipment as necessary for the performance of work, unless otherwise specified herein, to provide services as an independent Subcontractor and not as an agent of SOTERA, in conformance with the terms and conditions set forth herein.  These services will be provided when ordered by SOTERA during the specified period stated in this Agreement. No Subcontractor personnel shall begin performance under this agreement, or arrive on-site until final written approval is received by the SOTERA Subcontracts Manager.

B.1.3
SOTERA will determine order types for each individual task order, based upon individual task order award to SOTERA by the Government, as well as the nature of the work. The labor categories in this IDIQ subcontract shall apply to all TSE task orders.

B.2	PRICING

B.2.1
Performance under this Subcontract shall be directed by Task Orders issued hereunder. Subcontractor’s pricing will be specified in individual Task Orders.

B-3	HOURLY RATES

The ceiling price proposed shall apply uniformly regardless of actual utilization (i.e., even if only 5 hours of the estimated hours are ordered, the hourly ceiling rate shall be the same.)

All line items shall be separately orderable. Pricing for all line items must stand-alone and not be dependent upon the ordering of any other line items.

The labor categories and rates will be negotiated on an individual Task Order basis. The specific amount/percentage of fee for labor under this TSE subcontract will be negotiated at the task order level.

B-4           TYPE OF SUBCONTRACT.

X           This Subcontract includes Indefinite Delivery/Indefinite Quantity (IDIQ) Provisions.  The Prime Contractor may issue task orders of a fixed price, cost-reimbursable, or time and material type in accordance with the clause entitled Task Orders in Section H.

B-5           OVERTIME.  The Subcontractor’s personnel may be required to work more than 40 hours a week and on weekends. Overtime may be requested either by the Prime Contractor or the Subcontractor. In such instances, when overtime is requested, the Subcontractor shall obtain written approval by the SOTERA Program Manager prior to working overtime. If the Subcontractor fails to obtain written pre-approval for overtime, the SOTERA Sr. Subcontracts Manager may disapprove payment of overtime. The Subcontractor shall submit evidence of written overtime approval with the appropriate invoice.  If overtime work is approved in advance in writing by the Prime Contractor, an estimated cost for overtime or specific overtime rates shall be negotiated.  Failure to agree upon the cost adjustment for overtime shall be treated as a dispute under the Disputes clause of this Subcontract.

B-6           TRAVEL.  Applicable only where authorized travel is reimbursed at cost. No costs associated with travel shall be allowable unless funding is identified in a specific Travel CLIN in the Task Order or unless the Subcontractor has requested and Prime Contractor has provided advance written approval.  Prime Contractor shall reimburse the cost of travel authorized in conjunction with performance of this Subcontract in accordance with FAR 31.205-46, Travel Costs.  Reimbursement for travel is limited to that required in the performance of the Statement of Work (Section C).  Reimbursable per diem rates (lodging, meals, and incidentals) can be viewed at the following e-mail address:
https://secureapp2.hqda.pentagon.mil/perdiem.
Local travel costs ☐will ☒ will not be reimbursed by Prime Contractor unless approved in advance in writing by the Contracts Manager.  For purposes of initial award under this subcontract or award of delivery orders if this is an IDIQ type subcontract, written approval required by this clause shall be considered requested and approved in writing if proposed by Subcontractor and funded by Prime Contractor.
In such instances, where travel outside of the metropolitan area (greater than 50 miles) is required, the Subcontractor shall obtain written authorization from the SOTERA Program Manager prior to traveling. Approved travel outside the Washington, DC area will be reimbursed in accordance with the General Services Administration’s Federal Travel regulations (FTR). Approval may be given by email. If the Subcontractor fails to obtain pre-approval for travel, the SOTERA Sr. Subcontracts manager may disapprove payment. A report shall be submitted for each trip no later than five (5) working days after completion of travel.

B-7           OPTIONS

SOTERA reserves the right  exercise the below options any time prior to the expiration date of the Subcontract, provided, however that 30 days prior to the exercise of the option, SOTERA has notified the Subcontractor in writing of its intent to do so.

The period of performance for each order shall be stated within such order.  Task orders may be issued up until the final day of the subcontract period of performance; however, any task order issued under the subcontract cannot be longer than five (5) years in length. Furthermore, any task order issued under the subcontract shall not extend beyond one-year of the IDIQ subcontract end date.

The period of performance to extend the term of the subcontract is as follows:

Base Year: 6/20/11 – 6/19/2013
Option Year 1:  6/20/2013 – 6/16/2014
Option Year 2: 6/20/2014 – 6/16/2015
Option Year 3:  6/20/2015 – 6/19/2016

The above period(s) of performance for the option(s) to extend the term of the subcontract shall apply only if the Government exercises the option(s) as stated in Section B in accordance with the clause at FAR 52.217-9 “Option to Extend the Term of the Contract”.

B-8            FUNDING:

☐   FULLY FUNDED.   This Subcontract is fully funded.

☒  FUNDED BY TASK ORDER. The amount available for payment shall be specified in each individual delivery order subject to the provisions of the clause entitled “Limitation of Funds” (FAR 52.232-22) incorporated by reference in this subcontract, no legal liability on the part of the Prime Contractor for payment in excess of the amount funded in the individual delivery order shall arise unless additional funds are made available and are incorporated by modification to the individual delivery order.

The estimated value of each Task Order Request (TOR) will be established at the time of its execution based on Independent Government Cost Estimates.  Based on mission needs and operations tempo, performance under this Subcontract could result in changes to the original TOR not to exceed cost estimates.  To the extent that the effort remains consistent with the tasks identified in this Subcontract and individual TO Statement of Work (SOW), SOTERA reserves the right to increase the task value up to twenty-five percent (25%) of the accepted proposal cost within scope of the existing Subcontract.  SOTERA reserves the right to de-scope, or reduce the level of effort for any TOR at its discretion.

☒  MAXIMUM LIABILITY.  If this Subcontract is incrementally funded, the Prime Contractor shall not be obligated to pay the Subcontractor any amount in excess of the funded amount specified in the “Funding Available” paragraph above, (or in the individual delivery order if this is an IDIQ subcontract) and the Subcontractor shall not be obligated to continue performance if to do so would exceed the funded amount stated, unless and until the Prime Contractor shall have notified the Subcontractor in writing that the funded amount has been increased and shall have specified in the notice a revised funded amount that shall constitute the funded amount for performance under this Subcontract (or delivery order if this is an IDIQ subcontract.)  When the Subcontract (or delivery order) has been increased, any hours expended and costs incurred by the Subcontractor in excess of the funded amount before the increase shall be allowable to the same extent as if the hours expended and costs had been incurred after the increase in the funded amount.

B-9            NOTICE.  If this is a time and material, labor hour or cost reimbursable Subcontract and at any time the Subcontractor has reason to believe that the payments that will accrue in performing a specific Task Order in the next succeeding 30 days, if added to all other payments and costs previously accrued, will exceed 75 percent of the funded amount, the Subcontractor shall notify the Prime Contractor giving an estimate of the additional funding required for performing this Subcontract.  If at any time during performing this Subcontract, the Subcontractor has reason to believe that the total price to the Prime Contractor for performing this Subcontract will be substantially greater or less than the then stated ceiling price, the Subcontractor shall so notify the Prime Contractor, giving a revised estimate of the total price for performing this Subcontract, with supporting reasons and documentation.  If at any time during performing this Subcontract, the Prime Contractor has reason to believe that the work to be required in performing this Subcontract will be substantially greater or less than the stated ceiling price, the Prime Contractor will so advise the Subcontractor, giving the then revised estimate of the total amount of effort to be required under the Subcontract.  If the time and material, labor hour, or cost reimbursable Subcontract includes IDIQ provisions, then the requirements of this clause shall be applied to each individual delivery order in addition to the total Subcontract.

SECTION C - DESCRIPTION/SPECIFICATIONS

C.1            WORK PRODUCTS

Subcontractor shall provide supplies and services to SOTERA under this Subcontract by being awarded specific Task Orders that are consistent with this Subcontract SOW, attached to this agreement in Attachment 1, Overall Subcontract SOW, specific SOW’s will be provided with each individual Task Order.  All Work Products shall be delivered in the format requested by SOTERA at a destination designated by SOTERA.  For all Work Products that are computer software, Subcontractor shall provide the applicable source and executable code on a computer-readable magnetic medium (or other medium designated by SOTERA) and a human-readable listing of such source code, and Subcontractor shall create and provide technical documentation and such other materials as necessary to permit SOTERA’s personnel to use, maintain and modify such software without the aid of Subcontractor.

C.2            TASK ORDER REQUEST

A Task Order specifies and authorizes delivery of the work to be accomplished by the Subcontractor to satisfy a requirement. A Task Order Request (Request for Quote(RFQ)) may be issued to the Subcontractor by the SOTERA Sr. Subcontracts Manager for review and preparation of a proposal. The Task Request will describe the items and circumstances for which the Subcontractor is to provide a quote. The request will include the established closing date and any other data necessary, such as, required delivery date and delivery location. The Subcontractor shall provide the SOTERA Sr. Subcontracts Manager both a technical proposal (if requested) and a price quote detailing the labor categories to be utilized, the skill mix of service, materials pricing under this subcontract. The SOTERA Sr. Subcontracts Manager may then accept the proposal, and incorporate its contents into SOTERA’s proposal to the Government, if applicable. Once the Government has provided formal approval to SOTERA, SOTERA will in turn issue a Task Order to Subcontractor which incorporates the Statement of Work, specifications, schedule and prices, as well as applicable invoicing instructions.

All RFQs will incorporate all terms and conditions of the IDIQ subcontract.  In addition, the proposed RFQ will normally include the following to the extent applicable to individual Task Orders (TOs):

A SOW or PWS describing the work to be performed, the deliverables, the period of performance, SOTERA Point(s) of Contact, description of marking information, data rights, inspection and acceptance of services, security requirements, and Government Furnished Information / Property, as applicable.

The submission date/time and the method of delivery for proposals.

Specific instructions on what to include in the proposal submission. This may include, but is not limited to, oral presentations and written responses summarizing technical and price approaches.

Evaluation factors and their relative order of importance.

Other information deemed appropriate by the Contracting Officer.

C.2.1         Orders Placed Under This Agreement

Task Orders under this Agreement will be awarded as follows:

(A)           SOTERA may issue Task Orders to Subcontractor as follows:

The SOTERA Sr. Subcontracts Manager will order by means of Task Orders with specifically defined scopes and schedules.

Performance under the Subcontract shall be directed through authorized Task Orders (“Task Orders”) from SOTERA to the Subcontractor, subject to the terms and conditions herein. SOTERA shall submit to the Subcontractor a RFQ which includes:

•	Statement of Work, identifying the services requested by SOTERA and any other requirements not set forth hereunder;
•	Date of Order
•	Type of Order
•	List of Government furnished equipment, material, and information
•	Labor categories and hourly rates;
•	Level of performance (labor hours required);
•	List of materials, fabrication costs;
•	Delivery schedules and/or completion dates;
•	List of deliverables;
•	Acceptance criteria for work performed; and
•	Travel and other direct costs, if applicable.

The Subcontractor shall submit a technical and/or cost proposal (“Task Proposal”) within the specified time frame identified in each RFQ after receipt of each RFQ from SOTERA. Task Proposals submitted to SOTERA shall constitute a valid offer which may be accepted by SOTERA without negotiation. Subcontractor shall be capable of providing a proposal within two (2) work days for urgent requirements. For non-urgent requirements, the Subcontractor shall submit proposals within fifteen (15) work days of issuance of the RFQ, unless otherwise specified. The Task Proposal shall specify:

•	Subcontractor’s understanding of the Statement of Work and acceptance criteria;
•	Personnel to be assigned; and overtime as proposed and formally accepted and incorporated into the individual Task Order;
•
Detailed cost breakout of all labor required to accomplish the tasks set forth in the RFQ or be a fixed price proposal (when required/requested) with sufficient information to substantiate the price proposed;

•	Schedule of performance;
•	Organizational Conflict of Interest Statement disclosing any known or expected conflicts of interest pursuant to FAR 9.5;
•	Corporate experience or TSE Contract Past Performance;

•	Proposed Key personnel
•
Estimated cost, which shall include direct labor, overhead, general and administrative costs (“G&A”). (Such costs shall be consistent with the Subcontractor’s costs incorporated in SOTERA’s proposal.);

•	Costs of material, paint and plating

Oral orders may be placed only in emergency circumstances. Only the SOTERA Sr. Subcontracts Manager has the authority to place oral orders.  Information described above shall be furnished to the contractor at the time of placing an oral order and shall be confirmed by issuance of a written order within two working days.

Modifications of Orders: Orders may be modified only by the SOTERA Sr. Subcontracts Manager and may be modified orally by the SOTERA Sr. Subcontracts Manager in emergency circumstances. Oral modifications shall be confirmed by issuance of a written modification within two working days from the time of the oral communication modifying the order.

The Ceiling Price for each Order may not be changed except when authorized by a fully executed modification to the Task Order.

Unilateral Orders. Task Orders under this contract will ordinarily be issued after both parties agree on all terms. If the parties fail to agree, the SOTERA Sr. Subcontracts Manager may require the contractor to perform and any disagreement shall be deemed a dispute within the meaning of the "Disputes" clause.

If any negotiations are required between the parties and after final acceptance by SOTERA of the Task Proposal, SOTERA shall issue a Task Order. In the event of any conflict between the terms and conditions of a Task Order and the Subcontract, the Subcontract shall govern.

C.3           Subcontractor’s Performance Requirements

The Subcontractor shall be obligated to perform within the maximum order limitations as set forth in this agreement and the Task Order.

C.4           Task Issuance

The Task Order will authorize the Subcontractor to proceed based upon the agreed technical requirements, milestones and deliverable schedules. Payment concurrence from SOTERA will not be made for unauthorized costs.

A task order is considered issued when it is transmitted to the subcontractor, and signed by the SOTERA Sr. Subcontracts Manager.  The SOTERA Sr. Subcontracts Manager is responsible for issuing any TOs placed hereunder.  The SOW / PWS, labor mix and hours (if applicable), and proposed costs / price for the RFQ may be incorporated into any resulting task order.  The proposed technical solution may also be incorporated in the task order.  At any time during the duration of the IDIQ subcontract, the SOTERA Sr. Subcontracts Manager reserves the right to revise the procedures pertaining to Task Order issuance.  The SOTERA Sr. Subcontracts Manager is the only individual that is authorized to issue TOs and obligate SOTERA for TOs awarded under this IDIQ subcontract. TOs and modifications shall be made in writing and be signed by the SOTERA Sr. Subcontracts Manager and an authorized individual to bind the Subcontractor.  Each TO shall, as appropriate:

(1) Set forth a pricing schedule.

(2)  Set forth the specific level of effort and/or performance outcomes desired to be fulfilled under the task order based on the estimated dollar value and complexity of the Government‘s requirement.

(3)  Designate the Task Order  Program Manager/Task Lead who will perform inspection and acceptance.

(4) Set forth any payment provisions (e.g., progress payments, milestone billings).

(5) Be dated.

(6) Set forth the property, if any, to be furnished by the Government and the date(s) such property is to be delivered to the Subcontractor.

(7) Set forth administration data (i.e. invoicing instructions).

(8) Set forth the Government‘s technical data rights.

(9) Set forth any other pertinent information.

Unauthorized Work: The Subcontractor is not authorized to commence task order performance prior to award of a task order.

Ordering Period: The Ordering Period shall be commensurate with the period of the IDIQ subcontract.  Accordingly, Task Orders for services specified in the PWS of the IDIQ subcontract may be issued by the SOTERA Sr. Subcontracts Manager until the final day of the IDIQ subcontract. Task order periods of performance shall not be longer than 5 years total and shall not extend beyond 365 days of the IDIQ subcontract period of performance.

C.5           Task Order Changes

Due to the dynamic nature of this program and its requirements, modifications to the Subcontract SOW during the Subcontract period of performance may be required. Changes within the scope of the Subcontract SOW shall be executed unilaterally in accordance with FAR Subpart 52.243-3. Changes that materially affect the scope of the Subcontract/Task Order change must be issued in writing by the SOTERA Subcontracts Manager. The Subcontractor is required to sign or respond to all supplement modifications received from SOTERA requiring signature within three (3) workdays.

C.5.1         Delivery

Unless otherwise agreed to, all deliveries under this Agreement must be accompanied by delivery tickets such as a SOTERA Task Order Form or similar document that must contain, at a minimum, the following information:

•	Name of Subcontractor Agreement/Prime Contractor (SOTERA)
•	Task Order Number
•	Description of Goods or Services
•	Date of Task Order
•	Quantity, unit price and extension of each item
•	Date of Shipment
•	Customer identification, including name, agency, department address, phone, etc.

C.5.2         Nonpersonal Services

The services provided by this Agreement constitute professional and management services within the definition of FAR 37.201.  SOTERA will neither supervise Subcontractor employees nor control the method by which the Subcontractor performs the required tasks.  Under no circumstance shall SOTERA assign tasks to, or prepare work schedules for individual Subcontractor employees.  It shall be the responsibility of the Subcontractor to manage their employees and to guard against any actions that are of the nature of personal services, or give the perception of personal services.  If the Subcontractor believes that any actions constitute, or are perceived to constitute personal services, the Subcontractor must notify SOTERA immediately.

C.5.3         Quality Assurance

The Subcontractor shall ensure overall quality of all work performed under this Agreement.
All support and related activities performed under Task Orders shall be carefully planned, controlled, and documented.  All documentation shall provide traceability to enable Government review and verification.  At specific milestones, the Subcontractor shall provide interim reviews of the work accomplished to permit determination of the quality of the effort or to receive SOTERA/ Government guidance.  If deficiencies are found, the Subcontractor shall provide for timely and corrective action.

SECTION D - PACKAGING AND MARKING

D.1           PRESERVATION, PACKAGING, PACKING, AND MARKING

Preservation, packaging, packing and marking of all deliverables must conform to normal commercial packing standards to assure safe delivery at destination.

D.2           DELIVERABLES MEDIA

The Subcontractor shall provide virus-free deliverables to addresses identified in Section H using the current version of the Microsoft Office Suite and Adobe via email, CD-ROM or subcontractor‘s secure portal for those deliveries that cannot be emailed.

D.3           MARKINGS FOR ELECTRONIC DELIVERY

Electronic copies shall be delivered via email attachment.  The subcontractor shall label each electronic delivery with the IDIQ subcontract and Task Order Number and Project Title in the subject line of the email transmittal.

Packing, marking and storage costs shall not be billed to SOTERA unless specifically authorized in an order.

D.4            552.211-73 MARKING (FEB 1996)

(a) General requirements. Interior packages, if any, and exterior shipping containers shall be marked as specified elsewhere in the Subcontract (See Section D.3).  Additional marking requirements may be specified on Orders issued under this Subcontract.  If not otherwise specified, interior packages and exterior-shipping containers shall be marked in accordance with the following standards:
(1) Deliveries to civilian activities. Supplies shall be marked in accordance with Federal
Standard 123, edition in effect on the date of issuance of the solicitation.
(2) Deliveries to military activities. Supplies shall be marked in accordance with Military
Standards 129, edition in effect on the date of issuance of the solicitation.
(b) Improperly marked material. When SOTERA/Government inspection and acceptance are at destination, and delivered supplies are not marked in accordance with subcontract requirements, SOTERA/the Government has the right, without prior notice to the Subcontractor, to perform the required marking, by subcontract or otherwise, and charge the Subcontractor therefore the reasonable actual cost of that performance. This right is not exclusive, and is in addition to other rights or remedies provided for in this contract.

D.5            552.211-75 PRESERVATION, PACKAGING, AND PACKING (FEB 1996)

Unless otherwise specified, all items shall be preserved, packaged, and packed in accordance with normal commercial practices, as defined in the applicable commodity specifications. Packaging and packing shall comply with the requirements of the Uniform Freight Classification and the National Motor Freight Classification (issue in effect at time of shipment) and each shipping container of each item in a shipment shall be of uniform size and content, except for residual quantities. Where special packing is specified in an order, but not specifically provided for by the contract, such packing details must be the subject of an agreement independently arrived at between the ordering agency and the Contractor.

 D.6           552.211-77 PACKING LIST (FEB 1996)

(a) A packing list or other suitable shipping document shall accompany each shipment and shall include:
(1) Name and address of the consignor;
(2) Name and complete address of the consignee;
(3) Government Order or requisition number
(4) Government bill of lading number covering the shipment (if any); and
(5) Description of the material shipped, including item number, quantity, number of containers, and packaging number (if any).

(b) When payment will be made by Government commercial credit card, in addition to the information in (a) above, the packing list or shipping document shall include:
(1) Cardholder name and telephone number and
(2) The term ―Credit Card.

SECTION E - INSPECTION AND ACCEPTANCE

E.1             52.252-2 Contract Clauses Incorporated by Reference (Feb 1998)

This subcontract incorporates one or more clauses by reference, with the same force and effect as if they were given in full text. Upon request, the SOTERA Sr. Subcontracts Manager will make their full text available. Also, the full text of a clause may be accessed electronically at this address: https://www.acquisition.gov/far.

52.246-2 INSPECTION OF SUPPLIES – FIXED PRICE (AUG 1996)
52.246-3 INSPECTION OF SUPPLIES – COST-REIMBURSEMENT (MAY 2001)
52.246-4 INSPECTION OF SERVICES – FIXED PRICE (AUG 1996)
52.246-5 INSPECTION OF SERVICES – COST-REIMBURSEMENT (APR 1984)
52.246-15 CERTIFICATE OF CONFORMANCE (APR 1984)
52.246-16 RESPONSIBILTY FOR SUPPLIES (APR 1984)

E.2            RIGHTS TO INSPECTION

The SOTERA Program Manager (PM) and/or the Government, through its authorized representative, has the right, at all reasonable times, to inspect, or otherwise evaluate the work performed, or being performed, hereunder and shall notify the Subcontractor of unsatisfactory performance.  All inspections and evaluations shall be performed in such a manner as will not unduly delay the work.

It will be the responsibility of individual task order SOTERA JIEDDO Technical Point of Contacts (TPOCs) to ensure that adequate records of the inspection or evaluation are kept to support acceptance or rejection of work performed or being performed.

Acceptance will be made by the SOTERA PM or designated representative(s); the SOTERA Sr. Subcontracts Manager, if necessary, will make rejections in written form to the Subcontractor.

E.3            PLACE OF INSPECTION AND ACCEPTANCE

Inspection and acceptance of all work performance, reports and other deliverables under this Subcontract shall be performed at destination.

E.4            SCOPE OF INSPECTION

All deliverables will be inspected for content, completeness, accuracy and conformance to subcontract requirements by the SOTERA JIEDDO PM and FEDSIM COR.  SOTERA will use a Performance Requirements Summary (PRS) as a basis for acceptance of performance and deliverables under task orders.  The PRS may be updated throughout the task order period of performance in cooperation with the subcontractor.   Inspection may include validation of information through the use of automated tools, testing or inspections of the deliverables, as specified in the task orders.  The scope and nature of this inspection will be sufficiently comprehensive to ensure the completeness, quality, and adequacy of all deliverables.

Unless otherwise specified in individual task orders, SOTERA and/or the Government requires a period not to exceed 15 work days after receipt of final deliverable items for inspection and acceptance or rejection.

E.5            BASIS OF ACCEPTANCE

The basis for acceptance shall be in compliance with the requirements, terms, and conditions set forth in this Subcontract, the individual task order, and the Subcontractor‘s proposal.  Deliverable items rejected shall be corrected in accordance with the applicable clauses in Section E.1.

For software development, the final acceptance of the software program will occur when all discrepancies, errors or other deficiencies identified in writing by SOTERA have been resolved, either through documentation updates, program correction or other mutually agreeable methods.

Reports, documents and narrative type deliverables will be accepted when all discrepancies, errors or other deficiencies identified in writing by SOTERA have been corrected.

If the draft deliverable is adequate, SOTERA may accept the draft and provide comments for incorporation into the final version.

All of SOTERA’s comments to deliverables must either be incorporated in the succeeding version of the deliverable or the Subcontractor must demonstrate to SOTERA’s satisfaction why such comments should not be incorporated.

If SOTERA finds that a draft or final deliverable contains spelling errors, grammatical errors, improper format, or otherwise does not conform to the requirements stated within this subcontract, the document may be immediately rejected without further review and returned to the Subcontractor for correction and resubmission.  If the Subcontractor requires additional SOTERA guidance to produce an acceptable draft, the Subcontractor shall arrange a meeting with the SOTERA Program Manager and the SOTERA Task Lead.

E.6            DRAFT DELIVERABLES

Unless otherwise specified in individual task orders, SOTERA will provide written acceptance, comments and/or change requests, if any, within 15 work days from SOTERA receipt of the draft deliverable.  Upon receipt of SOTERA comments, the Subcontractor shall have 8 work days to incorporate SOTERA’s comments and/or change requests and to resubmit the deliverable in its final form.

E.7            WRITTEN ACCEPTANCE/REJECTION BY SOTERA

Unless otherwise specified in individual task orders, the SOTERA Sr. Subcontracts Manager/ Program Manager/Task Lead shall provide written notification of acceptance or rejection of all final deliverables within 20 work days.  All notifications of rejection will be accompanied with an explanation of the specific deficiencies causing the rejection.  If written notification of acceptance or rejection is not received by the Subcontractor within 20 work days, the Subcontractor shall not automatically assume that the deliverable is accepted.

E.8            NON-CONFORMING PRODUCTS OR SERVICES

Non-conforming products or services will be rejected.  Unless otherwise specified in individual task orders, the Subcontractor shall correct deficiencies within 10 work days of the rejection notice. If the deficiencies cannot be corrected within ten (10) work days, the Subcontractor shall immediately notify the SOTERA Sr. Subcontracts Manger of the reason for the delay and provide a proposed corrective action plan.

E.9             MATERIAL AND WORKMANSHIP

(a)
All material incorporated in the work shall be new and the work shall be performed in a skillful and workman like efficient manner. Both materials and workmanship shall be subject to the inspection of the SOTERA Program Manager, or his duly authorized representative who may require the Subcontractor to correct defective workmanship or materials without cost to SOTERA.

(b)
Delivery of material and/or performance of services shall be made as specified in this Subcontract, associated Task Orders and any applicable Statement of Work. Any changes to the delivery and/or performance schedule shall be subject to mutual agreement between the Subcontractor and SOTERA, except that SOTERA reserves the right to unilaterally issue Change Orders to adjust the scheduling (subject to subparagraph (c) and (d) below), if SOTERA and Subcontractor cannot mutually agree on any revised schedule, and the Subcontractor may submit an equitable adjustment proposal.

(c)	In the event that:

(i) (ii)
SOTERA issues a unilateral Change Order to the Subcontractor, such change order having being issued in the same form, or substantially the same form, by the Government on SOTERA ; and,

the Subcontractor establishes to the satisfaction of the Contracting Officer or of a court of competent jurisdiction and with capacity to hear a dispute under this subcontract, that the work the subject of such Change Order was, in the circumstances, impossible to perform, or so impractical, as to be impossible of performance, by force of this provision, the Subcontractor shall be deemed not to have breached any of its obligations stipulated under this Agreement as a consequence of the Subcontractor’s non-compliance with such Change Order. Further, any rights of termination or other remedies enforced or purportedly enforced (whether under this contract or otherwise) by SOTERA in reliance upon the Subcontractor’s non-compliance, shall be deemed void ab initio and the Subcontractor shall be entitled to claim all direct costs, penalties and damages sustained as a consequence of the enforcement or purported enforcement of such remedies by SOTERA.

(d)
Without in any way derogating the rights and obligations vested in the Subcontractor in subparagraph (c) above, in the event that the Subcontractor receives a unilateral Change Order from SOTERA (whether such Change Order originated with the Contracting Officer or client representative operating under the law of agency and possessing the legal capacity to contractually commit and bind the U.S. Government) and it appears to the Subcontractor that the change specified therein is incapable of performance or so impractical as to be incapable of performance, the Subcontractor shall notify SOTERA in writing of such fact and shall identify the particulars of the proposed change which give rise to the incapacity of performance or potential incapacity of performance. Upon receipt of such notice issued by the Subcontractor under this paragraph (d), SOTERA shall, if it sees fit, provide the Client with notification of the receipt of such notice and the specific matters raised therein and shall diligently work to revise the change order.

(e)	For the avoidance of doubt, all Change Orders not fulfilling the requirements set out in subparagraph (c) above, shall be by mutual agreement only.

SECTION F - DELIVERIES OR PERFORMANCE

F.1             52.252-2 Contract Clauses Incorporated by Reference (Feb 1998)

This Subcontract incorporates one or more clauses by reference with the same force and effect as if they were given in full text. Upon request, the SOTERA Sr. Subcontracts Manager will make their full text available. Also, the full text of a clause may be accessed electronically at this address: https://www.acquisition.gov/far.

52.242-15 STOP-WORK ORDER (AUG 1989)
52.242-17 GOVERNMENT DELAY OF WORK (APR 1984)

F.2             PLACE OF PERFORMANCE

Current operational needs require that this support be provided at the JIEDDO-COIC in the Washington, DC area, at nearby Subcontractor/Contractor facilities, and in forward deployed positions in Iraq, Afghanistan, and other regions of the world.

Specific requirements will be defined in potential future task orders.  Generally, work shall be performed at JIEDDO-COIC facilities in Northern Virginia.  With oversight from proper SOTERA authorities, the Subcontractor may be required to operate secure facilities in designated anonymous locales.  Unclassified and classified telecommunications support and maintenance will be provided by the government.

F.2.1          ROTATIONAL DUTY LOCATIONS

Duty locations shall be rotational between forward deployed conventional and special operations forces in the Central Command Area of Operations, Unit CONUS or OCONUS home base locations, JIEDDO facility locations in the metro-Washington D.C. area, or other home work site locations as the Government may designate in the future.  During periods of duty in CONUS, Subcontractor personnel shall operate from the JIEDDO-COIC or JIEDDO Headquarters, both in the Washington, D.C. area, in analytical and training support roles, as directed by the SOTERA PM/TL. During periods of duty in CONUS, subcontractor personnel will travel TDY to and work from Unit home base CONUS or OCONUS locations to support pre-deployment training as agreed upon between JIEDDO-COIC and the unit when scheduling unit pre-deployment training.  This is in order to support Unit pre-deployment training and team building.  The Subcontractor may be required to work at one or more alternative work sites outside the metro-Washington, D.C. area as the ―home locations for CONUS.

F.2.2         DEPLOYMENT LOCATIONS

During deployments, the Subcontractor shall normally operate from a U.S. established Forward Operating Base (FOB) under operational control (OPCON) of forward deployed JIEDDO field team commanders and tactical control (TACON) to the supported command.  Subcontractor personnel may be required to move from the initially supported Unit to another FOB or Task Force during a deployment to meet operational requirements.   The standard deployed periods shall be four to six consecutive months.  The Government may modify deployment periods.  All schedules shall include the requirement for no less than five days of face-to-face turnover between departing and replacement Subcontractor personnel at the supported Unit headquarters. Each period of deployment shall be followed by a period of duty at the specified CONUS―home location.  Time at the ―home location should be no less than the time deployed approximately equal to twice the period of deployment, before another period of deployment begins.  The range for the lengths of a deployment and the period between deployments can be adjusted by mutual agreement between SOTERA and the Subcontractor.

F.2.3         WORK HOURS

The work profile expected from this subcontract is different for CONUS and OCONUS.  The Subcontractor shall comply with the work profile as follows.

CONUS - While on duty in the United States, a standard 40 hour work week shall be applied.
Normal work hours are from 8:00 to 17:00.  However, as directed by the SOTERA PM/TL, the Subcontractor may be required to provide labor hours in excess of 40-hours per work week to include holiday, weekends, and/or during irregular times and shifts based upon operations and exercises which may require 24/7 support.  The Subcontractor shall provide work beyond 40 hours per week only when directed by the SOTERA PM/TL. All overtime work must be approved in advance by the SOTERA PM/TL IAW FAR 22.103-3.  The Subcontractor shall request overtime in writing and the SOTERA PM/TL must approve.

OCONUS - While on periods of deployed duty with U.S. forces, a standard 84-hour work week is observed as required by the supported unit commander.

On-Call Duty or Extended Hours - The Subcontractor shall be available to work "on-call" to perform mission essential tasks as directed by the SOTERA PM/TL and/or Sr. Subcontracts Manager.  The SOTERA PM/TL and/or Sr. Subcontracts Manager, will identify the parameters of "on-call" duty.  The Subcontractor shall be available to work extended hours to perform mission essential tasks as directed by the SOTERA PM/TL and/or Sr. Subcontracts Manager.

F.3             PERIOD OF PERFORMANCE

The period of performance (POP) will be 24 months from date of award with the ability to exercise (3), one-year options.  The period of performance for task orders will be specified in individual task orders.  Task orders may be issued up until the final day of the contract period of performance; however, any task order issued under the contract cannot be longer than 5 years in length.  Furthermore, any task order issued under the contract shall not extend beyond one-year of the IDIQ contract end date.  The Government will follow a competitive process to determine the terms and conditions of all task orders awarded under this IDIQ contract.

F.4             TASK ORDER SCHEDULE AND MILESTONE DATES

Each task order shall specifically set forth the items to be delivered, the associated delivery date(s) and/or period of performance.

F.5             DELIVERABLES MEDIA

The Subcontractor shall deliver all virus-free electronic versions by email and CD-ROM as well as placing in the JIEDDO designated repository.  Unless otherwise specified in individual task orders, identified below are the required electronic formats, whose versions must be compatible with the latest (MS Office 2003 or later) available version on the market.

Text	Microsoft Word
Spreadsheets	Microsoft Excel
Briefings	Microsoft PowerPoint
Drawings	Microsoft Visio
Schedules	Microsoft Project

F.6             PLACE(s) OF DELIVERY

Unclassified deliverables and correspondence shall be delivered to the SOTERA Pm/TL specified in individual task orders.  Classified deliverables shall be delivered to the SOTERA PM/TL and notice of the delivery shall be provided to the SOTERA Sr. Subcontracts Manager.

F.7             NOTICE REGARDING LATE DELIVERY/ PROBLEM NOTIFICATION REPORT

The Subcontractor shall notify the SOTERA PM and/or SOTERA Task Lead as stated in each individual  task order via a Problem Notification Report [PNR] (See List of Attachments, Attachment 4) as soon as it becomes apparent to the Subcontractor that a scheduled delivery will be late.  The Subcontractor shall include in the PNR the rationale for late delivery, the expected date for the delivery and the project impact of the late delivery.  The SOTERA PM and/or SOTERA Task Lead will review the new schedule and provide guidance to the subcontractor.  Such notification in no way limits any SOTERA contractual rights or remedies including but not limited to termination.

F.8             RE-REPRESENTATION of SMALL BUSINESS SIZE STATUS (If applicable)

Subcontractor is required to re-represent small business size status according to the following table:

Due Dates	Following:
Within thirty (30) days	Approval of Contract Novation Agreement
Within thirty (30) days	Merger or acquisition where a novation agreement is not required
No more than 120 days prior to the end of the base period
No more than 120 days prior to exercising any option period

If the size of the Subcontractor changes due to any of the above at any point during the life of this subcontract, it must re-represent within 30 days. If it is deemed that the Subcontractor is no longer a small business, the Subcontractor will however, be able to complete the work on its current task orders.

Penalties and remedies for misrepresentation of business size as a small business (to include, small disadvantaged, woman-owned, service disabled veteran owned or veteran owned) Provide notice to subcontractors concerning penalties and remedies for misrepresentations of business status as small, veteran-owned small business, HUBZone small, small disadvantaged, or women-owned small business may include fines, imprisonment, or both, as well as administrative remedies to include possible suspension and debarment as per 15 U.S.C. 645(d).

SECTION G - CONTRACT ADMINISTRATION

1.	All original correspondence pertaining to this Agreement shall be addressed to:

SOTERA
2420 Mall Drive, Suite 201
North Charleston SC   29406
Attention:    Teri J. Smith

2.	Payments:

2.2	Invoices submitted directly to SOTERA for Task Orders issued to Subcontractors by SOTERA:

a.
Subcontractor shall be paid for performance hereunder, upon submission of proper invoices or vouchers, the price stipulated in the Task Order for supplies delivered and accepted or services rendered and accepted, less applicable deductions, if any.  Unless otherwise specified, payment will be made upon delivery and acceptance of any portion of the work delivered or rendered for which a price is separately stated in the Task Order.

b.
The Subcontractor shall maintain separate accounting of costs for its work performed in support of each Task Order line item and in accordance with any additional requirements as may be outlined in each Task Order. In no case will the billing for a line item exceed the amount on the Task Order for that line item.

c.
Each invoice shall be certified as to its accuracy by an authorized representative of the Subcontractor. Each invoice shall specify this Agreement and Task Order number, the period of performance being billed, the amount due by line item, and the current and cumulative amount being billed.  All back up data (DD Form 250 or commercial ticket for deliverables, if applicable) will be included.

d.
Invoices shall be submitted monthly for costs incurred during the billing period. There shall be a lapse of no more than thirty (30) calendar days between performance and submission of invoices. Invoices not received by the 5th of the month shall be included in SOTERA’S next billing cycle. Payment for the actual performance in each individual Task Order shall be at the labor rate(s) established and included in that Task Order. The Subcontractor shall be paid only for actual hours performed.

e.
Notwithstanding any other provision, the Subcontractor shall maintain sufficient accounting records for verification of costs to include the hours and categories of labor incurred in the performance of this Agreement.  It is further understood and agreed that these accounting records shall be available for Government review during the performance of this Agreement and until three years after final payment of this Agreement.

2.2.1.
Payments to the Subcontractor shall be made upon receipt of properly completed and approved invoices for items under this Agreement provided by the Subcontractor. Payment terms are net thirty (30) days after receipt of an approved proper invoice by SOTERA.

2.2.2.	The Subcontractor shall forward invoices to the individual identified below.

SOTERA
2420 Mall Drive, Suite 201
North Charleston, SC 29406
Attn:  Teri J. Smith

INVOICE REQUIREMENTS

G.1.1.1      Cost Plus Award Fee (CPAF) CLINS

Unless otherwise specified in individual task orders, for CPAF tasks, the subcontractor may invoice monthly on the basis of cost incurred for the CPAF CLINs.  The invoice shall include the period of performance covered by the invoice and the CLIN number and title.  All hours and costs shall be reported by CLIN element and subcontractor employee and shall be provided for the current billing month and in total from project inception to date.  The subcontractor shall provide the invoice data in spreadsheet form with the following detailed information.  The listing shall include separate columns and totals for the current invoice period and the project to date.

Employee name (current and past employees)
Employee TSE labor category
Monthly and total cumulative hours worked
Monthly and accumulated employee labor costs, associated overhead and G&A (if applicable)
Cost incurred not billed

SOTERA will make payment of any award fee upon the submission, by the subcontractor to the SOTERA Sr. Subcontracts Manager, of a public voucher or invoice in the amount of the total fee earned for the period evaluated.  Payment may be made without issuing a Task Order modification if funds have been obligated for the award fee amount.  The subcontractor shall attach the SOTERA determination letter to the public voucher and/or invoice.

G.1.1.2      Cost Plus Fixed Fee (CPFF) CLINS

Unless otherwise specified in individual task orders, for CPFF tasks, the subcontractor may invoice monthly on the basis of cost incurred for the CPFF CLINs.  Term or completion type will be determined at the task order level.  The invoice shall include the period of performance covered by the invoice and the CLIN number and title.  All hours and costs shall be reported by CLIN element and subcontractor employee and shall be provided for the current billing month and in total from project inception to date.  The subcontractor shall provide the invoice data in spreadsheet form with the following detailed information.  The listing shall include separate columns and totals for the current invoice period and the project to date.

Employee name (current and past employees)
Employee TSE labor category
Monthly and total cumulative hours worked

Monthly and accumulated employee labor costs, associated overhead, and G&A (if applicable)
Cost incurred not billed
Fixed fee

G.1.1.3      Cost Plus Incentive Fee (CPIF) CLINS

Unless otherwise specified in individual task orders, for CPIF tasks, the subcontractor may invoice monthly on the basis of cost incurred for the CPIF CLINs.  The invoice shall include the period of performance covered by the invoice and the CLIN number and title.  All hours and costs shall be reported by CLIN element and subcontractor employee and shall be provided for the current billing month and in total from project inception to date.  The subcontractor shall provide the invoice data in spreadsheet form with the following detailed information.  The listing shall include separate columns and totals for the current invoice period and the project to date.

Employee name (current and past employees) Employee TSE labor category
Monthly and total cumulative hours worked
Monthly and accumulated employee labor costs, associated overhead, and G&A (if applicable)
Cost incurred not billed

SOTERA will make payment of any incentive fee upon the submission, by the subcontractor to the SOTERA Sr. Subcontracts Manager, of a public voucher or invoice in the amount of the total fee earned for the period evaluated.  Payment may be made without issuing a Task Order modification if funds have been obligated for the incentive fee amount.  The subcontractor shall attach the SOTERA determination letter to the public voucher and/or invoice.

G.1.1.4      Firm Fixed Price (FFP) CLINS

Unless otherwise specified in individual task orders, for FFP tasks, the subcontractor may invoice as stated in the task order proposal for the FFP CLINs.  The invoice shall include the period of performance/deliverable or progress payment period covered by the invoice and the CLIN number and title.  All costs shall be reported by CLIN element and shall be provided for the current invoice and in total from project inception to date.  The subcontractor shall provide the invoice data in spreadsheet form with the following detailed information.  The listing shall include separate columns and totals for the current invoice period and the project to date.

G.1.1.5      Time and Material (T&M) CLINS

The Government uses FAR Clause 52.232-7, Payments under Time-and-Materials and Labor-Hour Contracts, to set forth the requirements of time and material payment requirements.  The Contractor modified this clause for use in this subcontract.  The words “Government” and “Contracting Officer” were replaced by “Contractor.”   Likewise the word “Contractor” was replaced by “Subcontractor.”

Unless otherwise specified in individual task orders, for T&M tasks, the subcontractor may invoice monthly on the basis of cost incurred for the T&M CLINs.  The invoice shall include the period of performance covered by the invoice and the CLIN number and title.  All hours and costs shall be reported by CLIN element and subcontractor employee and shall be provided for the current billing month and in total from project inception to date.  The subcontractor shall provide the invoice data in spreadsheet form with the following detailed information.  The listing shall include separate columns and totals for the current invoice period and the project to date.

(a) Hourly rate.
(1) The amounts shall be computed by multiplying the appropriate hourly rates prescribed in the Schedule by the number of direct labor hours performed. The rates shall include wages, indirect costs, general and administrative expense, and profit. Fractional parts of an hour shall be payable on a prorated basis. Vouchers may be submitted once each month (or at more frequent intervals, if approved by the Contractor), to the subcontract administrator or designee. The Subcontractor shall substantiate vouchers by evidence of actual payment and by individual daily job timecards, or other substantiation approved by the Contractor. Promptly after receipt of each substantiated voucher, the Contractor shall, except as otherwise provided in this contract, and subject to the terms of (e) of this section, pay the voucher as approved by the Contractor.

Employee name (current and past employees) Employee TSE labor category
Monthly and total cumulative hours worked
Monthly and accumulated employee labor costs, associated overhead, and G&A (if applicable)
Cost incurred not billed
G.1.1.6                      Tools and Other Direct Costs (ODCs) CLINS

Unless otherwise specified in individual task orders, for tools and ODCs, the subcontractor may invoice monthly on the basis of cost incurred.  The invoice shall include the period of performance covered by the invoice, the CLIN number and title.  In addition, the subcontractor shall provide the following detailed information for each invoice submitted, as applicable.
Spreadsheet submissions are required.

Tools and/or ODCs purchased
Hardship and Danger Pay
Consent to Purchase number or identifier
Date accepted by SOTERA and/or the Government
Associated CLIN
Project to date totals by CLIN
Cost incurred not billed
Remaining balance of the CLIN

All cost presentations provided by the subcontractor shall also include Overhead Charges, General and Administrative Charges (if applicable).

G.1.1.7                      Travel CLINS

The subcontractor may invoice monthly on the basis of cost incurred for cost of travel comparable with the JTR.  Long distance travel is defined as travel over 50 miles and does not include considerations for subcontractor staff members‘ daily commute.  The invoice shall include the period of performance covered by the invoice, the CLIN number and title.  Separate worksheets, in MS Excel format, shall be submitted for travel.

CLIN/Task Total Travel: This invoice information shall identify all cumulative travel costs billed by CLIN/Task.  The current invoice period‘s travel detail shall include separate columns and totals and include the following:

Travel Authorization Request number or identifier
Current invoice period
Names of persons traveling
Number of travel days
Dates of travel
Number of days per diem charged
Per diem rate used
Total per diem charged Transportation costs Total charges

All cost presentations provided by the subcontractor shall also include Overhead Charges and
General and Administrative Charges (if applicable).

3.	TECHNICAL REPRESENTATIVE (TR)

a.
SOTERA may appoint one or more SOTERA employees (SOTERA/Program/Task Managers) as technical representatives for technical purposes applicable to this Agreement.  "Technical" is restricted to scientific, engineering, or field-of-discipline matters directly applicable to the work performed by the Subcontractor under the requirements of this Agreement.

b.
The technical representatives are authorized to act within the limitations specified in paragraph (a) herein and written restrictions specifically imposed under the terms of this Agreement and by Subcontractor.  This authority shall extend to cover the following:  inspection, acceptance, or rejection of work.

c.
This designation does not include authority to direct changes in scope, price, terms or conditions of this Agreement or Task Orders.  The authority herein also does not include authority to execute modifications to the Agreement or Task Orders, or to bind SOTERA by agreement in terms of a proposed change.

4.      CONSTRUCTIVE CHANGE ORDERS

No order, statement, or conduct of SOTERA employees shall constitute a change under the "Changes" clause of this Agreement or entitle the Subcontractor to an equitable adjustment of this Agreement/Task Order price or delivery schedule under the "Changes" clause or any other clause of this Agreement, unless such change is issued in writing and signed by an authorized representative from SOTERA’s Contracts Department.

5.      DISPUTES

Notwithstanding any other provisions of this Agreement, if a dispute should arise hereunder which cannot be resolved by agreement of the parties, the following procedure shall be followed:

a.
If the dispute is one which falls within the “Disputes” clause of SOTERA’s prime contract with the United States Government, SOTERA will request promptly a final decision of the Contracting Officer for such prime contract, which decision, if, and to the extent, it is finally binding upon SOTERA under such prime contract, shall in turn be binding upon SOTERA and the Subcontractor under this Agreement; provided, however, that (1) SOTERA shall provide the Subcontractor with a copy of such decision within twenty (20) days from the date of its receipt by SOTERA, and (2) if the Subcontractor disagrees with such decision, and if SOTERA elects not to appeal such decision on its own behalf, the Subcontractor shall have the right to take a timely appeal of such decision in SOTERA’s name either to the appropriate Board of Contract Appeals or to the United States Claims Court.  SOTERA will lend reasonable assistance in connection with such appeal by the Subcontractor, at the Subcontractor’s request, and the Subcontractor shall control the prosecution of such appeal and shall bear all costs thereof.  The Subcontractor shall keep SOTERA informed of the progress of any such appeal by forwarding to SOTERA copies of all pertinent documents.

b.
If SOTERA elects to appeal a decision made by the Contracting Officer under such prime contract, which decision is related to this Agreement, the Subcontractor shall, upon SOTERA’s request, provide such information as is reasonably required in support of SOTERA’s appeal.

c.
For all appeals, whether taken by SOTERA or by the Subcontractor in SOTERA’s name, in which the Subcontractor seeks to recover for itself fifty thousand dollars ($50,000.00) or more, the Subcontractor will certify that (i) the claim is made in good faith, (ii) the supporting data is accurate and complete to the best of the Subcontractor's knowledge and belief, and (iii) the amount requested accurately reflects the price adjustment for which the Subcontractor believes the Government is liable.

d.	Pending final adjudication of any such appeal or dispute, the Subcontractor shall proceed diligently with its performance hereunder.

e.
Any dispute not disposed of in accordance with the preceding provisions, if not resolved by agreement of the parties, may be settled by recourse to appropriate legal remedies.

The Subcontractor agrees to indemnify SOTERA for any direct damages or penalties incurred by SOTERA by reason of the Subcontractor’s failure to deliver material and/or perform services herein or in any Task Order, due to the Subcontractor’s willful misconduct and gross negligence.

6.  PRIVITY OF CONTRACT

In order to properly perform and/or execute this agreement, the Subcontractor may require frequent interface with the Contractor’s client (the Client).  However, no privity of contract exists between the Subcontractor and the Client.  The Subcontractor may neither take direction from, nor discuss any terms and conditions of this agreement with the Client unless the Contractor is present and authorizes the discussion.  Subcontractor shall immediately notify Contractor if at any time he believes the Client is effecting a change to this subcontract

SECTION H - SPECIAL PROVISIONS

H.1.           INCORPORATION BY REFERENCE

All specifications, exhibits, drawings or other documents which are referenced in this Agreement, but are not attached hereto, are hereby incorporated by reference.

H.2.           NON-PERSONAL SERVICES

In performance of this subcontract, the subcontractor will provide support in the form of services required by program offices to support management of their overall mission. This will be based upon the order’s performance work statement for the specific effort. Orders will be formally issued to the subcontractor as opposed to individual subcontractor employees.

The services required under the Agreement constitute professional and management services within the definition provided by FAR 37.201. Under this Agreement SOTERA will obtain professional services, which are essential to the mission but not otherwise available within.

SOTERA will neither supervise Subcontractor employees nor control the method by which the Subcontractor performs the required tasks. Under no circumstances shall SOTERA assign tasks to, or prepare work schedule for, individual Subcontractor employees. It shall be the responsibility of the Subcontractor to manage their employees and to guard against any actions that are of the nature of personnel services, or give the perception of personal services. If the Subcontractor feels that any actions constitute, or are perceived to constitute personal services, it shall be the Subcontractor’s further responsibility to notify the SOTERA Contracts Manager immediately.

These services shall not be used to perform work of a policy/decision making or management nature. Any decisions relative to programs supported by the Subcontractor will be the sole responsibility of SOTERA. Support services will not be ordered to circumvent personnel ceilings, pay limitations, or competitive employment procedures.

H.3.          EMPLOYEE IDENTIFICATION

All Subcontractor employees shall obtain a Government-furnished picture identification card.  The Subcontractor shall ensure that all Subcontractor personnel display at all times while in a work status some method of identifying the personnel as an employee of that Subcontractor.  The Subcontractor shall ensure all personnel identify themselves as a Subcontractor employee with the name of their company when using the email system, and when attending meetings.  JIEDDO Operational Security policy requires that all Government employees and contractors state name only when answering the phone.

The Subcontractor assumes full responsibility for the proper use of the identification badge and automobile decal, and shall be responsible for the return of the badge and/or destruction of the automobile decal upon termination of personnel or expiration or completion of the Subcontract.

At the completion of the Subcontract, the Subcontractor shall forward to the Base Activity Security Office a list of all unreturned badges with a written explanation of any missing badges.

H.4.           ORDERS

a.           Order Accounting:  The Subcontractor’s order accounting system shall provide traceability of all labor hour and cost reimbursable elements (e.g., travel, material, other authorized direct costs) ordered by each program.  Otherwise, traceability shall be at the CLIN level, set forth in the order.  Under no circumstances will any invoice exceed the period of performance, hours or dollar amount (ceiling price) for any funded order.  All invoices submitted for payment shall clearly identify:

1.           SOTERA order number.
2.           Period of Performance
3.           Amount due by CLIN
4.           Labor hours provided per labor category
b.           Closeout Procedures:  To facilitate closeout of individual orders placed under this Subcontract, within sixty (60) days of completion of any individual order, the Subcontractor shall present a final invoice to the SOTERA Contracts Manager that contains a complete accounting of hours expended by category, the prices associated with those hours, any cost reimbursable expenses, and a proposed final price.  If SOTERA concurs with the invoice and the proposed final price is within the ceiling price of the order, SOTERA will issue an order modification converting the order to a firm fixed price order at the proposed final price.

H.5.           PERFORMANCE

The following terms and conditions are applicable:

a. The Subcontractor will be familiar with Federal Government and acquisition regulations, directives and instructions. If a particular document is required in a specific order, it will be cited within the order’s Performance Work Statement.

b. All direction of the Subcontractor shall be through the SOTERA Subcontracts Manager specified in each individual order. Technical “tasking” assignments for the Subcontractor will be transmitted by the SOTERA Program Manager to the Subcontractor’s Task Leader.

H.6.           SUBCONTRACTING

The Subcontractor shall identify to SOTERA in writing any company to which it intends to award a sub-tier contract.  It may be necessary for SOTERA to obtain U.S. Government approval before any sub-tier contractor can begin work under this Agreement.  The Subcontractor shall identify the sub-tier contractor’s name, address, description of work, period of performance, and total dollar amount. No sub-tier contract may be awarded without SOTERA’s express written consent.

H.7.           GOVERNING LAW

This Agreement shall be governed by, interpreted, construed and enforced in accordance with the law of U.S. Government contracts as set forth by statute, applicable regulations and decisions by the appropriate courts and the Boards of Contract Appeals. To the extent that the law referred to in the foregoing sentence is not determinative of an issue arising out of the clauses of this Agreement, recourse shall be to the laws of the Commonwealth of Virginia, without reference to the principles of conflict of laws. With the exception of suits brought solely for injunctive relief (suits solely for injunctive relief may be brought in any court of competent jurisdiction), suit under this Agreement shall only be brought in a court of competent jurisdiction in the Commonwealth of Virginia.

H.8.           APPROVALS BY SOTERA

Unless expressly stipulated elsewhere in this Agreement as being exempted from this provision, wherever this Agreement provides for submittal of designs, components, materials, processes, or other items for approval of SOTERA or other authorized SOTERA representative, such approvals shall not be construed as a complete check as to the adequacy of said design, materials, processes, components or items, nor as an agreement that the design, materials, processes, components or items will meet the requirements of this Agreement.  Such approvals are for the purpose of insuring SOTERA knowledge of Subcontractor’s plans and progress and will indicate only that Subcontractor’s general approach toward meeting contractual requirements is satisfactory.  Such approvals shall in no way relieve Subcontractor of the responsibility for any error or deficiency which may exist in the submitted design, component materials, processes, or other item, and Subcontractor shall be responsible for meeting all the requirements of this Agreement.

H.9.           TERMINATION

This Agreement may be terminated by SOTERA for any reasonable cause, at any time subject to the conditions set forth below. In the event of a written termination notice from SOTERA, the Subcontractor shall:

a.	Stop work under the Agreement on the date specified in the Notice of Termination.

b.
Submit a termination claim within 3 months after date of termination incorporating all claims of the Subcontractor.  The amount to which the Subcontractor shall be entitled upon complete termination of the Agreement shall be determined by the parties hereto as being a fair and reasonable amount for the effort performed prior to the date of termination including an allowance for reasonable settlement expenses with respect to the termination portion.  Failure to agree shall be submitted to arbitration.

In the event payment has been made by SOTERA in excess of the amount determined as being the entitlement of the Subcontractor under the provisions of this Article, Subcontractor shall repay such excess amounts.  In the event payments made by SOTERA are less than the amount determined as being the entitlement of the Subcontractor under the provisions of this Article, SOTERA shall pay Subcontractor such difference.

Whenever the Subcontractor shall default in performance of this Agreement in accordance with the terms (including under the term “default” any such failure by Subcontractor to make progress in the execution of the work herein specified or to endanger such performance), and shall fail to cure such default within a period as SOTERA may reasonably allow, but in any event less than ten (10) days after receipt from SOTERA of a notice specifying the default, SOTERA may, in addition to any other remedies afforded by law, terminate the Agreement.

H.10.         SPECIFIC REMEDIES FOR DEFAULT

(a)
Should SOTERA determine that the Subcontractor is not performing in a satisfactory manner or is otherwise in default under this agreement, then SOTERA may: (i) withhold payment to Subcontractor until Subcontractor complies with the terms of this Agreement, (ii) cancel, terminate, or suspend efforts under this Agreement in whole or in part and seek the services of another provider as Subcontractor necessary to fulfill the requirements of the Prime Contract effort in a timely fashion.

(b)
Liability of the Subcontractor under this Agreement shall not exceed the total compensation which would have been paid to Subcontractor by SOTERA had Subcontractor satisfactorily performed their obligations as specified herein. Any such cancellation, termination, or suspension of this Agreement or part thereof shall be effective upon Subcontractor’s receipt of written notice thereof from SOTERA.

(c)
Subcontractor shall be entitled to receive the contract price for completed work, and partial payment for partially completed work, which is accepted by SOTERA on the effective date of any such cancellation, termination, or suspension. SOTERA may withhold from amounts otherwise due to Subcontractor such as sums as may be necessary to protect SOTERA against loss because of outstanding licensor claims. Subcontractor shall immediately transfer and deliver to SOTERA all completed or partially completed work, performed to date, including all contract, ownership and copyright rights therein, upon its receipt of notice of the cancellation or termination of the Agreement.

(d)
SOTERA’s remedies under this Agreement shall be cumulative under applicable law, shall be available to SOTERA’s successors and assigns, shall be in addition to all other remedies, and may be exercised concurrently and consecutively.

H.11.         NON WAIVER OF RIGHTS

The failure of SOTERA to insist upon strict performance of any of the terms and conditions in this Agreement, or to exercise any rights or remedies, shall not be construed as a waiver of its right to assert any of same or to rely on any such terms and conditions at any time thereafter. The invalidity in whole or in part of any term or conditions of this Agreement shall not affect the validity of other parts hereof.

H.12.         CLOSEOUT

Task Orders will be closed out on an individual basis, upon completion.  The Subcontractor shall forward the final voucher directly to the SOTERA Sr. Subcontracts Manager, subject to the terms and conditions of paragraph G.4 (b) of this Subcontract.

H.13.         GOVERNMENT FURNISHED PROPERTY/INFORMATION (GFP/GFI)

A list of applicable Government documents with guidance is provided in List of Attachments, Attachment 6.  It is expected that information will be provided to Contractors via a secure JIEDDO portal for classified information.

H.13.1       GOVERNMENT FURNISHED WORKSPACE

Unless otherwise specified in an individual task order, all Subcontractor work must be performed on-Government site and in most cases either all or a significant part of the work shall be performed in Sensitive Compartmented Information facilities (SCIFs).  For on-Government site work, the Government will provide Subcontractor personnel with workstations equipped with telephones, and computers and monitors which are connected to networks that provide access to data required to perform their work.  On-Government site personnel will also have printers and scanners provided for official project use.  Subcontractor access to this Government furnished computer related equipment and networks is contingent on the individual possessing clearances at the appropriate level.

H.13.2       TRANSPORTATION OF GOVERNMENT FURNISHED PROPERTY

The Subcontractor shall be responsible for transporting all GFP between the Government site(s) and the Subcontractor's place of performance.  Pickup and delivery of all materials shall be in accordance with the schedule defined for each specific requirement.  The Subcontractor shall be liable for any Government-furnished property not returned to the Government.

H.13.3       HANDLING OF GOVERNMENT FURNISHED ITEMS

The Subcontractor shall protect from unauthorized disclosure any materials or information made available by the Government, or that the Subcontractor has access to by virtue of the provisions of this subcontract, that are not intended for public disclosure.

The material and information made available to the Subcontractor by the Government, or that the Subcontractor comes into contact with in completing this subcontract, are the exclusive property of the Government.  Any information or materials developed by the Subcontractor in performance of this subcontract are also the exclusive property of the Government.  Upon completion or termination of this subcontract, the Subcontractor shall turn over to the Government all materials (copies included) that were furnished to the Subcontractor by the Government and all materials that were developed by the Subcontractor in the performance of this subcontract.

The Subcontractor shall be responsible for the configuration management and maintenance of all GFE/GFI received for the execution of this subcontract until received back by the Government.  The Subcontractor shall be responsible for safeguarding all Government information and property provided for use in the performance of this subcontract, including, but not limited to, those designated as classified, unclassified sensitive, For Official Use Only (FOUO), Operations Security (OPSEC) sensitive, and Privacy Act Information, in accordance with applicable Government directives.

The Subcontractor shall ensure that all Information Systems used by Subcontractor personnel are protected and accredited in accordance with applicable directives.  The Subcontractor and their employees shall comply with JIEDDO policies regarding acceptable use of Government-owned computer systems and networks.

H.14          CONTRACTOR PROVISION OF CONTRACT ADMINISTRATION, PERSONNEL, EQUIPMENT AND SUPPLIES

For any off-site work, the Subcontractor shall provide all contract administration functions, office equipment (including computers/ workstations used in daily operation in support of this subcontract) and consumable supplies required in the daily operation or performance of, or in support of this subcontract.  Special requirements, e.g., special workstations or unusual reproduction requirements required to complete task order requirements must be approved in advance by the SOTERA Sr. Subcontracts Manager.

H.15          TRAVEL

H.15.1       TRAVEL REGULATIONS

The Subcontractor may be reimbursed for travel costs to the extent stated in FAR 31.205-46 Travel costs, and in accordance with the travel regulations specified below.

Joint Travel Regulations (JTR), Volume 2, DoD Civilian Personnel, Appendix A, prescribed by the Department of Defense, for travel in Alaska, Hawaii, and outlying areas of the United States.

H.15.2       TRAVEL AUTHORIZATION REQUESTS

Prior to any long distance travel (greater than 50 miles and not related to daily commute), the Subcontractor shall prepare a Travel Authorization Request IAW JIEDDO travel SOPs for task order-specific SOTERA Pm/TL endorsement and FEDSIM COR approval.  The Subcontractor shall use only the minimum number of travelers and rental cars needed to accomplish the task(s). Travel shall be scheduled during normal duty hours whenever possible.  Notification shall include, at a minimum, the number of persons in the party, traveler name, and destination, duration of stay, purpose, and estimated cost.

Note:  To meet short notice and non-duty day travel requirements for task orders, the Subcontractor shall proceed with travel arrangements and perform the travel without prior SOTERA PM/TL and FEDSIM COR approval, provided the:

Subcontractor receives notice of a travel requirement from the SOTERA PM/TL and JIEDDO TPOC on a weekend or Government holiday;
Subcontractor receives less than 24 hours notice of a travel requirement from the SOTERA PM/TL and JIEDDO TPOC;
The SOTERA PM/TL and JIEDDO TPOC has concurred with the travel request;
Subcontractor and SOTERA PM/TL certify travel funding is available;
Subcontractor submits the travel request via email to the SOTERA PM/TL within 24 hours after receipt of SOTERA PM/TL and JIEDDO TPOC notice to travel.

H.15.2.1   Content of Travel Requests

Requests for travel approval shall contain:

Date, time and points of departure; Destination, time and dates of arrival;
Name of each Subcontractor employee and position title;
Include a description of the travel proposed including a statement as to purpose; Estimated Cost
Be summarized by traveler;
Identify the subcontract and task order numbers;
Identify the CLIN(s) and Interagency Agreement number associated with the travel; Normally be submitted at least ten days in advance of the travel to permit review and approval.

H.15.3       TRIP REPORTS

A Trip Report is required after Subcontractor travel is completed and shall be submitted within 3 business days to the SOTERA PM/TL.  A trip report template will be accessible on the JIEDDO SIPRNet.  The Subcontractor shall keep a summary of all long-distance travel, to include, at a minimum, the name of the employee, location of travel, duration of trip, cost and POC at travel location.

H.16          TOOLS AND/OR ODCs

Tools and ODCs are defined as follows:

Tools - Hardware and / or software critical and related to the services being acquired under the contract.

ODCs - Ancillary supplies critical and related to the services being acquired under the contract.

SOTERA may require the Subcontractor to purchase Tools and / or ODCs during the subcontract.  Such requirements will be identified at the time a task order is issued or may be identified during the course of a task order, by SOTERA and/or the Government.  The Subcontractor shall follow JIEDDO-COIC procedures for establishing approval of a Material Action Request (MAR) for SOTERA/JIEDDO approval of tools and ODCS.  The Subcontractor shall submit the JIEDDO approved MAR to the SOTERA task order PM/TL with a Consent to Purchase (CTP).  The RIP and CTP shall include the purpose, specific items, estimated cost, cost comparison, and rationale.  The Subcontractor shall not make any purchases without an approved RIP and authorization from the SOTERA Sr. Subcontracts Manager.

H.17          TRANSFER OF HARDWARE/SOFTWARE MAINTENANCE AGREEMENTS

If the Subcontractor acquires hardware/software maintenance support during a task order, all licenses and/or contractual rights to receive title shall be turned over to the Government upon payment for the support.

The Government's liability to reimburse the Contractor for costs incurred from the acquisition of hardware/software maintenance support SHALL BE LIMITED to costs incurred during the period of the task order for which the Government received the hardware/software maintenance support acquired by the Subcontractor on a cost reimbursable basis.

H.18          PERSONNEL

H.18.1       KEY PERSONNEL

The Subcontractor shall propose appropriate personnel and labor categories for key personnel positions.  The Subcontractor shall propose appropriate levels of support for each task order and SOTERA will evaluate the proposed personnel on a task order basis to determine that the levels of support proposed are commensurate with the required work.

The Subcontractor has the ability to propose additional Contract-level key personnel.  However, the Subcontractor shall not directly bill any of its Contract-level key personnel to the TSE contract. Additional key personnel requirements may be specified in individual task orders.  Key Personnel may be replaced or removed subject to Section H.19.1.1, Special Contract Requirements, Key Personnel Substitution.

H.19.1.1   Key Personnel Substitution

The Subcontractor shall not replace any personnel designated as key personnel without the written concurrence of the SOTERA Sr. Subcontracts Manager.  Prior to utilizing other than personnel specified in the subcontract proposal, the Subcontractor shall notify the SOTERA Sr. Subcontracts Manager and the PM/TL no later than 10 calendar days in advance of any proposed substitution and shall include justification (including resume(s) and labor category of proposed substitution(s)) in sufficient detail to permit evaluation of the impact on contract performance.

Substitute personnel qualifications shall be equal to, or greater than those prescribed in Section H.19.1 or those proposed by the Subcontractor.  If the SOTERA Sr. Subcontracts Manager and the PM/TL determine that the proposed substitute personnel is unacceptable, or that the reduction of effort would be so substantial as to impair the successful performance of the work under the subcontract, the Subcontractor may be subject to default action as prescribed by FAR 52.249-6 Termination (Cost Reimbursement) or FAR 52.249-8, Default (Fixed-Price Supply and Service).

H.19.2       GENERAL PERSONNEL REQUIREMENTS

H.19.2.2   Removal of Personnel

SOTERA and/or The Government will require the Subcontractor to remove any employee from the job site for reasons of misconduct, safety / environmental / security violations, or any employee found to be, or suspected of being, under the influence of alcohol, drugs, or incapacitating agent.  Upon request, SOTERA and/or the Government may require the Subcontractor to test employees suspected of being under the influence of alcohol, drugs, or incapacitating agent.  The removal of a Subcontractor employee from the job site shall not alleviate the Subcontractor of the requirement to provide sufficient personnel to perform the services as required by this subcontract.

H.20          ORGANIZATIONAL CONFLICT OF INTEREST AND NON-DISCLOSURE REQUIREMENTS

H.20.1       ORGANIZATIONAL CONFLICT OF INTEREST

If the Subcontractor is currently providing support or anticipates providing support that creates or represents an actual or potential organizational conflict of interest (OCI), the Subcontractor shall immediately disclose this actual or potential OCI in accordance with FAR Subpart 9.5.  The Subcontractor shall draft and sign an Organizational Conflict of Interest Statement in which the Subcontractor (and any subcontractors, or consultants) agrees to disclose information concerning the actual or potential conflict with any proposal for any solicitation relating to any work in the TO. All actual or potential OCI situations shall be identified and addressed in accordance with FAR Subpart 9.5.

H.20.2       NON DISCLOSURE REQUIREMENTS

If this subcontract requires the Subcontractor to act on behalf of, or provide advice with respect to any phase of an agency procurement, as defined in FAR 3.104-4, then the Subcontractor shall ensure that all its personnel (to include Subcontractors and consultants) who will be personally and substantially involved in the performance of the subcontract:

1. execute and submit a Corporate Non-Disclosure Agreement (See List of Attachments, Attachment 9) prior to the commencement of any work on the contract and;

2. are instructed in the FAR 3.104 requirements for disclosure, protection, and marking of contractor bid or proposal information, or source selection information.

All proposed replacement subcontractor personnel also must submit a Non-Disclosure agreement and be instructed in the requirements of FAR 3.104.  Any information provided by contractors in the performance of this Subcontract or obtained by the Government is only to be used in the performance of the Subcontract.  The Subcontractor shall put in place appropriate procedures for the protection of such information and shall be liable to the Government for any misuse or unauthorized disclosure of such information by its personnel, as defined above.

H.21          TRANSITION

H.21.1       TRANSITION-IN

The Subcontractor shall ensure that there will be minimum service disruption to vital Government business and no service degradation during and after transition-in for task orders issued under the subcontract.  The Subcontractor shall conduct the transition-in using the methodology provided in the Transition-In plan provided in the Prime Contractor‘s technical proposal for each task order. The transition-in will be coordinated with the SOTERA PM/TL.

H.21.2       TRANSITION-OUT

Specific timeframes for transition-out plan due dates will be communicated in individual task orders.

H.22          COST MANAGEMENT

H.22.1       COST ACCOUNTING SYSTEMS

Subcontractors are required to have an adequate cost accounting system for Cost Reimbursement type task orders in accordance with FAR 16.301-3(a)(1).  The Subcontractor must maintain a cost accounting system which is determined to be adequate by a cognizant auditing agency.  The Subcontractor shall notify the SOTERA Sr. Subcontracts Manager in writing, if there are any changes in the status of their cost accounting system and provide the reason(s) for the change.

H.22.2       COST ACCOUNTING STANDARDS

Unless exempt under 48 CFR 9903.201-1 and 9903.201-2, Contractors must comply with FAR  52.230-2, Cost Accounting Standards.

In accordance with FAR 52.230-1, Cost Accounting Standards Notices and Certification, Subcontractors shall notify the SOTERA Sr. Subcontracts Manager on individual task orders, in writing, if there are any changes to the Disclosure Statement and provide the reason(s) for the change.

In accordance with FAR 52.230-6, Administration of Cost Accounting Standards, and FAR 52.230-7, Proposal Disclosure-Cost Accounting Practice, Subcontractors shall notify the SOTERA Sr. Subcontracts Manager on individual task orders, in writing, if there are any changes to Cost Accounting Practices and provide the reason(s) for the change

H.23.3       EARNED VALUE MANAGEMENT (EVM)

When EVM is determined to be applicable to an individual task order, the provisions and clauses at FAR 52.234-2, 52.234-3, and 52.234-4 apply.

The Subcontractor shall employ EVM, as appropriate to the particular requirement, in accordance with the American National Standards Institute (ANSI)/Electronic Industries

Alliance (EIA) Standard-748-B-2007, Earned Value Management Systems.  A copy of the standard is available from Global Engineering Documents (1-800-854-7179).  SOTERA expects the Subcontractor to employ innovation in its proposed application of EVM techniques to this subcontract in accordance with best industry practices.

H.24          CONTRACTOR TRAINING

The Subcontractor shall provide fully trained and experienced technical and lead personnel required for performance.  Training of Subcontractor personnel shall be performed by the Subcontractor at the Subcontractor's own expense, except:  a) When SOTERA has given prior approval for training to meet special requirements that are peculiar to the Subcontract; b) Limited training of Subcontractor employee(s) may be authorized when the Government changes the hardware and/or software during performance of an on-going task and it is determined to be in the best interest of  SOTERA and/or the Government.  SOTERA will not authorize training for Subcontractor employees to attend seminars, Symposia, or User Group Conferences, unless certified by the Subcontractor and SOTERA and/or the GSA client agency/organization that attendance is mandatory for the performance of the subcontract‘s requirements. When training is authorized by the SOTERA PM/TL in writing under the conditions set forth above, SOTERA will reimburse the Subcontractor for tuition, travel, and per diem, if required.  Training at SOTERA/Government expense will not be authorized for replacement personnel or for the purpose of keeping Subcontractor personnel abreast of advances in the state-of-the-art or for training Subcontractor employees on equipment, computer languages, and computer operating systems that are available on the commercial market.

H.25          SUBCONTRACTOR CONDUCT

Subcontractor employees shall comply with base Operations Plans and Instructions for Force Protection Conditions (FPCON) procedures, Random Antiterrorism Measures (RAMS) and local search and identification requirements.  The Subcontractor shall safeguard all Government property. At the close of each work period, Government training, equipment, facilities, support equipment, and other valuable materials are to be secured.

H.26          FACILITY ACCESS

The Subcontractor shall have access as needed to all Government-furnished facilities in accordance with AR 190-51 (Security of Unclassified Army Property (Sensitive and Non Sensitive)), AR 380-5 (Department of the Army Information Security Program), and any applicable JIEDDO regulations.

H.26.1       ACCESS CONTROL

The Government will issue a Common Access Card (CAC) and other forms of DoD identification necessary to access JIEDDO and other Government facilities.  JIEDDO will also issue a Letter of Authorization (LOA) to deploying Subcontractor personnel.  For deployed Subcontractor personnel, the CAC and LOA together will authorize use of Government transportation and access to the following: on-base life support and Morale, Welfare and Recreation (MWR) facilities, Army Post Office (APO) / Fleet Post Office (FPO) Postal Services, billeting, commissary, DFACS, excess baggage, Government furnished meals, military clothing, military issued equipment, resuscitative care, authorized weapons, DOD Issuances (DODI) essential, fuel authorized, military banking, military exchange, Milair, and transportation. The Subcontractor shall develop and implement procedures to ensure that metal and electronic keys,  to include common access cards, received from the Government are accountable, controlled, and safeguarded in accordance with above regulations.

H.26.2       VISITOR GROUP SECURITY AGREEMENT (VGSA)

The Subcontractor shall enter into a Visitor Group Security Agreement for performance on base. The Subcontractor shall integrate security requirements with its subcontract operations to ensure efficient contract support on the installation.

H.26.3       FACILITY PASS AND IDENTIFICATION

The Subcontractor shall ensure the following pass and identification items required for subcontract performance are obtained for Subcontractor employees and non-government owned vehicles.

a.   DD Form 1172, Application for Uniformed Services Identification Card
b.   DD Form 2220, DoD Registered Vehicle

H.27          SECURITY REQUIREMENTS

This is a Department of Defense (DoD) work effort involving access to and the safeguarding of classified information/material.  The security policies, procedures and requirements stipulated in the National Industrial Security Program (NISP), National Industrial Security Program Operating Manual (NISPOM) and any supplements thereto are applicable, including applicable Federal Acquisitions Regulations (FAR) and Defense Federal Acquisition Regulations (DFARS).   The Contractor shall also comply with DoD 5200.1-R and Army security regulations and guidance.

Specific work shall be performed at JIEDDO-COIC facilities in Northern Virginia.  With oversight from proper SOTERA/Government authorities, the Subcontractor may be required to operate secure facilities in designated anonymous locales.  Unclassified and classified IT and communications support and maintenance will be provided by the Government.

All subcontractor personnel working in a COIC designated space are required to:

1.   Have undergone an SSBI or SSBI-PR within the last five (5) years that was favorably adjudicated;
2.   Have no break, greater than 24 months, in military service, federal civilian employment or access to classified information under the Industrial Security Program;
3.   Possess a current Top Secret security determination;
4.   Possess a Sensitive Compartmented Information determination reflected in the Joint Personnel Adjudication System (JPAS).

In order to report to COIC designated spaces for the first day of employment, subcontractor personnel must possess a current TS clearance with a Sensitive Compartmented Information (SCI) determination reflected in JPAS and be formally nominated by their company's security office to be indoctrinated into SCI programs.

If any subcontracted personnel are unable to obtain a Top Secret clearance with access to SCI within 30 calendar days of initiating support under this subcontract, the subcontractor shall:

1.   Notify SOTERA; and,
2.   Terminate billing for the employee against the subcontract.

If any subcontracted personnel employed by the subcontractor in support of this subcontract, fail to maintain the required security clearance or access, the contractor shall:

1.   Notify SOTERA of this discrepancy; and,
2.   Remove the employee from the COIC designated site; and,
3.   Terminate billing for the employee against the subcontract.

The Subcontractor shall comply with IEDDO Classification Guide dated August 2007. The Subcontractor’s performance shall require access from unclassified through Top Secret Sensitive Compartmented Information (SCI), including SI/TK, G, and HCS, depending on the specific work that must be performed.  The Subcontractor must be ICD 704 eligible and must adhere to the guidelines in order to maintain eligibility and indoctrination.  SOTERA will execute a DoD Contract Security Classification Specification (DD Form 254) to allow the Subcontractor the following accesses:

a.   Access to Sensitive Compartmented Information
b.   Classified ADP Processing
c.   Open Source/Unclassified data.

Each Subcontractor personnel, to include any second tier subcontractors, shall be the subject of a Single Scope Background Investigation (SSBI) (with Periodic Reinvestigations based on an SBPR/PPR every five years) and granted a TS/SCI security clearance.  It is incumbent upon the Subcontractor to ensure that the necessary security paperwork is submitted in sufficient time to be cleared prior to beginning work on this subcontract.

All personnel that require a permanent badge or access to the LAN must be on the Personnel Management Roster (PMR) and attend Newcomer‘s Orientation.  In addition, all such Contractors must out-process through the JIEDDO Human Resources (HR) and security departments.  The Subcontractor shall return all badges, keys and equipment to the site.

The Subcontractor shall ensure all Subontractor employees return security identification badges and picture identification cards to the Government at the completion of their employment.  An employment/installation clearance form will be developed by the Contractor to include a signature block for the Government to certify that an employee has turned in all badges/government property before leaving employment on the installation.  The Subcontractor shall ensure that security badges are turned-in to the Government within 2 work days after the employee has departed.

The Subcontractor shall immediately report the loss or possible compromise of classified information or material to the SOTERA PM or his/her designee.

Contractors who do not directly support COIC must have either a Secret or Top Secret Clearance and be approved by JIEDDO to be granted access to the COIC.

H.27.1       NISPOM REQUIREMENTS

As required the Subcontractor shall implement Security Classification Guidelines, e.g., DCID (DCID) 6/3 and DCID 6/9.

H.27.2       CLASSIFIED OPERATIONS

Select Subcontractor personnel shall operate at Subcontractor/Contractor and Government facilities controlled at SECRET collateral and TS/SCI.  The Government will provide appropriate Security Classification Guides (SCG) and additional instructions within the DD Form 254.  The Subcontractor shall follow instructions for Public Release requirements and Disclosure Policy references in the DD Form 254 Contract Security Classification Specification Block 12 as well as additional security guidance and requirements in Blocks 13 and 14.

H.27.3       OPERATIONS SECURITY REVIEWS

All material produced by the Subcontractor which will be disseminated outside of JIEDDO shall be subject to an OPSEC and Security review, to be performed by the JIEDDO OPSEC Officer prior to release.  This includes all written (hardcopy) and electronic materials produced, such as organizational press releases and marketing material.  The Subcontractor shall notify the SOTERA Sr. Subcontracts Manager of plans to issue any press release related to the subcontract.  Informal email correspondence does not apply; however, any and all official business correspondence that leaves the JIEDDO network should be reviewed by a Government official prior to it being sent, or as a minimum requirement, the communication should be approved by the Government.  The Government can authorize continued correspondence between the Contractor working for him/her and the outside entity so as not to burden the day to day sending of electronic email, for example.  Refer to the DD Form 254 for additional information.

H.28          DEFENSE BASE ACT INSURANCE

Pursuant to FAR 28.305, Defense Base Act (DBA) insurance coverage provides workers‘ compensation benefits (medical, disability, death) in the event of a work-related injury or illness outside the United States.

The Government requires that employees hired by Contractors and subcontractors who work internationally be protected by the DBA coverage, regardless of their assignment and/or location unless a waiver has been obtained by the U.S. Department of Labor.

DBA insurance shall be at no direct cost to the Government and shall be furnished to the task order Contracting Officer within 30 days of award of a task order; however, if required and approved by the CO, additional DBA riders may be charged as a direct cost to the Government.

H.29          PRIVACY REQUIREMENTS

Work on this project may require that Subcontractor personnel have access to Privacy Act and other sensitive information.  The Subcontractor shall adhere to the Privacy Act, Title 5 of the United States Code, section 552a and applicable GSA, DoD, and Army rules and regulations, and JIEDDO policies and procedures.  Subcontractor personnel shall not divulge or release privacy data or information developed or obtained in the performance of this subcontract, until made public or specifically authorized by SOTERA and/or the Government.  The Subcontractor shall not use, disclose, or reproduce third party companies‘ propriety data, other than as authorized and required in performance of this subcontract.  Personnel working on this project shall sign a non-disclosure agreement immediately upon their start on the project.  The Subcontractor‘s procedures for protecting against unauthorized disclosure of information shall not require Department of Defense employees or members of the Armed Forces to relinquish control of their work product, whether classified or not, to the Subcontractor.

H.30          GOVERNMENT LIABILITY

SOTERA and/or the Government shall not be liable for any injury to the Subcontractor's personnel or damage to the Subcontractor's property unless such injury or damage is due to negligence on the part of SOTERA and/or the Government and is recoverable under the Federal Torts Claims Act, or pursuant to another Federal statutory authority.

H.31          SUPERVISION OF EMPLOYEES

The Subcontractor's employees shall remain under the Subcontractor's direct supervision at all times. Although SOTERA will coordinate directions within the scope of the subcontract, detailed instruction for the Subcontractor's employees and supervision shall remain the responsibility of the Subcontractor.

H.32          INSURANCE

Without prejudice to the Subcontractor’s liability to indemnify the Contractor as stated in the indemnification provision of this agreement, the Subcontractor shall procure at its expense and maintain for the duration of this agreement, and ensure that any of its Subcontractors used in connection with this agreement procure and maintain, the insurance policies described below with financially responsible insurance companies, reasonably acceptable to the Contractor, with policy limits not less than those indicated below.

H.32.1.     Special Provisions.

1.1. Additional Insured.  The Subcontractor shall have all policies, except Workers Compensation, endorsed to name the Contractor as an Additional Insured with respect to the work to be performed by the Subcontractor.

1.2. Waiver of Subrogation.  The Subcontractor shall have all policies endorsed to waive the insurer’s rights of subrogation in favor of the Contractor.

1.3. Deductibles.  Subject to the reasonable review and approval of the Contractor, the Subcontractor may arrange deductibles of self-insured retentions as part of the required insurance coverages.  However, it is expressly agreed that all deductibles or self-insured retentions are the sole responsibility of the Subcontractor.

1.4. Certificates of Insurance.  Prior to commencement of any work under this Agreement, the Subcontractor shall furnish the Contractor with Certificates of Insurance, in a format acceptable to the Contractor, evidencing the insurance coverage required in this Agreement and containing the following information:
1.4.1. Identify the Contractor as an Additional Insured with respect to all policies except Workers Compensation and Employer’s Liability;
1.4.2. State that all policies have been endorsed to waive subrogation in favor of the Contractor;
1.4.3. State that the underwriters agree to provide the contractor with at least 30 days prior written notice of any cancellation or material change in the coverage.

3. Insurance Coverages:

The Subcontractor shall be required to have insurance in accordance with FAR 52.228-5, (Insurance – Work on a Government Installation) found in Section I.

a.	Workman's compensation insurance required by law of the State where performance is conducted.
b.	Comprehensive bodily injury insurance with limits of not less than $500,000 for each occurrence.
c.	Property Damage liability with a limit of not less than $100,000 for each occurrence.
d.	Automotive bodily injury liability insurance with limits of not less than $200,000 for each person and $500,000 for each occurrence, and property damage liability insurance with a limit of not less than $50,000 for each occurrence.

H.33          DATA RIGHTS

In order to carry out its missions and programs, it is necessary for the Government to acquire access to data produced or used in the performance of its contracts.  Such data may promote competition among suppliers, foster subsequent technological developments, meet specialized acquisition needs and ensure logistics support.  The Government expects to acquire unlimited rights in the following data:

a.	Data first produced in the performance of the contract;
b.	Data that constitute manuals or instructional and training material for processes delivered or furnished for use under the contract; andData that constitute manuals or instructional and training material for processes delivered or furnished for use under the contract; and
c.	All other data delivered under the contract other than limited rights data or restricted computer software. If any of the foregoing data are published copyrighted data with the notice of 17 U.S.C. 401 or 402, the Government will acquire them under a copyright license rather than with unlimited rights.

H.34          DEPLOYMENT REQUIREMENTS

The requirements of this Subcontract have been identified by the U.S. Government as being essential to the mission and operational readiness of the U.S. Armed Services operating worldwide; therefore, the Subcontractor may be required to perform this subcontract during crisis situations (including war or a state of emergency), contingencies or exercises in the identified area of operations, also known as theatre of operations, subject to the requirements and provisions listed below. These requirements apply to all personnel deployed to the AOR, regardless if they are temporary travelers or permanently deployed.

The Subcontractor shall be responsible for performing all requirements of this subcontract notwithstanding crisis situations, contingencies or exercises, including but not limited to the existence of any state of war, whether declared or undeclared, or state of emergency, by the United States or the host nation, commencement of hostilities, internal strife, rioting, civil disturbances, or activities of any type which would endanger the welfare and security of U.S. Forces in the host nation.  Failure by the Subcontractor to perform may subject the Subcontractor to a termination of this subcontract for cause.

The Subcontractor shall ensure all employees participate in any necessary pre- deployment qualification training at the JIEDDO COIC and with units preparing for deployment for up to 6 weeks.  The personnel in each team shall be available for deployment or duty at other designated CONUS locations at the end of that training period.  JIEDDO shall determine the actual initial deployment dates based on mission requirements.  JIEDDO will assess individual performance during training in order to validate readiness to perform all tasks and duties.  The Government will provide the following training (as needed):

1. Individual pre-deployment training in accordance with DoD and U.S. Central Command requirements.
2. Weapons qualification training, if required by arming authorization (only if authorized by the Contracting Officer).

3.   Technical  and  functional  training  at  the  JIEDDO  COIC  on  regional  operational procedures, the threat situation and all operational and intelligence tools necessary to perform duties at the JIEDDO COIC and when deployed with forward elements.

Subcontractor personnel will be integrated into Government contingency plans, and afforded the same rights, privileges, protection, and priority as U.S. Government personnel.  The Government may provide security, housing, and messing facilities for Subcontractor personnel should conditions warrant.

H.35          SUBCONTRACTOR COMPLIANCE

The Subcontractor shall ensure that all Subcontractor employees, including second tier subcontractors, will comply with all guidance, instructions, and general orders applicable to U.S. Armed Forces and DOD civilians and issued by the Theater Commander or his/her representative.  This will include any and all guidance and instructions issued based upon the need to ensure mission accomplishment, force protection and safety.

The Subcontractor shall comply, and shall ensure that all deployed employees and agents comply, with pertinent Service and Department of Defense directives, policies, and procedures.  The Subcontractor shall ensure compliance with all Federal statutes, judicial interpretations and international agreements (e.g., Status of Forces Agreements, Host Nation Support Agreements, etc.) applicable to U.S. Armed Forces or U.S. citizens in the area of operations.  The contract ordering Officer will resolve disputes.  Host Nation laws and existing Status of Forces Agreements may take precedence over contract requirements.

a.	The Subcontractor shall take actions to ensure the professional conduct of its employees.
b.	The Subcontractor shall promptly resolve, to the satisfaction of the SOTERA PM/TL and Sr. Subcontracts Manager, all Subcontractor employee performance and conduct problems identified by the SOTERA PM/TL and cognizant FEDSIM CO or Contracting Officer's Representative (COR).
c.	The SOTERA Sr. Subcontracts Manager and/or PM may direct the Subcontractor, at the Subcontractor's expense, to remove or replace any Subcontractor employee failing to adhere to instructions and general orders issued by the Theater Commander or his/her designated representative.

H.36          ACCOUNTING FOR PERSONNEL

As directed by the SOTERA Sr. Subcontracts Manager and PM and based on instructions of the Theater Commander, the Subcontractor shall report its employees, including third country nationals, entering and/or leaving the area of operations by name, citizenship, location, Social Security number (SSN) or other official identity document number.

H.37          THEATER RISK ASSESSMENT AND MITIGATION

If a Subcontractor employee departs an area of operations without Subcontractor permission, the Subcontractor shall ensure continued performance in accordance with the terms and conditions of the subcontract.  If the Subcontractor replaces an employee who departs without permission, the replacement is at Subcontractor expense and must be in place within two business weeks or as directed by the SOTER Sr. Subcontracts Manager.

The Subcontractor shall prepare plans for support of military operations as required by the subcontract as directed by the SOTERA Sr. Subcontracts Manager.

For badging and access purposes, the Subcontractor shall provide the SOTERA Sr. Subcontracts Manager and PM a list of all employees (including qualified subcontractors and/or local vendors being used in the area of operations) with all required identification and documentation information.

The Subcontractor shall brief its employees regarding the potential danger, stress, physical hardships and field living conditions.

The Subcontractor shall require all its employees to acknowledge in writing that they understand the danger, stress, physical hardships and field living conditions that are possible if the employee deploys in support of military operations.

The Subcontractor shall designate a point of contact for all of its plans and operations and establish an operations center to plan and control the Subcontractor deployment process and resolve operational issues with the deployed force.

H.38         FORCE PROTECTION

While performing duties in accordance with the terms and conditions of the subcontract, the Service/ Agency (e.g., Army, Navy, Air Force, Marine, Defense Logistics Agency (DLA)) will provide force protection to Subcontractor employees commensurate with that given to Service/Agency civilians in the operations area.  Subcontractor employees should be made aware of force protection options and NOT take any actions that would put themselves in harm‘s way beyond what is reasonable and expected from the conditions offered by the services.

H.39          VEHICLE AND EQUIPMENT OPERATION IN SUPPORT OF IT SERVICES

The Subcontractor shall ensure employees possess the required civilian licenses to operate the equipment necessary to perform contract requirements in the theater of operations in accordance with the statement of work.

Before operating any military owned or leased equipment, the Subcontractor employee shall provide proof of license (issued by an appropriate Governmental authority) to the SOTERA PM/TL and task order FEDSIM CO or COR.

The Government, at its discretion, may train and license Subcontractor employees to operate military owned or leased equipment.

The Subcontractor and its employees shall be held jointly and severably liable for all damages resulting from the unsafe or negligent operation of military owned or leased equipment.

H.40          MEDICAL

In accordance with DoD Instruction 3020.41, Contractor employees deploying to the AOR either temporarily or as permanent party must be documented to be medically and psychologically fit for the performance of their duties (without limitation or need for accommodation) by a medical and dental evaluation prior to deployment.  Fitness includes but is not limited to the ability to accomplish the tasks and duties unique to a deployed environment.  Minimum standards include ability to wear respiratory protective equipment and other chemical/biological protective equipment and to take required prophylactic medications.

All deployed personnel expected to be in theater for greater than 30 days shall undergo a Pre- Deployment Health Assessment (PDHA) by an on-base military doctor.  The PDHA physical examination shall remain valid for 15 months from the date of the exam.

Pre-deployment and travel medicine services for contracted employees, including immunizations, TB testing, dental panograph and evaluation of fitness, are the responsibility of the Contractor – with the following exceptions:

a.	Mission/Emergency essential Contractors are authorized Anthrax and Smallpox vaccinations,
b. c.	Theater specific medical supplies and medications (anti-malarials) are authorized, DNA serum sample may be obtained at the Military Treatment Facility Lab.

Each Contractor deployed to the AOR shall complete a Deployment Readiness Program Checklist (to be provided by Government at task order Kick Off meetings) prior to deployment. A signature is required on the checklist by a Medical Readiness team member before the document is deemed complete.

The Subcontractor shall ensure that all Subcontractor employees are properly immunized prior to deployment as follows:

a.	For Contractor employees expected to be deployed less than 15 days in the AOR, the following immunizations are required prior to deployment: Hepatitis A, Tetenus diphtheria or Tetenus diphtheria and Pertusis, and influenza.
b.	For Subcontractor employees expected to be deployed between 15 and 30 days in the AOR, the following immunizations are required prior to deployment; Hepatitis A, Hepatitis B, Tetenus diphtheria or Tetenus diphtheria and Pertusis, influenza, Typhoid, Varicella, Anthrax and Smallpox.
c.	For Subcontractor employees expected to be deployed greater than 30 days in the AOR, the following immunizations are required prior to deployment; Hepatitis A, Hepatitis B, Tetenus diphtheria or Tetenus diphtheria and Pertusis, influenza, Typhoid, Varicella, Anthrax, Polio, MMR and Smallpox.

When applicable, the Government may provide Subcontractor employees deployed in a theater of operations emergency with medical and dental care commensurate with the care provided to Department of Defense civilian deployed in the theater of operations, in accordance with applicable DOD and theater policies.

Deploying civilian Subcontractor personnel shall carry with them a minimum of a 90-day supply of medication they require.

In addition to DoD Instruction 3020.41, the Contractor shall comply with CENTCOM Contracting Command (C3) clause 952.225‐0003, Fitness for Duty and Medical/Dental Care Limitations (NOV 2010), which is included below.

a.	The subcontractor shall perform the requirements of this subcontract notwithstanding the fitness for duty of deployed employees, the provisions for care offered under this section, and redeployment of individuals determined to be unfit. Subcontractor personnel who deploy for multiple tours, for more than 12 months total must be re-evaluated for fitness to deploy. An examination will remain valid for 15 months from the date of the physical. The subcontractor bears the responsibility for ensuring all employees are aware of the conditions and medical treatment available at the performance location. The subcontractor shall include this information and requirement in all second tier subcontracts with performance in the theater of operations

b.	The subcontractor shall not deploy an individual with any of the following conditions unless approved by the appropriate CENTCOM Service Component (ie. ARCENT, AFCENT, etc.) Surgeon: Conditions which prevent the wear of personal protective equipment, including protective mask, ballistic helmet, body armor, and chemical/biological protective garments; conditions which prohibit required theater immunizations or medications; conditions or current medical treatment or medications that contraindicate or preclude the use of chemical and biological protective‘s and antidotes; diabetes mellitus, Type I or II, on pharmacological therapy; symptomatic coronary artery disease, or with myocardial infarction within one year prior to deployment, or within six months of coronary artery bypass graft, coronary artery angioplasty, or stenting; morbid obesity (BMI >/= 40); dysrhythmias or arrhythmias, either symptomatic or requiring medical or electrophysiological control; uncontrolled hypertension, current heart failure, or automatic implantable defibrillator; therapeutic anticoagulation; malignancy, newly diagnosed or under current treatment, or recently diagnosed/treated and requiring frequent subspecialist surveillance, examination, and/or laboratory testing; dental or oral conditions requiring or likely to require urgent dental care within six months‘ time, active orthodontic care, conditions requiring prosthodontic care, conditions with immediate restorative dentistry needs, conditions with a current requirement for oral-maxillofacial surgery; new onset (< 1 year) seizure disorder, or seizure within one year prior to deployment; history of heat stroke; Meniere‘s Disease or other vertiginous/motion sickness disorder, unless well controlled on medications available in theater; recurrent syncope, ataxias, new diagnosis (< 1year) of mood disorder, thought disorder, anxiety, somatoform, or dissociative disorder, or personality disorder with mood or thought manifestations; unrepaired hernia; tracheostomy or aphonia; renalithiasis, current; active tuberculosis; pregnancy; unclosed surgical defect, such as external fixeter placement; requirement for medical devices using AC power; HIV antibody positivity; psychotic and bipolar disorders. (Reference: Mod 10 to USCENTCOM Individual Protection and Individual/Unit Deployment Policy, Tab A: Amplification of the Minimal Standards of Fitness for Deployment to the CENTCOM AOR).

c.	In accordance with military directives (DoDI 3020.41, DoDI 6000.11, CFC FRAGO 09-1038, DoD PGI 225.74), resuscitative care, stabilization, hospitalization at Level III (emergency) military treatment facilities and assistance with patient movement in emergencies where loss of life, limb or eyesight could occur will be provided. Hospitalization will be limited to emergency stabilization and short-term medical treatment with an emphasis on return to duty or placement in the patient movement system.

d.	Routine and primary medical care is not authorized. Pharmaceutical services are not authorized for routine or known, routine prescription drug needs of the individual. Routine dental care, examinations and cleanings are not authorized.

e.
Notwithstanding any other provision of the contract, the contractor shall be liable for any and all medically-related services or transportation rendered.  To view reimbursement rates that will be charged for services at all DoD deploted medical facilities please go to the following website:

http://comptroller.defense.gov/rates/fy2011.html (change fiscal year as applicable).

(End of Clause)

H.41          PASSPORTS, VISA, AND CUSTOMS

The Subcontractor is responsible for obtaining all passports, visas, or other documents necessary to enter and/or exit any area(s) identified by the SOTERA PM/TL or Sr. Subcontracts Manager for Subcontractor employees.  However, visas will be provided by the government when the SOTERA PM/TL and/or FEDSIM CO determines it to be in the best interest of the government.

All Subcontractor employees shall be subject to the customs processing procedures, laws, agreements, and duties of the country to which they are deploying and the procedures, laws, and duties of the United States upon re-entry.

The Subcontractor shall register all personnel with the appropriate U.S. Embassy or Consulate where possible.

H.42          LIVING UNDER FIELD CONDITIONS

If requested by the Subcontractor, the Government will provide Subcontractor employees deployed in the theater of operations the equivalent field living conditions, subsistence, emergency medical and dental care, sanitary facilities, mail delivery, laundry service, and other available support afforded to Government employees and military personnel in the theater of operations.

H.43          MORALE, WELFARE, AND RECREATION

The Government will provide Subcontractor employees deployed in the theater of operations morale, welfare, and recreation services commensurate with that provided to Department of Defense civilians and military personnel deployed in the theater of operations.

H.44          HEALTH AND LIFE INSURANCE

The Subcontractor shall ensure that health and life insurance benefits provided to its deploying employees are in effect in the theater of operations and allow traveling in military vehicles. Insurance is available under the Defense Base Act administered by the Department of Labor.

H.45          NEXT OF KIN NOTIFICATION

Before deployment, the Subcontractor shall ensure that each Subcontractor employee completes a DD Form 93, Record of Emergency Data Card, and returns the completed form to the designated Government official.  The Subcontractor is responsible for establishing a line of communication to notify and inform their employees‘ families of the status of the employee while he/she is deployed.  The Government is responsible for ensuring that the Subcontractor is notified of their employees‘ status at the earliest possible time without compromising national security.  The Government reserves the right to notify families of Subcontractor employees‘ status only when it is in the best interest of the Government.

H.46          RETURN PROCEDURES

Upon notification of return, the task order TPOC may authorize and the FEDSIM COR may approve Subcontractor employee travel from the theater of operations to the designated individual deployment site.  The Subcontractor shall ensure that all Government-issued clothing and equipment provided to the Subcontractor or the Subcontractor's employees are returned to Government control upon completion of the deployment.  The Subcontractor shall provide the TPOC with documentation, annotated by the receiving Government official, of all clothing and equipment returns.  The Subcontractor shall be liable for any Government-furnished clothing and equipment not returned to the Government.

H.47          SPECIAL LEGAL CONSIDERATIONS

Public Law 106-523.  Military Extraterritorial Jurisdiction Act of 2000:  Amended Title 18, US Code, to establish Federal Jurisdiction over certain criminal offenses committed outside the United States by persons employed by or accompanying the Armed Forces, or by members of the Armed Forces who are released or separated from active duty prior to being identified and prosecuted for the commission of such offenses, and for other purposes.

Applicability:  This Act applies to anyone who engages in conduct outside the U.S. that would constitute an offence punishable by imprisonment for more than one year, the same as if the offense had been committed within the jurisdiction of the U.S.  The person must be employed by or accompanying the Armed Forces outside the U.S.

H.48          HARDSHIP AND DANGER PAY

Post (Hardship) Differential and Danger (Hazard) are allowances that provide additional compensation above basic compensation in a foreign area as determined by the Department of State where civil insurrection, civil war, terrorism or wartime conditions threaten physical harm or imminent danger to the health or well being of the employee.  The Contractor shall be reimbursed for payments made to its employees for danger pay, not to exceed that paid U.S. Government civilian employees, in accordance with the provisions of the Department of State Standardized Regulations (DSSR) Chapter 500 – Post (Hardship) Differential, Chapter 650 - Danger Pay Allowance, and Section 920 - Post Classification and Payment Tables, as may be amended.  Compensation to ‗Basic Compensation‘ shall be only applicable to the first forty (40) hours of effort performed per week.  Hardship and danger pay shall be billed as an ODC under the TSE contract, in accordance with G.1.1.5.

H.49          STATUS OF FORCES AGREEMENT

The SOTERA PM/TL and/or the FEDSIM task order TPOC will inform the Subcontractor of the existence of all relevant Status of Forces Agreements (SOFA) and other similar documents, and provide copies upon request.  The Subcontractor shall be responsible for obtaining all necessary legal advice concerning the content, meaning, application, etc., of any applicable SOFAs, and similar agreements.  The Subcontractor shall adhere to all relevant provisions of the applicable SOFAs and other similar related agreements.  The Subcontractor shall be responsible for providing the SOTERA PM/TL and/or the Government with the required documentation to acquire invited Subcontractor or technical expert status, if required by the applicable SOFA.

H.49.1       SOFA CONTRACT CLAUSE - USFK REGULATION 700-19, 4 JUNE 2007

INVITED CONTRACTOR OR TECHNICAL REPRESENTATIVE STATUS UNDER U.S. - REPUBLIC OF KOREA (ROK)

Invited Contractor (IC) and Technical Representative (TR) status shall be governed by the U.S.ROK Status of Forces Agreement (SOFA) as implemented by United States Forces Korea (USFK) Regulation 700-19, which can be found under the ―publications‖ tab on the US Forces Korea homepage http://www.usfk.mil.

(a) Definitions. As used in this clause—
1)       ―U.S. – ROK Status of Forces Agreement‖ (SOFA) means the Mutual Defense Treaty between the Republic of Korea and the U.S. of America, Regarding Facilities and Areas and the Status of U.S. Armed Forces in the Republic of Korea, as amended.
2)       ―Combatant Commander‖ means the commander of a unified or specified combatant command established in accordance with 10 U.S.C. 161. In Korea, the Combatant Commander is the Commander, United States Pacific Command.
3)       ―United States Forces Korea‖ (USFK) means the subordinate unified command through which US forces would be sent to the Combined Forces Command fighting components.
4)       ―Commander,  United States Forces Korea‖  (COMUSK) means the commander of all U.S. forces present in Korea. In the Republic of Korea, COMUSK also serves as Commander, Combined Forces Command (CDR CFC) and Commander, United Nations Command (CDR UNC).
5)       ―USFK, Assistant Chief of Staff, Acquisition Management‖ (USFK/FKAQ) means the principal staff office to USFK for all acquisition matters and administrator of the U.S.-ROK SOFA as applied to US and Third Country contractors under the Invited Contractor (IC) and Technical Representative (TR) Program (USFK Reg 700-19).
6)       ―Responsible Officer (RO)‖ means a senior DOD employee (such as a military E5 and above or civilian GS-7 and above), appointed by the USFK Sponsoring Agency (SA), who is directly responsible for determining and administering appropriate logistics support for IC/TRs during contract performance in the ROK.

(b) IC or TR status under the SOFA is subject to the written approval of USFK, Assistant Chief of Staff, Acquisition Management (FKAQ), Unit #15237, APO AP 96205-5237.
(c) The contracting officer will coordinate with HQ USFK/FKAQ, IAW FAR 25.8, and USFK Regulation 700-19. FKAQ will determine the appropriate contractor status under the SOFA and notify the contracting officer of that determination.
(d) Subject to the above determination, the contractor, including its employees and lawful dependents, may be accorded such privileges and exemptions under conditions and limitations as specified in the SOFA and USFK Regulation 700-19. These privileges and exemptions may be furnished during the performance period of the contract, subject to their availability and continued SOFA status. Logistics support privileges are provided on an as-available basis to properly authorized individuals.  Some logistics support may be issued as Government Furnished Property or transferred on a reimbursable basis.
(e) The contractor warrants and shall ensure that collectively, and individually, its officials and employees performing under this contract will not perform any contract, service, or other business activity in the ROK, except under U.S. Government contracts and that performance is IAW the SOFA.

(f) The contractor‘s direct employment of any Korean-National labor for performance of this contract shall be governed by ROK labor law and USFK regulation(s) pertaining to the direct employment and personnel administration of Korean National personnel.
(g) The authorities of the ROK have the right to exercise jurisdiction over invited contractors and technical representatives, including contractor officials, employees and their dependents, for offenses committed in the ROK and punishable by the laws of the ROK. In recognition of the role of such persons in the defense of the ROK, they will be subject to the provisions of Article XXII, SOFA, related Agreed Minutes and Understandings. In those cases in which the authorities of the ROK decide not to exercise jurisdiction, they shall notify the U.S. military authorities as soon as possible. Upon such notification, the military authorities will have the right to exercise jurisdiction as is conferred by the laws of the U.S.
(h) Invited contractors and technical representatives agree to cooperate fully with the USFK Sponsoring Agency (SA) and Responsible Officer (RO) on all matters pertaining to logistics support and theater training requirements. Contractors will provide the assigned SA prompt and accurate reports of changes in employee status as required by USFK Reg 700-19.
(i) Theater Specific Training. Training Requirements for IC/TR personnel shall be conducted in accordance with USFK Regulation 350-2 Theater Specific Required Training for all Arriving Personnel and Units Assigned to, Rotating to, or in Temporary Duty Status to USFK. IC/TR personnel shall comply with requirements of USFK Regulation 350-2.
(j) All U.S. contractors performing work on Government classified contracts will report to the nearest Security Forces Information Security Section for the geographical area where the contract is to be performed to receive information concerning local security requirements.
(k) Invited Contractor and Technical Representative status may be withdrawn by USFK/FKAQ upon:
(1) Completion or termination of the contract.
(2) Determination that the contractor or its employees are engaged in business activities in the
ROK other than those pertaining to U.S. armed forces.
(3) Determination that the contractor or its employees are engaged in practices in contravention to Korean law or USFK regulations.

(l) It is agreed that the withdrawal of invited contractor or technical representative status, or the withdrawal of, or failure to provide any of the privileges associated therewith by the U.S. and USFK, shall not constitute grounds for excusable delay by the contractor in the performance of the contract and will not justify or excuse the contractor defaulting in the performance of this contract. Furthermore, it is agreed that withdrawal of SOFA status for reasons outlined in USFK Regulation 700-19, Section II, paragraph 6 shall not serve as a basis for the contractor filing any claims against the U.S. or USFK. Under no circumstance shall the withdrawal of SOFA Status or privileges be considered or construed as a breach of contract by the U.S. Government.

(m) Support.
(1) Unless the terms and conditions of this contract place the responsibility with another party, the COMUSK will develop a security plan to provide protection, through military means, of Contractor personnel engaged in the theater of operations when sufficient or legitimate civilian authority does not exist.

(2)(i) All Contractor personnel engaged in the theater of operations are authorized resuscitative care, stabilization, hospitalization at level III military treatment facilities, and assistance with patient movement in emergencies where loss of life, limb, or eyesight could occur Hospitalization will be limited to stabilization and short-term medical treatment with an emphasis on return to duty or placement in the patient movement system.
(ii) When the Government provides medical or emergency dental treatment or transportation of Contractor personnel to a selected civilian facility, the Contractor shall ensure that the Government is reimbursed for any costs associated with such treatment or transportation.
(iii) Medical or dental care beyond this standard is not authorized unless specified elsewhere in this contract.
(3) Unless specified elsewhere in this contract, the Contractor is responsible for all other support required for its personnel engaged in the theater of operations under this contract.
(n) Compliance with laws and regulations. The Contractor shall comply with, and shall ensure that its personnel supporting U.S Armed Forces in the Republic of Korea as specified in paragraph (b)(1) of this clause are familiar with and comply with, all applicable _

(1) United States, host country, and third country national laws;
(2) Treaties and international agreements;
(3) United States regulations, directives, instructions, policies, and procedures; and
(4) Orders, directives, and instructions issued by the COMUSK relating to force protection, security, health, safety, or relations and interaction with local nationals. Included in this list are force protection advisories, health advisories, area (i.e. ―off-limits‖), prostitution and human trafficking and curfew restrictions.

(o) Vehicle or equipment licenses. IAW USFK Regulation 190-1, Contractor personnel shall possess the required licenses to operate all vehicles or equipment necessary to perform the contract in the theater of operations. All contractor employees/dependents must have either a Korean driver‘s license or a valid international driver‘s license to legally drive on Korean roads, and must have a USFK driver‘s license to legally drive on USFK installations. Contractor employees/dependents will first obtain a Korean driver‘s license or a valid international driver‘s license then obtain a USFK driver‘s license.

(p) Evacuation.
(1) If the COMUSK orders a non-mandatory or mandatory evacuation of some or all personnel, the Government will provide assistance, to the extent available, to United States and third country national contractor personnel.
(2) Non-combatant Evacuation Operations (NEO).
(i) The contractor shall designate a representative to provide contractor personnel and dependents information to the servicing NEO warden as required by direction of the Responsible Officer.
(ii) If contract period of performance in the Republic of Korea is greater than six months, non emergency essential contractor personnel and all IC/TR dependents shall participate in at least one USFK sponsored NEO exercise per year.
(q) Next of kin notification and personnel recovery.

(1) The Contractor shall be responsible for notification of the employee-designated next of kin in the event an employee dies, requires evacuation due to an injury, or is missing, captured, or abducted.
(2) In the case of missing, captured, or abducted contractor personnel, the Government will assist in personnel recovery actions in accordance with DOD Directive 2310.2, Personnel Recovery.
(3) IC/TR personnel shall accomplish Personnel Recovery/Survival, Evasion, Resistance and Escape (PR/SERE) training in accordance with USFK Reg 525-40, Personnel Recovery Procedures and USFK Reg 350-2 Theater Specific Required Training for all Arriving Personnel and Units Assigned to, Rotating to, or in Temporary Duty Status to USFK.

(r) Mortuary affairs. Mortuary affairs for contractor personnel who die while providing support in the theater of operations to U.S. Armed Forces will be handled in accordance with DOD Directive 1300.22, Mortuary Affairs Policy and Army Regulation 638-2, Care and Disposition of Remains and Disposition of Personal Effects.

(s) USFK Responsible Officer (RO). The USFK appointed RO will ensure all IC/TR personnel complete all applicable training as outlined in this clause.

(End of Clause)

H.49.2 GERMANY SOFA STATUS PROVISIONS

The Subcontractor shall comply with Army in Europe Regulation 715-9 ―Contractor Personnel in Germany – Technical Expert, Troop Care, and Analytical Support Personnel‖, USAR Regulation 600-700,  ―Identification Cards and Individual Logistics Support‖, and guidance provided on DOCPER and USA Europe Civilian Personnel Directorate websites for SOFA and TESA status. The DoD Contractor Personnel Officer (DOCPER) implements the Agreements of 27 March 1998, and the Agreements of 29 June 2001, signed by the U.S. Embassy and German Foreign Ministry, establishing bilateral implementation of Articles 72 and 73 of the Supplementary Agreement (SA) to the NATO Status of Forces Agreement. These two Articles govern the use in Germany of DOD contractor employees as Technical Experts (TE), Troop Care (TC) providers, and Analytical Support (AS) contractor personnel.  Contracts that propose to employ TE, TC providers, or AS personnel in Germany, and the applications of individuals seeking TE/TC/AS status under those contracts, are submitted through DOCPER.  DOCPER website http://www.per.hqusareur.army.mil/content/CPD/docper.html provides guidance for DoD Contractors for SOFA and TESA status.

H.50 PROHIBITIONS AGAINST HUMAN TRAFFICKING, INHUMANE LIVING CONDITIONS, AND WITHOLDING OF EMPLOYEE PASSPORTS (JUL 2010)

The Subontractor shall comply with CENTCOM Contracting Command (C3) Clause 952.222-0001 as stated below:

(a) All contractors (―contractors‖ refers to both prime contractors and all subcontractors at all tiers) are reminded of the prohibition contained in Title 18, United States Code, Section 1592, against knowingly destroying, concealing, removing, confiscating, or possessing any actual or purported passport or other immigration document, or any other actual or purported government identification document, of another person, to prevent or restrict or to attempt to prevent or restrict, without lawful authority, the person‘s liberty to move or travel, in order to maintain the labor or services of that person, when the person is or has been a victim of a severe form of trafficking in persons.

(b) Contractors are also required to comply with the following provisions:

(1) Contractors shall only hold employee passports and other identification documents discussed above for the shortest period of time reasonable for administrative processing purposes.

(2) Contractors shall provide all employees with a signed copy of their employment contract, in English as well as the employee‘s native language that defines the terms of their employment/compensation.

(3) Contractors shall not utilize unlicensed recruiting firms, or firms that charge illegal recruiting fees.

(4) Contractors shall be required to provide adequate living conditions (sanitation, health, safety, living space) for their employees.  Fifty square feet is the minimum acceptable square footage of personal living space per employee.  Upon contractor‘s written request, contracting officers may grant a waiver in writing in cases where the existing square footage is within 20% of the minimum, and the overall conditions are determined by the contracting officer to be acceptable.  A copy of the waiver approval shall be maintained at the respective life support area.

(5) Contractors shall incorporate checks of life support areas to ensure compliance with the requirements of this Trafficking in Persons Prohibition into their Quality Control program, which will be reviewed within the Government‘s Quality Assurance process.

(6) Contractors shall comply with international laws regarding transit/exit/entry procedures, and the requirements for work visas.  Contractors shall follow all Host Country entry and exit requirements, including requirements for visas and work permits.

(c) Contractors have an affirmative duty to advise the Contracting Officer if they learn of their employees violating the human trafficking and inhumane living conditions provisions contained herein.  Contractors are advised that contracting officers and/or their representatives will conduct random checks to ensure contractors and subcontractors at all tiers are adhering to the law on human trafficking, humane living conditions and withholding of passports.

(d) The contractor agrees to incorporate the substance of this clause, including this paragraph, in all subcontracts under his contract.

H.51          REPORTING KIDNAPPINGS, SERIOUS INJURIES AND DEATHS (JUL 2010)

The Subcontractor shall comply with CENTCOM Contracting Command (C3) Clause 952.223-0001 as stated below:

Contractors shall notify the Contracting Officer, as soon as practicable, whenever employee kidnappings, serious injuries or deaths occur.

Report the following information:
Contract Number
Contract Description & Location
Company Name
Reporting party:
Name
Phone number
e-mail address

Victim:
Name
Gender (Male/Female)
Age
Nationality
Country of permanent residence

Incident:
Description
Location
Date and time
Other Pertinent Information

H.52          COMPLIANCE WITH LAWS AND REGULATIONS (JUL 2010)

The Subcontractor shall comply with CENTCOM Contracting Command (C3) Clause 952.225-0004 (Jul 2010) as stated below:

(a)   The Subcontractor shall comply with, and shall ensure that its employees and its subcontractors and their employees, at all tiers, are aware of and obey all U.S. and Host Nation laws, Federal or DoD regulations, and Central Command orders and directives applicable to personnel in Iraq and Afghanistan, including but not limited to USCENTCOM, Multi-National Force and Multi- National Corps operations and fragmentary orders, instructions, policies and directives.

(b)  Subcontractor employees shall particularly note all laws, regulations, policies, and orders restricting authority to carry firearms, rules for the use of force, and prohibiting sexual or aggravated assault.  Subcontractor employees are subject to General Orders Number 1, as modified from time to time, including without limitation, their prohibition on privately owned firearms, alcohol, drugs, war souvenirs, pornography and photographing detainees, human casualties or military security measures.

(c)   Subcontractor employees may be ordered removed from secure military installations or the theater of operations by order of the senior military commander of the battle space for acts that disrupt good order and discipline or violate applicable laws, regulations, orders, instructions, policies, or directives.  Contractors shall immediately comply with any such order to remove its contractor employee.

(d)  Subcontractor employees performing in the USCENTCOM Area of Responsibility (AOR) may be subject to the jurisdiction of overlapping criminal codes, including, but not limited to, the Military Extraterritorial Jurisdiction Act (18 U.S.C. Sec. 3261, et al) (MEJA), the Uniform Code of Military Justice (10 U.S.C. Sec. 801, et al)(UCMJ), and the laws of the Host Nation.  Non-US citizens may also be subject to the laws of their home country while performing in the USCENTCOM AOR.  Contractor employee status in these overlapping criminal jurisdictions may be modified from time to time by the United States, the Host Nation, or by applicable status of forces agreements.

(e)   Under MEJA, a person who engages in felony misconduct outside the United States while employed by or accompanying the Armed Forces is subject to arrest, removal and prosecution in United States federal courts.  Under the UCMJ, a person serving with or accompanying the Armed Forces in the field during a declared war or contingency operation may be disciplined for a criminal offense, including by referral of charges to a General Court Martial.  Contractor employees may be ordered into confinement or placed under conditions that restrict movement within the AOR or administratively attached to a military command pending resolution of a criminal investigation.

(f)       Contractors shall immediately notify military law enforcement and the Contracting Officer if they suspect an employee has committed an offense. Contractors shall take any and all reasonable and necessary measures to secure the presence of an employee suspected of a serious felony offense.  Contractors shall not knowingly facilitate the departure of an employee suspected of a serious felony offense or violating the Rules for the Use of Force to depart Iraq or Afghanistan without approval from the senior U.S. commander in the country.

(End of Clause)

H.53          MONTHLY CONTRACTOR CENSUS REPORTING (JUL 2010)

The Subcontractor shall comply with CENTCOM Contracting Command (C3) Clause 952.225-0005 as stated below:

The Subcontractor shall provide monthly employee census information to the SOTERA Sr. Subcontracts Manager, by province, for this subcontract.  Information shall be submitted either electronically or by hard- copy. Information shall be current as of the 25th day of each month and received by the Sr. Subcontracts Manager no later than the first day of the following month. The following information shall be provided for each province in which work was performed:
(1) The total number (and subcontractors at all tiers) employees.
(2) The total number (and subcontractors at all tiers) of U.S. citizens.
(3) The total number (and subcontractors at all tiers) of local nationals (LN). (4) The total number (and subcontractors at all tiers) of third-country nationals (TCN).
(5) Name of province in which the work was performed.

(6) The names of all company employees who enter and update employee data in the Synchronized Predeployment & Operational Tracker (SPOT) in accordance with DFARS
252.225-7040 or DFARS DOD class deviation 2007-O0010.

H.54          GOVERNMENT FURNISHED CONTRACTOR SUPPORT (JUL 2010)

The Subcontractor shall comply with CENTCOM Contracting Command (C3) Clause 952.225-00011.

The following is a summary of the type of support the Government will provide the subcontractor, on an ―as-available basis.  In the event of any discrepancy between this summary and the description of services in the Statement of Work, this clause will take precedence.

U.S. Citizens Accompanying the Force

☒APO/FPO/MPO/Postal Services	DFACs	Mil Issue Equip
☐Authorized Weapon	Excess Baggage	MILAIR
☒Billeting	Fuel Authorized	MWR
☐CAAF	Govt Furnished Meals	Resuscitative Care
☒Controlled Access Card (CAC)/ID Card	Military Banking	Transportation
☒Commissary	Military Clothing	All
☐Dependents Authorized	Military Exchange	None

Third-Country National (TCN) Employees

☐APO/FPO/MPO/Postal Services	DFACs	Mil Issue Equip
☐Authorized Weapon	Excess Baggage	MILAIR
☐Billeting	Fuel Authorized	MWR
☐CAAF	Govt Furnished Meals	Resuscitative Care
☐Controlled Access Card (CAC)/ID Card	Military Banking	Transportation
☐Commissary	Military Clothing	All
☐Dependents Authorized	Military Exchange	None

Local National (LN) Employees

☐APO/FPO/MPO/Postal Services	DFACs	Mil Issue Equip
☐Authorized Weapon	Excess Baggage	MILAIR
☐Billeting	Fuel Authorized	MWR
☐CAAF	Govt Furnished Meals	Resuscitative Care
☐Controlled Access Card (CAC)/ID Card	Military Banking	Transportation
☐Commissary	Military Clothing	All
☐Dependents Authorized	Military Exchange	None

H.55          CONTRACTOR HEALTH AND SAFETY (NOV 2010)

The Subcontractor shall comply with CENTCOM Contracting Command (C3) Clause 952.225-0013.

(a) Contractors shall comply with all National Electrical Code (NEC 2008), Specifications as outlined, and MIL Standards and Regulations.  All infrastructure to include, but not limited to, living quarters, showers, and restrooms shall be installed and maintained in compliance with these standards and must be properly supported and staffed to ensure perpetual Code compliance, prevent hazards and to quickly correct any hazards to maximize safety of those who use or work at the infrastructure (NEC Table 352.20).  Specifically, the use of magnetic ballasts in lighting for new construction or replacement of existing magnetic ballasts during refurbishment, alterations or upgrades with new magnetic ballasts is prohibited. The government has the authority to enter and inspect contractor employee living quarters at any time to ensure the prime contractor is complying with safety compliance standards outlined in the 2008 National Electric Code (NEC).

(b) The contractor shall correct all deficiencies within a reasonable amount of time of contractor becoming aware of the deficiency either by notice from the government or a third party, or discovery by the contractor.  Further guidance on mandatory compliance with NFPA 70: NEC 2008 can be found on the following link http://www.nfpa.org.

H.56          CONTRACTOR PERSONNEL AUTHORIZED TO ACCOMPANY U.S. ARMED FORCES DEPLOYED OUTSIDE THE UNITED STATES (JUL 2009)

The Subcontractor shall comply with CENTCOM Contracting Command (C3) Clause 952.225-7040.

(a) Definitions.  As used in this clause—

―Combatant Commander‖ means the commander of a unified or specified  combatant command established in accordance with 10 U.S.C. 161.

―Designated operational area‖ means a geographic area designated by the combatant commander or subordinate joint force commander for the conduct or support of specified military operations.

―Law of war‖ means that part of international law that regulates the conduct of armed hostilities. The law of war encompasses all international law for the conduct of hostilities binding on the United States or its individual citizens, including treaties and international agreements to which the United States is a party, and applicable customary international law.

―Subordinate joint force commander‖ means a sub-unified commander or joint task force commander.

(b)  General.
(1) This clause applies when Contractor personnel are authorized to accompany U.S. Armed
Forces deployed outside the United States in—

(i) Contingency operations

(ii)  Humanitarian or peacekeeping operations; or

(iii)  Other military operations or military exercises, when designated by the Combatant
Commander.

(2) Contract performance in support of U.S. Armed Forces deployed outside the United States may require work in dangerous or austere conditions. Except as otherwise provided in the contract, the Contractor accepts the risks associated with required contract performance in such operations.

(3) Contractor personnel are civilians accompanying the U.S. Armed Forces.

(i) Except as provided in paragraph (b)(3)(ii) of this clause, Contractor personnel are only authorized to use deadly force in self-defense.

(ii)  Contractor personnel performing security functions are also authorized to use deadly force when such force reasonably appears necessary to execute their security mission to protect assets/persons, consistent with the terms and conditions contained in their contract or with their job description and terms of employment.
(iii)  Unless immune from host nation jurisdiction by virtue of an international agreement or international law, inappropriate use of force by contractor personnel authorized to accompany the U.S. Armed Forces can subject such personnel to United States or host nation prosecution and civil liability (see paragraphs (d) and (j)(3) of this clause).

(4) Service performed by Contractor personnel subject to this clause is not active duty or service under 38 U.S.C. 106 note.

(c) Support.

(1)           (i) The Combatant Commander will develop a security plan for protection of Contractor personnel in locations where there is not sufficient or legitimate civil authority, when the Combatant Commander decides it is in the interests of the Government to provide security because—

(A)  The Contractor cannot obtain effective security services;

(B)  Effective security services are unavailable at a reasonable cost; or

(C)  Threat conditions necessitate security through military means.

(ii)  The Contracting Officer shall include in the contract the level of protection to be provided to Contractor personnel.

(iii)  In appropriate cases, the Combatant Commander may provide security through military means, commensurate with the level of security provided DoD civilians.

(2)           (i) Generally, all Contractor personnel authorized to accompany the U.S. Armed Forces in the designated operational area are authorized to receive resuscitative care, stabilization, hospitalization at level III military treatment facilities, and assistance with patient movement in emergencies where loss of life, limb, or eyesight could occur. Hospitalization will be limited to stabilization and short-term medical treatment with an emphasis on return to duty or placement in the patient movement system.

(ii)  When the Government provides medical treatment or transportation of Contractor personnel to a selected civilian facility, the Contractor shall ensure that the Government is reimbursed for any costs associated with such treatment or transportation.

(iii)  Medical or dental care beyond this standard is not authorized unless specified elsewhere in this contract.
(3) Unless specified elsewhere in this contract, the Contractor is responsible for all other support required for its personnel engaged in the designated operational area under this contract.

(4) Contractor personnel must have a letter of authorization issued by the Contracting Officer in order to process through a deployment center or to travel to, from, or within the designated operational area.  The letter of authorization also will identify any additional authorizations, privileges, or Government support that Contractor personnel are entitled to under this contract.

(d)  Compliance with laws and regulations.

(1) The Contractor shall comply with, and shall ensure that its personnel authorized to accompany U.S. Armed Forces deployed outside the United States as specified in paragraph (b)(1) of this clause are familiar with and comply with, all applicable—

(i) United States, host country, and third country national laws;
(ii)   Provisions of the law of war, as well as any other applicable treaties and international agreements;

(iii)  United States regulations, directives, instructions, policies, and procedures; and
(iv) Orders, directives, and instructions issued by the Combatant Commander, including those relating to force protection, security, health, safety, or relations and interaction with local nationals.

(2) The Contractor shall institute and implement an effective program to prevent violations of the law of war by its employees and subcontractors, including law of war training in accordance with paragraph (e)(1)(vii) of this clause.

(e) Pre-deployment requirements.

(1) The Contractor shall ensure that the following requirements are met prior to deploying personnel authorized to accompany U.S. Armed Forces.  Specific requirements for each category may be specified in the statement of work or elsewhere in the contract.

(i) All required security and background checks are complete and acceptable.

(ii)  All deploying personnel meet the minimum medical screening requirements and have received all required immunizations as specified in the contract.  The Government will provide, at no cost to the Contractor, any theater-specific immunizations and/or medications not available to the general public.

(iii)  Deploying personnel have all necessary passports, visas, and other documents required to enter and exit a designated operational area and have a Geneva Conventions identification card, or other appropriate DoD identity credential, from the deployment center.  Any Common Access Card issued to deploying personnel shall contain the access permissions allowed by the letter of authorization issued in accordance with paragraph (c)(4) of this clause.

(iv) Special area, country, and theater clearance is obtained for personnel.  Clearance requirements are in DoD Directive 4500.54, Official Temporary Duty Abroad, and DoD
4500.54-G, DoD Foreign Clearance Guide.  Contractor personnel are considered non- DoD personnel traveling under DoD sponsorship.

(v) All personnel have received personal security training.  At a minimum, the training shall—

(A)  Cover safety and security issues facing employees overseas;

(B)  Identify safety and security contingency planning activities; and

(C)  Identify ways to utilize safety and security personnel and other resources appropriately.

(vi)  All personnel have received isolated personnel training, if specified in the contract, in accordance with DoD Instruction 1300.23, Isolated Personnel Training for DoD Civilian and Contractors.

(vii)  Personnel have received law of war training as follows:

(A)  Basic training is required for all Contractor personnel authorized to accompany U.S. Armed Forces deployed outside the United States.  The basic training will be provided through—

(1)  A military-run training center; or
(2)  A web-based source, if specified in the contract or approved by the Contracting Officer.
(B)  Advanced training, commensurate with their duties and responsibilities, may be required for some Contractor personnel as specified in the contract.

(2) The Contractor shall notify all personnel who are not a host country national, or who are not ordinarily resident in the host country, that—

(i) Such employees, and dependents residing with such employees, who engage in conduct outside the United States that would constitute an offense punishable by imprisonment for more than one year if the conduct had been engaged in within the special maritime and territorial jurisdiction of the United States, may potentially be subject to the criminal jurisdiction of the United States in accordance with the Military Extraterritorial Jurisdiction Act of 2000 (18 U.S.C. 3621, et seq.);

(ii)  Pursuant to the War Crimes Act (18 U.S.C. 2441), Federal criminal jurisdiction also extends to conduct that is determined to constitute a war crime when committed by a civilian national of the United States;

(iii)  Other laws may provide for prosecution of U.S. nationals who commit offenses on the premises of U.S. diplomatic, consular, military or other U.S. Government missions outside the United States (18 U.S.C. 7(9)); and

(iv)  In time of declared war or a contingency operation, Contractor personnel authorized to accompany U.S. Armed Forces in the field are subject to the jurisdiction of the Uniform Code of Military Justice under 10 U.S.C. 802(a)(10).

(f) Processing and departure points. Deployed Contractor personnel shall—

(1) Process through the deployment center designated in the contract, or as otherwise directed by the Contracting Officer, prior to deploying.  The deployment center will conduct deployment processing to ensure visibility and accountability of Contractor personnel and to ensure that all deployment requirements are met, including the requirements specified in paragraph (e)(1) of this clause;

(2) Use the point of departure and transportation mode directed by the Contracting Officer; and

(3) Process through a Joint Reception Center (JRC) upon arrival at the deployed location.  The JRC will validate personnel accountability, ensure that specific designated operational area entrance requirements are met, and brief Contractor personnel on theater-specific policies and procedures.

(g) Personnel data.
(1) The Contractor shall enter before deployment and maintain data for all Contractor personnel that are authorized to accompany U.S. Armed Forces deployed outside the United States as specified in paragraph (b)(1) of this clause.  The Contractor shall use the Synchronized Predeployment and Operational Tracker (SPOT) web-based system, at http://www.dod.mil/bta/products/spot.html, to enter and maintain the data.

(2) The Contractor shall ensure that all employees in the database have a current DD Form 93, Record of Emergency Data Card, on file with both the Contractor and the designated Government official.  The Contracting Officer will inform the Contractor of the Government official designated to receive this data card.

(h)  Contractor personnel.

(1) The Contracting Officer may direct the Contractor, at its own expense, to remove and replace any Contractor personnel who jeopardize or interfere with mission accomplishment or who fail to comply with or violate applicable requirements of this contract.  Such action may be taken at the Government‘s discretion without prejudice to its rights under any other provision of this contract, including the Termination for Default clause.

(2) The Contractor shall have a plan on file showing how the Contractor would replace employees who are unavailable for deployment or who need to be replaced during deployment. The Contractor shall keep this plan current and shall provide a copy to the Contracting Officer upon request.  The plan shall—

(i)  Identify all personnel who are subject to military mobilization;

(ii)  Detail how the position would be filled if the individual were mobilized; and

(iii)  Identify all personnel who occupy a position that the Contracting Officer has designated as mission essential.

(3) Contractor personnel shall report to the Combatant Commander or a designee, or through other channels such as the military police, a judge advocate, or an inspector general, any suspected or alleged conduct for which there is credible information that such conduct—

(i) Constitutes violation of the law of war; or

(ii)  Occurred during any other military operations and would constitute a violation of the law of war if it occurred during an armed conflict.

(i) Military clothing and protective equipment.

(1) Contractor personnel are prohibited from wearing military clothing unless specifically authorized in writing by the Combatant Commander.  If authorized to wear military clothing, Contractor personnel must—

(i) Wear distinctive patches, arm bands, nametags, or headgear, in order to be distinguishable from military personnel, consistent with force protection measures; and

(ii)  Carry the written authorization with them at all times.

(2) Contractor personnel may wear military-unique organizational clothing and individual equipment (OCIE) required for safety and security, such as ballistic, nuclear, biological, or chemical protective equipment.

(3) The deployment center, or the Combatant Commander, shall issue OCIE and shall provide training, if necessary, to ensure the safety and security of Contractor personnel.

(4) The Contractor shall ensure that all issued OCIE is returned to the point of issue, unless otherwise directed (in writing) by the Contracting Officer.

(j) Weapons.

(1)  If the Contractor requests that its personnel performing in the designated operational area be authorized to carry weapons, the request shall be made through the Contracting Officer to the Combatant Commander, in accordance with DoD Instruction 3020.41, paragraph 6.3.4.1 or, if the contract is for security services, paragraph 6.3.5.3.  The Combatant Commander will determine whether to authorize in-theater Contractor personnel to carry weapons and what weapons and ammunition will be allowed.

(2)  If the Contracting Officer, subject to the approval of the Combatant Commander, authorizes the carrying of weapons—

(i) The Contracting Officer may authorize the Contractor to issue Contractor-owned weapons and ammunition to specified employees; or

(ii)  The [Contracting Officer to specify the appropriate individual, e.g., Contracting Officer’s Representative, Regional Security Officer] may issue Government-furnished weapons and ammunition to the Contractor for issuance to specified Contractor employees.

(3) The Contractor shall ensure that its personnel who are authorized to carry weapons—

(i) Are adequately trained to carry and use them—

(A)  Safely;

(B)  With full understanding of, and adherence to, the rules of the use of force issued by the Combatant Commander; and

(C)  In compliance with applicable agency policies, agreements, rules, regulations, and other applicable law;

(ii)  Are not barred from possession of a firearm by 18 U.S.C. 922; and

(iii)  Adhere to all guidance and orders issued by the Combatant Commander regarding possession, use, safety, and accountability of weapons and ammunition.

(4) Whether or not weapons are Government-furnished, all liability for the use of any weapon by Contractor personnel rests solely with the Contractor and the Contractor employee using such weapon.

(5) Upon redeployment or revocation by the Combatant Commander of the Contractor‘s authorization to issue firearms, the Contractor shall ensure that all Government-issued weapons and unexpended ammunition are returned as directed (in writing) by the Contracting Officer.

(k)  Vehicle or equipment licenses.

Contractor personnel shall possess the required licenses to operate all vehicles or equipment necessary to perform the contract in the designated operational area.

(l) Purchase of scarce goods and services.

If the Combatant Commander has established an organization for the designated operational area whose function is to determine that certain items are scarce goods or services, the Contractor shall coordinate with that organization local purchases of goods and services designated as scarce, in accordance with instructions provided by the Contracting Officer.

(m)  Evacuation.

(1)  If the Combatant Commander orders a mandatory evacuation of some or all personnel, the Government will provide assistance, to the extent available, to United States and third country national Contractor personnel.

(2)  In the event of a non-mandatory evacuation order, unless authorized in writing by the Contracting Officer, the Contractor shall maintain personnel on location sufficient to meet obligations under this contract.

(n)  Next of kin notification and personnel recovery.

(1) The Contractor shall be responsible for notification of the employee-designated next of kin in the event an employee dies, requires evacuation due to an injury, or is isolated, missing, detained, captured, or abducted.

(2)  In the case of isolated, missing, detained, captured, or abducted Contractor personnel, the
Government will assist in personnel recovery actions in accordance with DoD Directive
3002.01E, Personnel Recovery in the Department of Defense.

(o) Mortuary affairs.

Mortuary affairs for Contractor personnel who die while accompanying the U.S. Armed Forces will be handled in accordance with DoD Directive 1300.22, Mortuary Affairs Policy.

(p)  Changes.

In addition to the changes otherwise authorized by the Changes clause of this contract, the Contracting Officer may, at any time, by written order identified as a change order, make changes in the place of performance or Government-furnished facilities, equipment, material, services, or site.  Any change order issued in accordance with this paragraph (p) shall be subject to the provisions of the Changes clause of this contract.

(q)  Subcontracts.

The Contractor shall incorporate the substance of this clause, including this paragraph (q), in all subcontracts when subcontractor personnel are authorized to accompany U.S. Armed Forces deployed outside the United States in—

(1) Contingency operations;

(2) Humanitarian or peacekeeping operations; or

(3) Other military operations or military exercises, when designated by the Combatant Commander.

H.57          ADDITIONAL REQUIREMENTS AND RESPONSIBILITES RELATING TO ALLEGED CRIMES BY OR AGAINST CONTRACTOR PERSONNEL IN IRAQ OR AFGHANISTAN (Deviation 2010-O0014) (AUG 2010)

The Subcontractor shall comply with CENTCOM Contracting Command (C3) Clause 952.225-7997.

(a)  The Contractor shall report to the appropriate investigative authorities any alleged offenses under:

(1)  The Uniform Code of Military Justice (chapter 47 of title 10, United States Code) (applicable to contractors serving with or accompanying an armed force in the field during a declared war or a contingency operation); or
(2) The Military Extraterritorial Jurisdiction Act (chapter 212 of title 18, United States Code).
(b) The Contractor shall provide to all contractor personnel who will perform work on a contract in Iraq or Afghanistan, before beginning such work, information on the following:
(1)  How and where to report an alleged crime described in paragraph (a) of this clause. (2)  Where to seek victim and witness protection and assistance available to contractor personnel in connection with an alleged offense described in paragraph (a) of this clause.
(c) The appropriate investigative authorities to which suspected crimes shall be reported include the following officials—
(i) US Army Criminal Investigations Division at http://www.cid.army.mil/reportacrime.html;
(ii) Air Force Office of Special Investigations at http://www.osi.andrews.af.mil/library/factsheets/factsheet.asp?id=14522; (iii) Navy Criminal Investigative Service at http://www.ncis.navy.mil/Pages/publicdefault.aspx; or
(iv) To the command of any supported military element or the command of any base.
(d) Personnel seeking whistleblower protection from reprisals for reporting criminal acts shall seek guidance through the DoD Inspector General hotline at (800) 424-9098 or
www.dodig.mil/HOTLINE/index.html. Personnel seeking other forms of victim or witness protections should contact the nearest military law enforcement office.

H.58          ARMING REQUIREMENTS AND PROCEDURES FOR PERSONAL SECURITY SERVICES CONTRACTORS AND REQUESTS FOR PERSONAL SERVICES (AUG 2010)

The Subcontractor shall comply with CENTCOM Contracting Command (C3) Clause 952.225-0001. (a) General. Contractor and its subcontractors at all tiers that require arming under this contract agree to obey all laws, regulations, orders, and directives applicable to the use of private security personnel in Iraq and Afghanistan, including U.S. CENTCOM, United States Forces – Iraq (USF-I) and United States Forces – Afghanistan (USFOR-A) Commander orders, instructions and directives. Contractors will ensure that all employees, including employees at any tier of subcontracting relationships, who will seek individual authorization to be armed under the provisions of this contract (requests for blanket authorization for groups or organizations will not be approved), comply with the contents of this clause and with the requirements set forth in the following:

(1) DODI 3020.50, Private Security Contractors (PSC) Operating in Contingency Operations;
(2) DODI 3020.41, Program Management for Acquisition and Operational Contract Support in Contingency Operations;

(3) DFARS 252.225-7040, Contractor Personnel Supporting a Force Deployed Outside the United States;
(4) Class Deviation 2007-O0010, Contractor Personnel in the United States Central Command Area of Responsibility
(5) USFOR-A, FRAGO 09-206, Outlines Management of Armed Contractors and Private Security Companies Operating in the Combined Joint Operating Area - Afghanistan (CJOA-A)
(6) USF-I OPORD 10-01, Annex C, Appendix 13
(7) U.S. CENTCOM Message, USCENTCOM Policy and Delegation of Authority for Personal Protection and Contract Security Service Arming of DoD Civilian Personnel and Contractors for Iraq and Afghanistan, dated 23 Dec 2005
(8) U.S. CENTCOM Message, Modification to USCENTCOM Civilian and Contractor Arming Policy and Delegation of Authority for Iraq and Afghanistan, dated 07 Nov 2006
(9) U.S. CENTCOM Message, Modification 3 to USCENTCOM Civilian and Contractor Arming Policy and Delegation of Authority in Iraq and Afghanistan, dated 09 Jun 2009

(b) Required Government Documentation. An O-6 or GS-15 (or above) from the unit requesting the contractor security shall provide a description of the following to the arming approval authority via the contracting officer representative (COR) in sponsoring each individual request for arming (under paragraph (c) below:

(1) The specific location where the PSC employee will operate;
(2) The persons and/or property that require protection;
(3) The anticipated threat;
(4) The requested weapon type(s), including serial number when possible;
(5) The reason current security/police forces are unable to provide adequate protection;
and (6) Verification, under paragraph (e) below, that background checks have been conducted and that no records were found of convictions or other acts that should be known to the arming authority.

(c) Required Contractor Documentation. Contractors and their subcontractors at all tiers that require arming approval shall provide to the arming approval authority via the COR consistent documentation (signed and dated by the employee and employer as applicable) for each of their employees who will seek authorization to be armed under the contract as follows:

(1) Weapons Qualification/Familiarization. All employees must meet the weapons qualification requirements on the requested weapon(s) established by any DoD or other U.S. government agency, Law of Armed Conflict (LOAC); Rules for the Use of Force (RUF), as defined in the U.S. CENTCOM Policy, dated 23 December 2005; and distinction between the above-prescribed RUF and the Rules of Engagement (ROE), which are applicable only to military forces.

(2) Completed DD Form 2760 (or equivalent documentation) for each armed employee, indicating that the employee is not otherwise prohibited under U.S. law from possessing the required weapon or ammunition.
(3) Written acknowledgement by the individual of the fulfillment of training responsibilities and the conditions for the authorization to carry firearms. This document includes the acknowledgement of the distinctions between the ROE applicable to military forces and RUF that control the use of weapons by DoD civilians, DoD contractors and PSCs.
(4) Written acknowledgement signed by both the armed employee and by a representative of the employing company that use of weapons could subject both the individual and company to U.S. and host nation prosecution and civil liability.
(5) A copy of the contract between the contractor‘s company and the U.S. Government that verifies the individual‘s employment and addresses the need to be armed.
(6) One (1) copy of a business license from the Iraqi or Afghani Ministry of Trade or Interior.
(7) One (1) copy of a license to operate as a PSC (or a temporary operating license) from the Ministry of Interior.

(d) The contractor will submit to the COR a communications plan that, at a minimum, sets forth the following:

(1) The contractor‘s method of notifying military forces and requesting assistance where hostilities arise, combat action is needed or serious incidents have been observed;
(2) How relevant threat information will be shared between contractor security personnel and U.S. military forces; and
(3) How the contractor will coordinate transportation with appropriate military authorities.

(e) Prior to requesting arming approval, the contractor will submit to the COR an acceptable plan for accomplishing background checks on all contractor and subcontractor employees who will be armed under the contract. The contractor shall, at a minimum, perform the following (which will be specifically addressed in its plan and which will be documented and furnished to the COR upon completion):

(1) Use one or more of the following sources when conducting the background checks: Interpol, FBI, Country of Origin Criminal Records, Country of Origin U.S. Embassy Information Request, CIA records, and/or any other records available;
(2) Verify with USF-I or USFOR-A, as applicable, that no employee has been barred by any commander within Iraq or Afghanistan; and
(3) All local nationals and third country nationals will voluntarily submit to full biometric enrollment in accordance with theater biometric policies within 60 days of their arming request. While biometric collection and screening is voluntary, CORs will immediately notify the arming approval authority of any individuals who do not meet this requirement and any arming authorization will be revoked until all requirements are met.

(f) Penalties for Non-Compliance. Failure of contractor or subcontractor employee(s) to comply with the laws, regulations, orders, and rules (including those specified herein) governing the use of force, training, arming authorization, and incident reporting requirements may result in the revocation of weapons authorization for such employee(s). Where appropriate, such failure may also result in the total revocation of weapons authorization for the contractor (or subcontractor) and sanctions under the contract, including termination.

(g) Criminal and Civil Liability. Arming of contractor or subcontractor employees under this contract may subject the contractor, its subcontractors, and persons employed by the same, to the civil and criminal jurisdiction of the U.S. and Host Nation. ―Host Nation‖ refers to the nation or nations where services under this contract are performed.

(h) Lapses in Training or Authorization. Failure to successfully retrain an employee who has been properly authorized to be armed under this contract within twelve (12) months of the last training date will constitute a lapse in the employee‘s authorization to possess and carry the weapon. All unauthorized employees will immediately surrender their weapon and authorization letter to the contractor and will remain unarmed until such time as they are retrained and newly approved by the arming authority. Additionally, the arming authority‘s authorization letter is valid for a maximum of twelve (12) months from the date of the prior letter (unless authorization is earlier invalidated by a lapse in training).

(i) Authorized Weapon & Ammunition Types. Unless DCDRUSCENTCOM (or a designee)
expressly provides otherwise, all arming requests and authorizations for contractor or subcontractor employees under this contract shall be limited to U.S. Government-approved weapons and ammunition. Notwithstanding Host Nation laws or regulations that would allow use of heavier weapons by contract security/PSC, all DoD security service / PSC contractors must have weapons approved by DCDRUSCENTCOM (or a designee) before use. This restriction applies to all weapons in the possession of contractor employees, even if such weapons are required for personal protection. The following weapons and ammunition are currently authorized by the U.S. Government for use in Iraq and Afghanistan:

(1) The M9, M4, M16, or equivalent (e.g. .45 CAL, AK-47).
(2) The M9 or equivalent sidearm will be the standard personal protection weapon unless other weapons are specifically requested and approved.
(3) U.S. government Ball ammunition is the standard approved ammunition.

(j) Requirements for Individual Weapons Possession. All employees of the contractor and its subcontractors at all tiers who are authorized to be armed under this contract must:

(1) Possess only those U.S. Government-approved weapons and ammunition for which they are qualified under the training requirements of section (c) and subsequently authorized to carry;
(2) Carry weapons only when on duty or at a specific post (according to their authorization);
(3) Not conceal any weapons, unless specifically authorized;

(4) Carry proof of authorization to be armed. Employees not possessing such proof will be deemed unauthorized and must surrender their weapon to their employer; and
(5) IAW USCENTCOM G.O. #1, consumption of alcohol in Iraq or Afghanistan is prohibited. In the event of a suspension or an exception to G.O. #1, employees shall not consume any alcoholic beverage while armed or within eight (8) hours of the next work period when they will be armed. There are no circumstances under which a person will be authorized to consume any alcoholic beverage when armed for personal protection.

(k) Weapons/Equipment Restrictions and Responsibilities. Unless otherwise provided, the U.S. Government will not provide any weapons or ammunition to contractors, their subcontractors, or any employees of the same. The Contractor will provide all weapons and ammunition to those employees that will be armed under the contract. The contractor and its subcontractors at all tiers will also provide interceptor body armor, ballistic helmets, and the Nuclear, Biological, and Chemical (NBC) protective masks to those employees that require such equipment in the performance of their duties.

(l) Rules for the Use of Force (RUF). In addition to the RUF and ROE training referenced in paragraph (c), the contractor and its subcontractors at all tiers will monitor and report all activities of its armed employees that may violate the RUF and/or otherwise trigger reporting requirements as serious incidents. Prompt reporting demonstrates a desire by the contractor and its subcontractors to minimize the impact of any violations and, therefore, will be given favorable consideration. Violations of the RUF include, though are not limited to:

(1) Taking a direct part in hostilities or combat actions, other than to exercise self-defense;
(2) Failing to cooperate with Coalition and Host Nation forces;
(3) Using deadly force, other than in self-defense where there is a reasonable belief of imminent risk of death or serious bodily harm;
(4) Failing to use a graduated force approach;
(5) Failing to treat the local civilians with humanity or respect; and
(6) Detaining local civilians, other than in self-defense or as reflected in the contract terms.

(m) Retention and Review of Records. The Contractor and all subcontractors at all tiers shall maintain records on weapons training, LOAC, RUF and the screening of employees for at least six (6) months following the expiration (or termination) of the contract. The Contractor and its subcontractors at all tiers shall make these records available to the Contracting Officer or designated representative, at no additional cost to the government, within 72 hours of a request.

(n) Contractor Vehicles. Vehicles used by contractor and subcontractor personnel in the course of their security duties shall not be painted or marked to resemble U.S./Coalition or host nation military and police force vehicles.

(o) Quarterly Reporting. The prime contractor will report quarterly (i.e. NLT 1 January, 1 April, 1 July and 1 October for each quarter of the calendar year) to the Contracting Officer responsible for this contract, and any other organization designated by the Contracting Officer, the following information under this contract:

(1) The total number of armed civilians and contractors;
(2) The names and contact information of its subcontractors at all tiers; and
(3) A general assessment of the threat conditions, adequacy of force numbers, and any problems that might require a change to force levels. Note: this information is in addition to the information the contractor promises to immediately provide under the communications plan referenced at paragraph (d).

H.59          ARMED PERSONNEL INCIDENT REPORTS (SEP 2010)

The Subcontractor shall comply with CENTCOM Contracting Command (C3) Clause 952.225-0002.

(a) All contractors and subcontractors in the United States Forces-Iraq (USF-I) or United States Forces-Afghanistan (USFOR-A) theater of operations shall comply with and shall ensure that their personnel supporting USF-I or USFOR-A forces are familiar with and comply with all applicable orders, directives, and instructions issued by the respective USF-I or USFOR-A Commanders relating to force protection and safety.

(b) IRAQ: Contractors shall provide an initial report of all weapons firing incidents or any other serious incidents they or their contractors are involved in to USF-I Contractor Operations Cell (CONOC) as soon as practical, but not later than 4 hours after the incident. The contractor and its subcontractors at all tiers shall submit a written report to CONOC, the Contracting Officer (CO) within 96 hours of the incident. Interim reports shall be submitted between the initial and final report, when necessary to the CONOC at usfic3conoc@iraq.centcom.mil DSN 318-435-2369, UK# 0044 203 286 9851 or 0044 203 239 5894 or Skype: USFICONOC

(c) AFGHANISTAN: Contractors shall immediately report all incidents and use of weapons through their Contracting Officers Representative (CORs) who will notify the Contracting Officer. Contracting Officers are responsible to notify the SCO-A Chief of Operations and the SAR @ USFOR-A (SAR SHIFT DIRECTOR, DSN: 318-237-1761) Information should include: the name of the company, where the incident occurred, time when the incident occurred, a brief description of the events leading up to the incident, and a point of contact for the company. The PARC-A Chief of Operations in coordination with the JOC will issue guidance for further reporting requirements.

(d) Contractors shall provide first aid and request MEDEVAC of injured persons, and remain available for U.S. or Coalition response forces, based upon the situation. In the event contractor personnel are detained by U.S. or Coalition Forces, prolonged detention due to lack of proper identification can be alleviated by contractor personnel possessing on their person information that includes the contractor‘s name, the contract number, a contractor management POC, and the phone number of the CONOC/JOC Watch.

H.61          MEDICAL SCREENING AND VACCINATION REQUIREMENTS FOR THIRD COUNTRY NATIONALS OR LOCALLY HIRED EMPLOYEES OPERATING IN THE CENTCOM AREA OF RESPONSIBILITY (AOR) (NOV 2010)

The Subcontractor shall comply with CENTCOM Contracting Command (C3) Clause 952.225-0009.

(a)   Contractors, and subcontractors at any tier shall ensure and provide satisfactory evidence that all locally hired employees, including Local National (LN), Third Country National (TCN), and U.S. employees, working on bases have been screened for and do not currently have active tuberculosis (TB).

(1) Contractors may initially utilize a testing method of either a chest x-ray or TB skin test (TST), depending on the originating country a contracted employee.

(i)         Chest x-rays (CXR's), symptom survey, and Body Mass Index (BMI) shall be taken, and TSTs administered within 12 months prior to the start of deployment/employment.  Contractors are required to bring in a physical copy of the pre-employment CXR film as it is the only way to verify interval changes should an active case of TB occur.

(A) Third Country Nationals (TCNs) and Local Nationals (LNs) cannot be screened with the TST.  They need the pre-employment screening with a quality CXR, Body Mass Index (BMI) and symptom survey

(B) Small-Risk Nationals (SRNs), those with less than 25 TB cases per
100,000 persons annually (mostly expats from Europe and US), can be screened via the TST.

(ii)    Annual re-screening for TCNs, and LNs will be performed with a CXR conducted by the Contractors medical provider or local economy provider, who will look for interval changes from prior CXR‘s and review any changes in the symptom survey.

(iii)   SRN‘s do not require annual TB re-screening.  However, for a TB contact investigation, a TST or Interferon Gamma Release Assay (IGRA) is required.

(iv)   For a contact investigation, all personnel with a positive TST or IGRA will be evaluated for potential active TB with a symptom screen, exposure history, BMI, and CXR.  All cases of suspected or confirmed active TB must be reported to the theater Preventive Medicine (PM) physician and/or TB Consultant as soon as possible.  TB reporting is required within 24 hours to the PM POC.  Contact tracing, and medical coding have specific requirements.  All Small-Risk National (SRN) contract personnel are required to be MEDEVAC‘d out of theater, at the contractor‘s expense, for treatment of active TB, after consultation with the Theater PM or TB Consultant at the USF-I Surgeon‘s office.  For SRN personnel, the contractor is responsible for management and compliance with all prescribed public health actions.

(v)         Screening may be performed either by a licensed medical provider from the local economy or by the contractors‘ licensed medical staffs.  Contractors shall maintain medical screening documentation and make it available to the Contracting Officer upon request.

(2) TB screening and documentation is a requirement prior to receiving badges to work in the Iraq Joint Operations Area.  A copy of the TB screening documentation shall be provided to the responsible Base Operations Center (BOC) prior to issuance of base access badges.

(b)  Contractor employees, including subcontractors at any tier, who work in positions where they are working in food service,  water and ice production facilities, shall have current Typhoid and Hepatitis ―A‖ (full series) immunizations in accordance with the Centers for Disease Control and Prevention guidelines (e.g. typhoid vaccination booster is required every 2 years), in addition to the required TB tests. The contractor medical provider must complete a pre-placement examination to include a stool sample test for ova and parasites, and annual medical screening form or equivalent for food service, ice and water production workers.

(c)   Proof of individual employee vaccinations shall be provided to the Contracting Officer and COR showing that their employees and their subcontractor employees at any tier have received the above vaccinations.  The contractor shall maintain their employees‘ vaccination records for examination by the Contracting Officer.  The contractor shall ensure that their subcontractors at any tier maintain their respective employees‘ vaccination records for examination by the Contracting Officer.

(d)  The contractor is responsible for management and compliance with all prescribed public health actions regarding TB in the contracted personnel.  The contractor also bears the responsibility of ensuring that adequate health management for TB (screening / diagnosis / treatment / isolation) is available at the contractor‘s chosen health care provider for their contracted and subcontracted personnel.

NOTE:  Contractors are reminded of the requirement to comply with their contract and all regulatory guidance (DoD Instructions/Regulations, Federal Acquisition Regulation/Defense Federal Acquisition Regulation Supplement, and FRAGO‘s) as applicable regarding Medical Screening and Vaccination Requirements.

H.62          CONTRACTOR DEMOBILIZATION (NOV 2010)

The Subcontractor shall comply with CENTCOM Contracting Command (C3) Clause 952.225-0016.

(a)  Full demobilization of contractors and subcontractor(s) in the Iraq/Afghanistan Combined/Joint Operations Area (CJOA) is critical to Responsible Drawdown. The prime contractor is  required to submit a demobilization plan to the Contracting Officer a minimum of 30 days prior to the end of the contract performance period or when requested by the Contracting Officer.  The demobilization plan shall address, as a minimum, the following procedures detailed below.  The procedures outline specific guidance to ensure a timely and responsible exit from Iraq.  Prime contractors are responsible and accountable to ensure their subcontractor(s) at all tiers comply with responsible and timely exit from Iraq immediately following contract performance completion or termination.

(1) Exit from Iraq:  The prime contractor shall follow the exit guidance issued by the United States (U.S.) Embassy Baghdad and shall ensure subcontractor(s) at all tiers also follow the exit procedures.  The prime contractor is responsible to remain cognizant of Iraqi laws regarding exit from Iraq.  Currently, all foreigners traveling out of Iraqi airports via commercial air transportation must have exit visas.  Department of Defense, U.S. Forces-Iraq, Letters of Authorization (LOAs), and/or Embassy Badges are no longer the accepted means of exiting Iraq.  All U.S. citizens and foreign national contractors must obtain an Iraqi exit sticker before departing the country.  The exit sticker may be obtained from selected police stations or Ministry of Interior (MOI) offices.  It is the prime contractor‘s responsibility to ensure that the most recent exit procedures are followed and to ensure that subcontractor(s) at all tiers are in compliance with exit procedures. Assistance for this procedure may be obtained by e-mailing baghdadregmgt@state.gov or phone 240-553-0581, ext 2782 or ext 2092.

(2) Letter of Authorization (LOA): The prime contractor is responsible for demobilizing its workforce, including subcontractor employees at all tiers, and all contractor owned and subcontractor owned equipment out of theater as part of the prime contractor‘s exit strategy.  This exit strategy must include reasonable timeframes starting with the end of the contract performance period and not exceeding 30 days.  The Contracting Officer has the authority to extend selected LOAs up to, but not exceeding 30 calendar days after the contract completion date to allow the prime contractor to complete demobilization of its workforce and contractor owned equipment, as well as subcontractor(s) workforce and owned equipment, out of the Iraq/Afghanistan CJOA.  The prime contractor shall notify the Contracting Officer a minimum of 30 days prior to the end of the contract period to request up to a 30-day extension of selected LOAs beyond the contract completion date to complete demobilization.  The request shall include at a minimum:

(i) the name of each individual requiring a new LOA;
(ii) the number of days for the LOA (no more than 30 calendar days); and
(iii) justification for the request (e.g., what function the individual(s) will be performing during the demobilization period).

The Contracting Officer may request additional information for an LOA extension.  Any LOA extension granted beyond the contract completion date shall not exceed 30 days and the contractor is not entitled to additional compensation for this period.  If approved by the contracting officer, this is a no cost extension of an employee‘s LOA due to demobilization and in no way is an extension of the contract performance period.

(3) Badging:  The prime contractor is responsible to ensure all employee badges, including subcontractor employees at all tiers, are returned to the local Access Control Badging Office for de-activation and destruction.  The prime contractor shall submit a Badge Termination Report to ensure each record is flagged and the badge is revoked.  If a prime and/or subcontractor employee‘s badge is not returned, the prime contractor shall submit a Lost, Stolen or Unrecovered Badge Report to the appropriate Access Control Badging Office.  Contractor employees in possession of a Common Access Card (CAC) shall be responsible for turning in the CAC upon re-deployment through a CONUS Replacement Center in the U.S. Failure to return employee badges in a timely manner may result in delay of final payment.

(4) Contractor Controlled Facility Space:  If the prime contractor has entered into a Memorandum of Understanding with the Installation Mayor or Garrison for site space, buildings, facilities, and/or Containerized Housing Units (CHU) to house prime and/or subcontractor employees (at all tiers), the prime contractor is responsible to notify the Installation Mayor or Garrison Commander of intent to vacate at least 90 calendar days prior to the end of the contract performance period.  All United States Government (USG) provided property in the prime contractor‘s possession must be returned to the USG in satisfactory condition. The prime contractor is responsible and liable for any and all damages to USG property caused by prime and/or subcontractor employees, and shall be further liable for all cleanup, clearing, and/or environmental remediation expenses incurred by the USG in returning prime contractor and/or subcontractor facilities including surrounding site to a satisfactory condition, including expenses incurred in physically moving property, trash, and refuse from such premises, removing/ remediating hazardous wastes on the premises, and repairing structures, buildings, and facilities used by the prime contractor and/or subcontractor.  The prime contractor shall provide notification to the Installation Mayor or Garrison Commander to perform an inspection of all facilities as soon as practicable, but no more than 30 days, after the end of the contract period.  If damages are discovered, the prime contractor shall make the necessary repairs.  The prime contractor shall notify the Installation Mayor or Garrison Commander for re- inspection of the facilities upon completion of the repairs.  If the Installation Mayor or Garrison Commander inspects the property, site space, buildings, facilities, and/or CHUs and finds they have not been properly cleaned, cleared, and/or environmentally remediated, or if the prime contractor fails to repair  any damages within 30 calendar days after the end of the contract performance period, the final contract payment shall be reduced by the amount of the specified damages/repairs or the expenses incurred by the USG to properly clean, clear, and/or environmentally remediate the premises.

(5) Government Furnished Equipment/Materials:  The prime contractor is responsible to return all USG furnished equipment, as defined in Federal Acquisition Regulation (FAR) Part 45, clauses 52.245-1, 52.245-2, and 52.245-5, if included in the contract.  Prime contractors who are not in compliance with the FAR, Defense Federal Acquisition Regulation Supplement, Department of Defense Directives and Instructions, United States Forces-Iraq (USF-I) FRAGO‘s, United States Forces-Afghanistan (USFOR-A) FRAGOs, policies, or procedures will be responsible and liable for damages to the government property. The prime contractor may apply for a ―relief of responsibility‖ from the Contracting Officer anytime during the contract performance period.  A joint inventory shall be conducted of the equipment by the prime contractor, USG representative, and the Contracting Officer or their representative, within 10 calendar days after the end of the contract performance period.  The prime contractor shall report lost, damaged or destroyed property immediately to the Contracting Officer, but no later than the joint inventory at the end of the contract period.  If the prime contractor fails to report lost, damaged or destroyed equipment or materials during the contract performance period, the prime contractor shall be responsible for the replacement and/or repair of the equipment or materials.  The replaced equipment shall be new, of the same quality, and shall perform at the same functional level as the missing piece of equipment.  If the prime contractor fails to repair and/or replace damaged or missing equipment, the final payment shall be reduced by the appropriate amount of the specified damages or cost to replace missing equipment with new.

(6) Synchronized Predeployment Operational Tracker (SPOT):  The prime contractor is responsible to close out the deployment of personnel, including subcontractor employees at all tiers, at the end of the contract completion period and to release the personnel from the prime contractor‘s company in the SPOT database.  The release of employee information must be accomplished no more than 30 calendar days after the end of the contract completion date.

(7) Accountability of Prime and Subcontractor Personnel:  Whether specifically written into the contract or not, it is the expectation of the USG that for any persons brought into Iraq for the sole purposes of performing work on USG contracts, contract employers will return employees to their point of origin/home country once the contract is completed or their employment is terminated for any reason.  If the prime contractor fails to re-deploy an employee, or subcontractor employee at any tier, the USG shall notify the U.S. Embassy Baghdad, to take appropriate action.  Failure by the prime contractor to re-deploy its personnel, including subcontractor personnel at any tier, at the end of the contract completion date, could result in the contractor being placed on the Excluded Parties List System (EPLS) and not be allowed to propose on future U.S. contracts anywhere in the world.

(b)  CENTCOM Contracting Command (C3) and external agencies will utilize all available contracting remedies to guarantee compliance with demobilization requirements.  Such actions include, but are not limited to withholding payment, issuing a cure notice, issuing a negative Contractor Performance Assessment Reporting System (CPARS) evaluation, reduction of award fee, debarment, reimbursement of U.S. Government expenses, and/or any other legal remedy available to a contracting officer. The USG reserves the right to  withhold payment from the prime contractor not in compliance with the above procedures included herein.  Additionally, the Contracting Officer shall document all unresolved contractor compliance issues in CPARS, which shall have an adverse past performance affect on future contracts with the USG, anywhere in the world.

SECTION I – SUBCONTRACTOR AGREEMENT CLAUSES

1.	Definitions

a.     As used throughout this Agreement, the following terms shall have the meanings set forth below:

(1) The term "SOTERA" means the complete name of SOTERA.
(2) The term "Prime Contract" means the contract between SOTERA and the United States Government, under which this Agreement is issued, the number of which is specified in this Agreement.
(3) The term "Agreement" means the contractual instrument in which these "Terms and Conditions" are incorporated.
(4) The term "lower-tier subcontracts" except as otherwise provided in this Agreement, means purchase orders and other subcontracts (including changes and modifications to these purchase orders and subcontracts) issued under this Agreement and includes lower-tier subcontracts and purchase orders.

This Subcontract incorporates one or more clauses by reference with the same force and effect as if they were given in full text.  Upon request the SOTERA Sr. Subcontracts Manager will make their full text available.  Also, the full text of a provision may be accessed electronically at this address:

FAR website:  https://www.acquisition.gov/far
GSAM website:  https://www.acquisition.gov/GSAM/gsam.html

I.1.1           FEDERAL ACQUISITION REGULATION (48 CHAPTER 1) CLAUSES

CLAUSE NO	CLAUSE TITLE	DATE
52.202-1	Definitions	(Jul 2004)
52.203-3	Gratuities	(Apr 1984)
52.203-5	Covenant against Contingent Fees	(Apr 1984)
52.203-6	Restrictions on Subcontractor Sales to the Government	(Sep 2006)
52.203-7	Anti-Kickback Procedures	(Oct 2010)
52.203-8	Cancellation, Rescission, and Recovery
	Of Funds for Illegal or Improper Activity	(Jan 1997)

52.203-10	Price or Fee Adjustment of Illegal or Improper Activity	(Jan 1997)
52.203-12	Limitation on Payments to Influence Certain Federal Transactions	(Oct 2010)
52.203-13	Contractor Code of Business Ethics and Conduct	(Apr 2010)
52.203-14	Display of Hotline Poster(s)	(Dec 2007)
52.204-2	Security Requirements	(Aug 1996)
52.204-3	Taxpayer Identification	(Oct 1998)
52.204-4	Printing/copying double-Sided on Recycled Paper	(Aug 2000)
52.204-7	Central Contractor Registration	(Apr 2008)
52.209-6	Protecting the Government‘s Interest when Subcontracting With Contractor‘s Debarred, Suspended, or Proposed for Debarment	(Sep 2006)
52.211-6	Brand Name or Equal	(Aug 1999)
52.211-14	Notice of Priority Rating for National Defense, Emergency Preparedness and Energy Use Program	(Apr 2008)
52.215-2	Audit and Records – Negotiation with Alternate III	(Oct 2010)
52.215-8	Order of Precedence Uniform Contract Format Modification	(Oct 1997)
52.215-19	Notification of Ownership Changes	(Oct 1997)
52.215-20	Requirements for Cost or Pricing Data or Information Other Than Cost or Pricing Data	(Oct 2010)
52.215-20	Alternate III	(Oct 2010)
52.216-1	Type of Contract (Fill In. Firm Fixed Price, Cost plus)	(Apr 1984)
52.217-8	Option to Extend Services (Fill in, 30 days, Prior to contract expiration)	(Nov 1999)
52.217-9	Option To Extend the Term of the Contract 90 Days	(Mar 2000)
52.219-1	Small Business Program Representations	(May 2004)
52.219-8	Utilization of Small Business Concerns	(May 2004)
52.219-9	Small Business Subcontracting Plan	(Oct 2010)
52.219-14	Limitations on Subcontracting	(Dec 1996)
52.222-2	Payment of Overtime Premiums	(Jul 1990)
52.222-3	Convict Labor	(Jun 2003)
52.222-19	Child Labor – Cooperation with Authorities and Remedies	(Jul 2010)
52.222-21	Prohibition of Segregated Facilities	(Feb 1999)
52.222-24	Preaward On-Site Equal Opportunity Compliance Evaluation	(Feb 1999)
52.222-26	Equal Opportunity	(Mar 2007)
52.222-35	Equal Opportunity for Special Disabled and Vietnam Era Veterans	(Sep 2010)((( (Sep 2010)
52.222-36	Affirmative Action for Handicapped Workers	(Jun 1998)
52.222-37	Employment reports on Special Disabled Veterans and Veterans of the Vietnam Era	(Dec 2001)
52.222-50	Combating Trafficking in Persons	(Feb 2009)
52.223-6	Drug Free Workplace	(May 2001)
52.223-16	IEE 1680 Standard for the Environmental Assessment of Personal Computer Products	(Dec 2007)

52.225-2	Buy America Act Certificate	(Feb 2009)
52.225-6	Trade Agreements Certificate	(Jan 2005)
52.225-13	Restriction on Certain Foreign Purchases	(Jun 2008)
52.227-14	Rights in Data – General—Alternate V	(Dec 2007)
52.227-15	Representations of limited rights Data and Restricted Computer Software	(Dec 2007)
52.227-23	Rights to Proposal Data (Technical)	(Jun 1987)
52.228-3	Worker‘s Compensation Insurance (Defense Base Act)	(Apr 1984)
52.228-5	Insurance-Work on a Government Installation	(Jan 1997)
52.228-7	Insurance-Liability to Third Persons	(Mar 1996)
52.229-4	Federal, State, and Local Taxes	(Apr 2003) (State and Local Adjustments)
52.232-18	Availability of Funds	(Apr 1984)
52.232-22	Limitation of Funds	(Apr 1984)
52.232-23	Assignment of Claims	(Jan 1986)
52.232-25	Prompt Payment	(Oct 2008)
52.232-33	Payment by Electronic Funds Transfer - Central Contractor Registration	(Oct 2003)
52.233-1	Disputes – Alternate I	(Jul 2002)
52.233-4	Applicable Law for Breach of Contract Claim	(Oct 2004)
52.234-2	Notice of Earned Value Management System –
	Pre-Award IBR	(Jul 2006)
52.234-3	Notice of Earned Value Management System –
	Post-Award IBR	(Jul 2006)
52.234-4	Earned Value Management System	(Jul 2006)
52.237-2	Protection of Government Buildings, Equipment,
	and Vegetation	(Apr 1984)
52.239-1	Privacy or Security Safeguards	(Aug 1996)
52.242-13	Bankruptcy	(Jul 1995)
52.244-6	Subcontract For Commercial Items	(Oct 2010)
52.245-1	Government Property	(Aug 2010)
52.246-3	Inspection of Supplies – Cost Reimbursement	(May 2001)
52.246-4	Inspection of Services (Fixed Price)	(Aug 1996)
52.246-5	Inspection of Services – Cost Reimbursement	(Apr 1984)
52.246-8	Inspection of R&D – Cost Reimbursement	(May 2001)
52.246-9	Inspection of R&D – (Short Form)	(Apr 1984)
52.246-11	Higher –level contract quality requirement	(Feb 1999)
52.246-15	Certificate of Conformance	(Apr 1984)
52.246-25	Limitation of Liability – Services	(Feb 1997)
52.249-14	Excusable Delays	(Apr 1994)
52.251-1	Government Supply Sources	(Aug 2010)
52.251-2	Interagency Fleet management System Vehicles and
	Related Services	(Jan 1991)
52.252-2	Solicitation Provisions Incorporated by Reference	(Feb 1998)

I.1.2                      FAR CLAUSES IN FULL TEXT

52.216-18 ORDERING. (OCT 1995)

(a) Any supplies and services to be furnished under this contract shall be ordered by issuance of delivery orders or task orders by the individuals or activities designated in the Schedule. Such orders may be issued from the effective date of the contract through the end of the contract period of performance.
(b) All delivery orders or task orders are subject to the terms and conditions of this contract. In the event of conflict between a delivery order or task order and this contract, the contract shall control.
(c) If mailed, a delivery order or task order is considered "issued" when the Government deposits the order in the mail. Orders may be issued orally, by facsimile, or by electronic commerce methods only if authorized in the Schedule.

52.216-22 INDEFINITE QUANTITY. (OCT 1995)

(a) This is an indefinite-quantity contract for the supplies or services specified and effective for the period stated, in the Schedule. The quantities of supplies and services specified in the Schedule are estimates only and are not purchased by this contract.

(b) Delivery or performance shall be made only as authorized by orders issued in accordance with the Ordering clause. The Contractor shall furnish to the Government, when and if ordered, the supplies or services specified in the Schedule up to and including the quantity designated in the Schedule as the "maximum". The Government shall order at least the quantity of supplies or services designated in the Schedule as the "minimum".

(c) Except for any limitations on quantities in the Order Limitations clause or in the Schedule, there is no limit on the number of orders that may be issued. The Government may issue orders requiring delivery to multiple destinations or performance at multiple locations.

(d) Any order issued during the effective period of this contract and not completed within that period shall be completed by the Contractor within the time specified in the order. The contract shall govern the Contractor's and Government's rights and obligations with respect to that order to the same extent as if the order were completed during the contract's effective period; provided, that the Contractor shall not be required to make any deliveries under this contract after 365 days following the end of the contract period of performance.

I.1.3	DEFENSE FEDERAL ACQUISITION REGULATION SUPPLEMENTS (DFARS) CLAUSES INCORPORATED BY REFERENCE

CLAUSE NO	CLAUSE TITLE	DATE
252.204-7004	Required Central Contractor Registration	(Nov 2001)
252.204-7008	Requirements for Contracts Involving
	Export Controlled Items	(June 1995)
252.219-7003	Small Business Subcontracting Plan (DOD CONTRACTS)	(Apr 2007)
252.225-7040	Contractor Personnel Authorized to Accompany
	U.S. Forces Deployed Outside the U.S.	(July 2009)
252.225-7043	Antiterrorism/Force Protection for Defense Contractors	(Mar 2006)
Outside the United States
252.225-7997	Additional Requirements and Responsibilities
Relating to Alleged Crimes by or Against Contractor
	Personnel in Iraq or Afghanistan (Deviation)	(Dec 2009)
252.227-7013	Rights in Technical Data -
	Noncommercial Items	(Nov 1995)
252.227-7014	Rights in Noncommercial Computer
Software and Noncommercial Computer
	Software Documentation	(Jun 1995)
252.227-7016	Rights in Bid or Proposal Information	(Jun 1995)
252.227-7019	Validation of Asserted Restrictions -	(Jun 1995)
Computer Software
252.227-7028	Technical Data or Computer Software	(Jun 1995)
Previously Delivered to the Government
252.228-7003	Capture and Detention	(Dec 1991)
252.234-7002	Earned Value Management System	(Apr 2008)
252.246-7001	Warranty of Data	(Mar 2003)

SECTION J – LIST OF DOCUMENTS, ATTACHMENTS AND OTHER EXHIBITS

Attachment 1-Statement of Work

Attachment 2-  General Provisions

Attachment 3 – DD254

Attachment 4 – Task Order Monthly Status Report - Sample

Attachment 5 – Problem Notification Report (PNR)

Attachment 6 – Government Furnished Documents

Attachment 7 – TSE Labor Category Descriptions

Attachment 8 – JIEDDO Acronym List

Attachment 9 – Corporate Non-Disclosure Agreement

Attachment 10 – Timekeeping Instructions

ATTACHMENT 1

STATEMENT OF WORK

Subcontract Statement of Work
C.1           PURPOSE

The purpose of this contract is to provide technology and system engineering support services to support the Joint Improvised Explosive Device (IED) Defeat Organization (JIEDDO) Counter- IED Operations Integration Center (COIC).  JIEDDO-COIC requires continued support via a multiple award contract to conduct research and experimental development, provide analytical, technical and operational assistance, and deliver required capabilities to enable JIEDDO-COIC to achieve successful execution of its mission.

C.2           BACKGROUND

The Joint IED Defeat Organization was established as a Deputy Secretary of Defense (DEPSECDEF) directed initiative with the mission to rapidly provide solutions to defeat the Enemy‘s IED Campaign and save service members‘ lives deployed fighting insurgent networks that employ IEDs as a strategic weapon of choice.  The JIEDDO-COIC was established to innovatively harness and amass information, analyses, and technology to empower the warfighter with the insight needed to predict, preempt, and defeat IEDs and other asymmetric threats.

C.3           SCOPE

The Technology and Systems Engineering (TSE) contract is a maximum five-year, multiple- award, Indefinite Delivery/Indefinite Quantity (IDIQ) contract for the development, operation, maintenance, and transition of information technology and communications infrastructure, tools, and capabilities.  The contract also facilitates research and development in support of the JIEDDO-COIC mission.  Research and experimental development shall include the following technological areas: Bacteriological and biological research (e.g., biological-based IED forensic tools), chemical (e.g., current IEDs are predominantly chemical based), computer, electronic, engineering, software, and mathematics (e.g., methods, tools, and techniques to defeat human enemy networks that facilitate the use of IEDs), industrial (e.g., interruption of IED manufacturing networks), physical sciences (e.g., IED damage effect analysis) and physics (e.g., electromagnetic and thermodynamic analyses).The Contractor shall perform the analytical, logistic, technical and engineering tasks described in C.4 with the overarching goal of promoting the continuous discovery, development and enhancement of solutions to combat enemy IED efforts and emerging threats under the JIEDDO-COIC mission.

C.3.1                      OVERARCHING PROGRAM MANAGEMENT REQUIREMENTS

The Contractor shall provide the requisite program management capabilities to facilitate the work required and enable an effective and productive level of communication with the Government.  This includes the oversight of all activities performed by contractor personnel, including subcontractors, to satisfy the requirements identified in this PWS. The contractor shall identify a Program Manager (PM) by name, who shall provide overarching management, direction, administration, quality assurance, and leadership of all task or delivery orders issued under the contract.  Contract-level Program Management functions shall not be directly billed to the contract.

The contractor shall participate in a Contract Kick-Off Meeting at a location approved by the Government.  The meeting will provide an introduction between the contractor personnel and Government personnel who will be involved with the contract.  The meeting will provide the opportunity to discuss technical, management, and security issues.  At a minimum, the attendees shall include vital contractor and JIEDDO personnel, and the Federal Systems Integration and Management Center (FEDSIM) Contracting Officer‘s Representative (COR).

There may be additional kickoff meetings required upon award of task orders; the Government will communicate those requirements in individual task orders.  In addition to task order kickoff meetings, the Contractor may be expected to submit monthly status reports, prepare project plans, submit trip reports, prepare consent to purchase forms, provide transition out plans, etc. The specific project management requirements will also be communicated in individual task orders.

C.3.1.1                      Accounting for Contract Services (to be reported at the task order level)

The Office of the Assistant Secretary of the Army (Manpower & Reserve Affairs) operates and maintains a secure Army data collections site where the contractor shall report ALL contractor manpower (including subcontractor manpower) required for performance of task orders under this contract.  The contractor is required to completely fill in all the information in the format using the following web address  https://cmra.army.mil.  The required information includes:

a.   Contracting Office, Contracting Officer, Contracting Officer‘s Representative, Contracting Officer‘s Technical Representative
b.   Contract number
c.   Beginning and ending dates covered by reporting period
d.   Contractor name, address, phone number, e-mail address, identity of contractor employee entering data
e.   Estimated direct labor hours (including subcontractors)
f.    Estimated direct labor hours paid this reporting period (including subcontractors)
g.   Total payments (including subcontractors)
h.   Predominant Federal Service Code (FSC) reflecting services provided by Contractor (and separate predominant FSC for each subcontractor if different)

i.    Estimated data collection cost
j.   Organizational title associated with the Unique Identification Code (UIC) for the Army Requiring Activity.  (The Army requiring activity is responsible for provided the Contractor with its UIC for the purposes of reporting this information.)
k.   Locations where Contractor and subcontractors perform the work (specified by zip code in the United States and nearest city, country, and when in an overseas location, using standardized nomenclature provided on the website)l.    Presence of deployment or contingency contract language
m.  Number of Contractor and subcontractor employees deployed in theater this reporting period (by country).

As a part of TSE task order proposal submissions, the contractor shall also provide the estimated total cost (if any) incurred to comply with this reporting requirement.  Reporting period will be the period of performance, not to exceed 12 months ending September 30 of each government fiscal year and must be reported by October 31 of each calendar year or at the end of the contract, whichever comes first.  Contractors may use XML data transfer to the database server or fill in the fields on the website.  The XML direct transfer is a format for transferring files from a contractor‘s systems to the secure web site without the need for separate data entries for each required data element at the website.   The specific formats for the XML direct transfer may be downloaded from the web.  The contractor shall provide a copy of the Contractor Manpower Accounting Input Data to the task order COR upon upload of required information to the Army data collections website.

C.4           TASKS

The following describes the services required for each Task Area.  The Contractor shall provide high quality products and services in a timely and cost effective manner.

Task 1:       Advanced Concepts and Prototyping
Task 2:       Operational, Enterprise, and System Architecture Development
Task 3:       System Design and Development
Task 4:       Integration
Task 5:       Testing
Task 6:       Global Deployment and Fielding
Task 7:       Operations and Maintenance
Task 8:       Performance-based Integrated Logistics Support (ILS)
Task 9:       Transition, Transfer or Terminate
Task 10:     Research and Analytical Support
Task 11:     Research, Development, and Engineering Support
Task 12:     Telecommunications, Network, and Satellite Systems Engineering
Task 13:     Information Assurance
Task 14:     Deployed Information Technology (IT)

C.4.1          TASK 1 – ADVANCED CONCEPTS AND PROTOTYPING

Desired Outcome:  JIEDDO-COIC is continuously aware of evolving and exploited technologies and their value to the mission; promising technologies are quickly identified, developed and implemented to benefit the deployed warfighters and support teams to destroy the networks that employ IEDs.

In support of the contract scope in Section C.3, the Contractor shall be knowledgeable of evolving technological trends and investigate possible applications to enable the JIEDDO-COIC mission through research and experimental development. As a minimum, the Contractor shall provide technology, physics, mathematics, as well as electrical, industrial, and systems engineering expertise in the following areas:

New technology discovery, analysis, evaluation, and assessment o Keep abreast with state-of-the-art technology and trends o Technology Insertion
o Technology exploitation
o Reverse Engineering
o Market research and prototyping
Process Development,  Reengineering, and Improvement
Workflow analysis
Requirements Identification, Analysis, and Engineering
Performance benchmarking
Gap Analysis
Concept of Operations
Cross domain solutions (CDS)
Continuity of Operations (COOP) / Disaster Continuity Planning (DCP)

C.4.2            TASK 2 –  OPERATIONAL, ENTERPRISE AND SYSTEM ARCHITECTURE DEVELOPMENT

Desired Outcome:  Vendor-neutral operational, enterprise, and system architectures and requirements are defined in sufficient detail that implementation programs can be established and planning, programming, budgeting, and execution submissions can be defended.

In support of the contract scope in Section C.3, the Contractor shall develop vendor-neutral operational, enterprise, and system architectures and requirements in sufficient detail that implementation programs can be established and budgeted.  As a minimum, the Contractor shall provide technology, physics, mathematics, as well as electrical, industrial, and systems engineering expertise in the following areas:

Functional Baseline Development
Information and Knowledge Engineering
DOD Architecture Framework (DODAF) Based Operational & System Architecture
Design and Development
Compliance with Interoperability Standards

C.4.3                      TASK 3 – SYSTEM DESIGN AND DEVELOPMENT

Desired Outcome:  Solutions and components successfully complete Functional, Preliminary, and Critical Design Reviews (FDR, PDR, and CDR).

In support of the contract scope in Section C.3, the Contractor shall design and develop solutions and components that satisfy stated JIEDDO-COIC requirements.  As a minimum, the Contractor shall provide technology, physics, mathematics, as well as electrical, industrial, and systems engineering expertise in the following areas:

Design Reviews (e.g., FDR, PDR, CDR)
Apportion Requirements to Applications
Capacity Management
Logical and Physical Design and Development
Interface Design and Development
Data
o Database Design and Development
o Database Applications Development
o Data Migration and Validation
o Data Management
o Source Data Development
Web/Portal Design and Development
Information Dissemination Management
Custom Application Development
COTS and GOTS Integration
Software/Middleware Development
Software Engineering
Reliability and Maintainability Engineering
Technical Documentation

C.4.4                      TASK 4 – INTEGRATION

Desired Outcome:  Solutions and components are successfully integrated into a system capability and the system capability is successfully interfaced to and interoperable with related systems and capabilities.

In support of the contract scope in Section C.3, the Contractor shall integrate solution components into system capabilities that are interfaced to and interoperable with related systems and capabilities.  As a minimum, the Contractor shall provide technology, physics, mathematics, as well as electrical, industrial, and systems engineering expertise in the following areas:

Product Baseline Development
System Integration
Integration with other systems
Data Migration and Validation
Technical Documentation

C.4.5                      TASK 5 – TESTING

Desired Outcome:  System capability successfully completes the JIEDDO-COIC approved testing program.

In support of the contract scope in Section C.3, the Contractor shall plan and conduct a thorough and comprehensive test program as coordinated and approved by JIEDDO-COIC.  The Defense Information Systems Agency (DISA) Joint Interoperability Test Command (JITC) will be employed as necessary to certify interoperability and compatibility with existing and future systems.  As a minimum, the Contractor shall provide technology, physics, mathematics, as well as electrical, industrial, and systems engineering expertise in the following areas:
Test Planning, Conduct, and Reporting
Component/Application/Unit Testing
System Integration Testing
Interface Testing
Interoperability Testing
Independent Validation and Verification (V&V) Testing and Support
Operational Testing Support
Automated Testing
Regression Testing
Limit Testing (e.g., maximum and minimum)
Stress Testing
Performance Testing
Problem Reporting and Trend Analysis
Documentation and Training Validation

C.4.6                      TASK 6 – GLOBAL DEPLOYMENT AND FIELDING

Desired Outcome:  Initial Operational Capability (IOC) and Full Operational Capability (FOC)
are achieved as defined by JIEDDO.

In support of the contract scope in Section C.3, the Contractor shall globally deploy and field system capabilities to support JIEDDO-COIC IOC and FOC requirements. As a minimum, the Contractor shall provide technology, physics, mathematics, as well as electrical, industrial, and systems engineering expertise in the following areas:

Deploy Operational Baseline
Deployment Planning and Management
Operational Readiness and Disposition
Pilots
Initial Operational Capability (IOC)
Final Operational Capability (FOC)
Operators Manuals
Operating Guidelines

Change Management
Training (mission-related)
o Operator Training
o System Administrator Training
o Instructor Training (e.g., train the trainer)
o Design and Use of Computer-generated Imaging Training
On site assistance (e.g. operator assistance with establishing satellite links)

C.4.7                      TASK 7 - OPERATIONS AND MAINTENANCE

Desired Outcome:  System capability is successfully operated and maintained by the intended organizational units to the satisfaction of the end-users and Operational Availability (Ao) continues to meet requirements.

In support of the contract scope in Section C.3, the Contractor shall operate and maintain local, deployed, and fielded capabilities to the satisfaction of the end-users, while sustaining Operational Availability (Ao) at required levels.  As a minimum, the Contractor shall provide technology, physics, mathematics, as well as electrical, industrial, and systems engineering expertise in the following areas:

Network Operations and Maintenance
o Network and systems administration
o Fault/problem detection and resolution
o Trend Analysis, Performance Prediction, and Corrective Action
o Installation and configuration
Applications Operations and Maintenance
o Problem resolution
o Technical assistance
o Minor development
Data Warehouse Operations and Maintenance
o On call query development
o Sorts and reports
o Data backups
Website/Portal Operations and Maintenance
o Web/Portal Maintenance
o Web/Portal Content Maintenance
o Web/Portal Management and Quality Control
o Web/portal-related Documentation Support
Telecommunications, Network, and Satellite Systems Operations and Maintenance and Engineering Support
o Performance monitoring and fault management
▪      Networks
▪      Servers
▪      Applications
▪      Databases

o Collection of operational performance statistics, data analysis, identification of potential problems, and recommendation of engineering solutions for these problems
Audio-Visual (AV) Support Services
E-Mail Services
Information Assurance (see Section C.4.13)
Operational Engineering Support
Update technical and operational documentation and training
Customer Services
o One-Stop Help Desk Services
o Continuous Process Improvement
o Technology-on-the-Move Services
o Other Customer Services

C.4.8              TASK 8 - INTEGRATED LOGISTICS SUPPORT (ILS)

Desired Outcome:  Product reliability, availability, maintainability, and testability are enhanced through a disciplined and unified management of the technical logistic disciplines that plan, develop, and incorporate logistics support requirements throughout the life cycle process.

In support of the contract scope in Section C.3, the Contractor shall develop and implement ILS concepts for capabilities and solutions in development and other stages of the life cycle.  As a minimum, the Contractor shall provide technology, physics, mathematics, as well as electrical, industrial, and systems engineering expertise in the following areas:

Maintenance (preventive, predictive and corrective) Planning (including reliability engineering)
Supply (Spare part) Acquisition and Support
Support and Test Equipment and Equipment Support
Manpower and Personnel
Training and Training Support
Technical Data and Publications
Computer Resources Support
Facilities
Packaging, Handling, Storage, and Transportation (PHS&T)
Design Interface

C.4.9           TASK 9 – TRANSITION, TRANSFER, OR TERMINATE (T3)

Desired Outcome:  Systems and/or capabilities are successfully transitioned or transferred to a
Service or agency, or successfully terminated as authorized by JIEDDO.

In support of the contract scope in Section C.3, the Contractor shall transition, transfer, and/or terminate newly developed or prototype capabilities and systems to a Service or agency as directed by JIEDDO-COIC.  As a minimum, the Contractor shall provide technology, physics, mathematics, as well as electrical, industrial, and systems engineering expertise in the following areas:

Transition to Service or agency as an identifiable program to fund in the President‘s Budget

Transfer to a Service or agency to sustain using Global War on Terrorism (GWOT) funding

Terminate
o Mission Complete
o Mission Failure

C.4.10            TASK 10 –  RESEARCH AND ANALYTICAL SUPPORT

Desired Outcome:   Improved mission effectiveness and efficiency through focused analytical support services.

In support of the contract scope in Section C.3, the Contractor shall provide research and analytical support to JIEDDO-COIC.  As a minimum, the Contractor shall provide technology, physics, mathematics, as well as electrical, industrial, and systems engineering expertise to provide research and analytical support in the following areas:

Studies and Analysis
Statistical Analysis
Operational Research and System Analysis
Simulation and Modeling
o Data Analysis and Modeling
o Capacity and Throughput Modeling
o Process and Product Model Studies
o Reliability and Maintainability Modeling
Wargaming, Experimentation, Scenario Design, and Execution
Demonstrations, Exercise Support,  and Training

C.4.11            TASK 11 –  RESEARCH, DEVELOPMENT, AND ENGINEERING SUPPORT

Desired Outcome:  Improved mission effectiveness and efficiency through focused engineering support services.

In support of the contract scope in Section C.3, the Contractor shall provide research, development, and engineering support services to JIEDDO-COIC.  As a minimum, the Contractor shall provide technology, physics, mathematics, as well as electrical, industrial, and systems engineering expertise to provide engineering support in the following areas:

Configuration Management
o Configuration Identification
o Change Control
o Status Accounting

Baseline Management (e.g., Functional, Allocated, Product, Operational) Research and Development Test Facility Implementation and Support
Quality Assurance for efficient monitoring and evaluation of all projects and services, to include the Test Facility capabilities, to ensure that standards of quality are being met.
Logistical Support and Inventory Management
o Asset Management
o Hardware
o Software
o Licenses
o Acquisition of Commodities
o Acceptance and Staging of Equipment
o Supplies and Expendables
o Commodity Procurement
o Logistics and Property Accounting
o Property Management (i.e. non-accountable items)
Other Related IT Technical Support and Product Services

C.4.12   TASK 12 –  TELECOMMUNICATIONS, NETWORK, AND SATELLITE SYSTEMS ENGINEERING

Desired Outcome:  Telecommunications capabilities continue to meet mission requirements.

In support of the contract scope in Section C.3, the Contractor shall ensure that current telecommunications capabilities are maintained as needed, and that changes to capabilities are researched, developed, and provisioned to satisfy JIEDDO-COIC mission requirements.  As a minimum, the Contractor shall provide technology, physics, mathematics, as well as electrical, industrial, and systems engineering expertise in the following areas:

Architecture design and development of implementation options in conformance with specified guidelines
Network engineering for Internet protocol (IP) convergence and integrated voice, data and video communications systems
System and network management documentation
Transition and connectivity from local area networks, (LAN) to metropolitan area networks (MAN), and wide area network (WAN)
Design and installation of wireless and microwave technology
Satellite systems engineering, design, integration, and test
o Terminals
o Teleport
o Transmission
o Signal/Waveform/Image Processing
Network Information Assurance
Also, includes engineering for:
o Secure and Unsecure Video Teleconferencing
o Voice over Internet Protocol (VOIP)
o Transition to IPv6 and beyond
o Wireless Networking
o Network and Telecommunications Infrastructure

C.4.13                      TASK 13 –  INFORMATION ASSURANCE

Desired Outcome:  Information is available to authorized users when and where it is needed and is not available to unauthorized users.  Also, the confidentiality, integrity, and availability of information are maintained.

In support of the contract scope in Section C.3, the Contractor shall ensure that information is available to authorized users when and where it is needed and is not available to unauthorized users.  The Contractor shall ensure that the confidentiality, integrity, and availability, and non- repudiation of information is maintained when data is at rest, in transit, or being processed.  As a minimum, the Contractor shall provide technology, physics, mathematics, as well as electrical, industrial, and systems engineering expertise in the following areas:
Security Architecture Design (e.g. system development life cycle [SDLC])
Ensuring a Defense in Depth posture
Security Engineering of tactical and strategic systems and applications
Security Hardening of operating systems and applications
System and Network Information Assurance
Intrusion Prevention, Detection, and Mitigation
Remote Monitoring
Incident Response
Security Awareness and Training
Continuity of Operations (COOP) / Disaster Continuity Planning (DCP)
o Disaster Recovery
o Contingency Planning
Security Test and Evaluation (ST&E)
System and Network Certification and Accreditation (DCID 6-3, NIST, NSA and DIACAP regulatory guidance) Information System Security Operations /Information System Security Management (ISSO/ISSM)

C.4.14                      TASK 14 –  DEPLOYED INFORMATION TECHNOLOGY (IT)

Desired Outcome:  Deployed Information Technology (IT) is IT ―on the move.‖ The Deployed IT desired outcome is robust, flexible, secure, and sustained end-to-end IT capabilities (including telecommunication) for JIEDDO-COIC teams deployed to Forward Operating Bases (FOB) including reach back capabilities necessary for on-site time sensitive analysis.

In support of the contract Scope in Section C.3, the Contractor shall support Counter-Improvised Explosives Device (C-IED) operations in the Continental United States (CONUS) and in theaters of operation Outside CONUS (OCONUS) as directed by individual task orders.  Specifically, the Contractor may be required to provide the following services:

 Acquisition:  Upon task order COR or TPOC approval, procure hardware, software, and licenses incidental to the performance of this contract.

Property accountability:  Ensure property accountability in accordance with JIEDDO- COIC Supply Standard Operating Procedures dated 6 November 2009 (See Section J, Attachment 6) and any revision during the contract period of performance.

Pre-deployment checkout:  Using a Contractor-provided test facility, integrate and install systems, subsystems, software, and components and configure to the as-deployed capability.  Check out and verify system operation, documentation, and training simulating the intended environment as necessary.  Disassemble and prepare for shipping.

Packaging, handling, shipping, and transportation (PHS&T). Disassemble (as needed) and package into shipping containers as needed to ensure no damage during handling and shipping.  Arrange for handling, shipping, and transportation using the Rapid Equipping Force (REF) or other service as approved by the COR.

Receipt inspection:  Receive, check inventory, unpack, and inspect shipped items in theater.  Report issues to the COR.

Install, checkout, train, and turnover: Reassemble, install, and test equipment and systems and verify the intended capability and operation are provided.  Provide training as required.  Ensure end user acceptance of the capability.

Operate and maintain deployed IT:  Identify and correct problems, errors, and defects.
Provide capability upgrades.

Information Assurance (IA):  Perform security test and evaluation (ST&E) and provide services to support certification and accreditation (C&A) which includes but is not limited to Interim Authority To Test (IATT), Interim Authority To Operate (IATO) and Authority to Operate (ATO).  Install IA updates and patches as directed.

IT engineering support services:  Provide capability engineering support services to design, develop new IT capabilities and modify existing capabilities including telecommunications, network, and satellite engineering and requests for service as well as computer systems engineering.

C.5           SECTION 508 COMPLIANCE REQUIREMENTS

Unless the Government invokes an exemption, all EIT products and services proposed shall fully comply with Section 508 of the Rehabilitation Act of 1973, per the 1998 Amendments, 29 U.S.C.  794d, and the Architectural and Transportation Barriers Compliance Board‘s Electronic and Information Technology Accessibility Standards at 36 CFR 1194.  The Contractor shall identify all EIT products and services proposed, identify the technical standards applicable to all products and services proposed and state the degree of compliance with the applicable standards. Additionally, the Contractor must clearly indicate where the information pertaining to Section

508 compliance can be found (e.g., Vendor‘s or other exact web page location).  The Contractor must ensure that the list is easily accessible by typical users beginning at time of award.  The Government believes the following 508 standards are applicable (this does not relieve the Contractor of the responsibility for their determination and compliance):

a.   1194.21 - Software Applications and Operating Systems
b.   1194.23 - Telecommunications Products
c.   1194.26 - Desktop and Portable Computers
d.   1194.41 - Information, Documentation and Support e.   1194.31 - Functional Performance Criteria

ATTACHMENT 2 – GENERAL PROVISIONS

1. LIABILITY.

Except to the extent of the indemnification provision herein for tort claims resulting in bodily injury or real or tangible personal property damage, NEITHER PARTY SHALL BE LIABLE, UNDER ANY CIRCUMSTANCES FOR ANY ANTICIPATORY OR LOST PROFIT, SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, INCIDENTAL OR INDIRECT DAMAGES OF ANY KIND (COLLECTIVELY “NON-DIRECT DAMAGES”) RESULTING FROM ITS PERFORMANCE OR NON-PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT EVEN IF: SUCH NON-DIRECT DAMAGES ARE ATTRIBUTED TO BREACH OF THIS AGREEMENT, TORT OR NEGLIGENCE OR OTHERWISE CAUSED; SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH NON-DIRECT DAMAGES; OR UNDER APPLICABLE LAW, ANY SUCH NON-DIRECT DAMAGES ARE CONSIDERED DIRECT DAMAGES.

2. REMEDIES.

All remedies available to either party for breach of the Agreement by the other party are and shall be deemed cumulative and may be exercised separately or concurrently. The exercise of a remedy shall not be an election of such remedy to the exclusion of other remedies available at law or in equity.

3. INDEMNIFICATION.

Each party shall defend, indemnify and hold harmless the other party from any and all liability, claims, and expenses of whatever kind and nature for injury to or death of any person or persons and for loss of or damage to any real or tangible personal property occurring in connection with or in any way incident to or arising under this Agreement, resulting in whole or in part from the acts or omissions of the indemnifying party. The indemnified party shall promptly notify the indemnifying party, in writing, of any such claim and shall reasonably cooperate with the indemnifying party in the defense and settlement thereof.

4. WARRANTY OF SERVICES

a.
Definitions. "Acceptance," as used in this clause, means the act of an authorized representative of SOTERA and/or the Government by which SOTERA assumes for itself, or as an agent of another, ownership of existing and identified supplies, or approves specific services, as partial or complete performance of the Agreement. "Correction," as used in this clause, means the elimination of a defect.

b.
Notwithstanding inspection and acceptance by SOTERA and/or the Government any provision concerning the conclusiveness thereof, the Subcontractor warrants, if required, that all services performed under this Agreement will, at the time of acceptance, be free from defects in workmanship and conform to the requirements of this Agreement.  The SOTERA Contracts Administrator and/or the Government shall give written notice of any defect or non-conformance to the Subcontractor within 30 days from the date of acceptance by SOTERA and/or the

Government. This notice shall state either:

(1) That the Subcontractor shall correct or re-perform any defective or non-conforming services; or
(2) That SOTERA and/or the Government do not require correction or re-performance.

c.
If the Subcontractor is required to correct or re-perform, it shall be at no cost to SOTERA and/or the Government, and any services corrected or re-performed by the Subcontractor shall be subject to this clause to the same extent as work initially performed.  If the Subcontractor fails or refuses to correct or re-perform, the SOTERA Contracts Administrator and/or the Government may, by contract or otherwise, correct or replace with similar services and charge to the Subcontractor the cost occasioned to SOTERA and/or the Government thereby, or make an equitable adjustment in the contract price.

d.	If SOTERA and/or the Government do not require correction or re-performance, the SOTERA Contracts Administrator and/or the Government shall not seek an equitable adjustment in the Agreement price.

5. SUBCONTRACTOR NOTICE REGARDING DELAY

In the event the Subcontractor encounters difficulty in meeting performance requirements, or when he anticipates difficulty in complying with the Agreement delivery schedule or date, it shall immediately notify, the SOTERA Contracts Administrator in writing, giving pertinent details; provided, however, that this data shall be informational only in character and that this provision shall not be construed as a waiver by SOTERA of any delivery schedule or date, or of any rights or remedies provided by law or under this Agreement.

6. INDEPENDENT PARTIES.

This Agreement shall not constitute, create, give effect to or otherwise imply a joint venture, partnership or business organization of any kind. SOTERA and the Subcontractor are independent parties and neither shall act as an agent for or partner of the other for any purpose, and the employees of one shall not be deemed the employees of the other. Each party shall be solely responsible for payment of all compensation owed to its employees, including payment of any taxes related to employment and workers’ compensation insurance. Any work, not included in the Agreement or Task Orders, being independently performed for the Client by either party shall remain as such.

7. VIOLATION OF LAWS AND REGULATIONS.

The Subcontractor acknowledges that as an independent contractor, it is performing for SOTERA and/or the Government and is subject to certain local, state, and federal laws and regulations. The Subcontractor therefore agrees to defend, indemnify and hold harmless SOTERA, its affiliates, subsidiaries, agents, directors, officers, and employees, against all claims, damages, losses, causes of action, liabilities, and expenses of any kind or nature, including reasonable attorneys’ fees, which arise out of or relate to the Subcontractor’s failure to comply with all applicable local, state and federal laws and regulations in the performance of Subcontractor’s obligation under this Agreement.

8. NON-SOLICITATION.

Neither party shall knowingly, directly solicit for hire the other company’s employees who are directly assigned to any tasking under this subcontract agreement for the duration of this subcontract agreement and one (1) year thereafter.  This shall in no way, however, be construed to restrict, limit, or encumber the rights of any employee granted by law, nor shall it in any way restrict either party from hiring employees who respond to advertisements or make independent inquiries for employment.

9. SEVERABILITY.

If any term or condition or portion thereof of the Agreement or the application thereof to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of the term or condition or the Agreement or the application thereof to the party or circumstance, other than those portions as to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each remaining term or condition or portion thereof shall be valid and enforced to the fullest extent permitted by law. In the event such determination prevents the accomplishment of the purpose of the Agreement, the invalid term or condition or portion thereof shall be restated to conform to applicable law and to reflect as nearly as possible the original intention of the parties.

10. ORDER OF PRECEDENCE.

Conflicting provisions hereof, if any, shall prevail in the following descending order of precedence:  (1) typed provisions set forth on any Task Order or Delivery Order, including the description of items purchased/statement of work and specifications attached or incorporated by reference, (2) Order Attachments, and (3) the terms and conditions of this Subcontract.  Contractor's specifications shall prevail over those of an agency of the U.S. Government, and both shall prevail over those of the Subcontractor.

ATTACHMENT 3 – DD254

ATTACHMENT 4 – TASK ORDER MONTHLY STATUS REPORT – SAMPLE
  TASK ORDER MONTHLY STATUS REPORT – SAMPLE (MONTH AND YEAR)

Contractor Name
Contract Number Task
Order Number Prepared
by: Reporting Period: Page 1 of ____

Monthly Status Report

Status of Performance Against Performance Measures

Work Planned for the Month toward Achieving Desired Outcomes

Work Completed During the Month toward Achieving Desired Outcomes

Work Not Completed During the Month toward Achieving Desired Outcomes

Work Planned for Next Month toward Achieving Desired Outcomes

Contract Meetings
Indicate the meeting date, meeting subject, persons in attendance and duration of the meeting.
Deliverable Status

Issues/Questions/Recommendations

Risks
Indicate potential risks, their probability, impact, and proposed mitigation strategy.
Earned Value Status Report

ATTACHMENT 5 – PROBLEM NOITIFICATION REPORT (PNR)

PROBLEM NOTIFICATION REPORT

CONTRACT NUMBER: _________________________________________________   DATE: ______________________________________________

1.   Nature and sources of problem:

2.   COR was verbally notified on: (date)

3.   Is action required by the Government?  Yes ________   No ________

4.   If YES, describe Government action required and date required:

5.   Will problem impact delivery schedule?    Yes ________   No ________

6.   If YES, identify what deliverables will be affected and extent of delay:

7.   Can required delivery be brought back on schedule?  Yes _________  No _________

8.   Describe corrective action needed to resolve problems:

9.   When will corrective action be completed?

10.   Are increased costs anticipated?    Yes ________   No ________

  11.  Identify amount of increased costs anticipated, their nature, and define Government responsibility for problems and costs:

ATTACHMENT 6 – GOVERNMENT FURNISHED DOCUMENTS

GOVERNMENT FURNISHED DOCUMENTS

JIEDDO  Instruction  5000.01  Joint  IED  Defeat  Capability Approval  and  Acquisition
Management Process (JCAAMP) (Attachment to be provided electronically)
JIEDDO-COIC   Supply   Standard   Operating   Procedures   dated   6   November   2009 (Attachment to be provided electronically)

ATTACHMENT 7 – TSE LABOR CATEGORY DESCRIPTIONS

ATTACHMENT 8 – JIEDDO ACRONYM LIST

ATTACHMENT 9 – CORPORATE NON-DISCLOSURE AGREEMENT

ATTACHMENT 10 – TIMEKEEPING POLICY

Electronic Timesheet Quick Start Guide and FAQs

To access the Time & Expense (T&E) application, follow these steps:

Deltek T&E Overview for Sotera IS

Logging on to Time & Expense:

1.	Open the Internet Explorer web browser.
2.	In the address area (URL) enter in https://timesheets.soteradefense.com or access the link using the Intranet
3.	After the T&E log-in screen appears (see below) enter the following:
•	Login ID -- firstname.lastname (i.e., joe.smith)
•	Password -- C0stPoint! (default). Passwords must be changed manually. Visit https://security.gtec-inc.com if you need to reset your password or need to unlock your account
•	Domain -- GNA
4.	Press Login or hit the Enter key

After successfully logging in for the first time, you will be prompted to choose your Time Zone.  Choose the time zone where you normally work.  This only needs to be done once.  You will then be placed into your timesheet, in the timesheet period that contains the current date.

In the top header section of the screen, you will see the following key data:
•	Employee – your name and employee number
•	Status – current status of your timesheet
•	Revision -- current version of your timesheet which begins with 1 (not zero)
•	Class – is your pay class
•	Period ending – timesheet end date

In the control bar, the following options are available to you depending upon the status of your timesheet and your security role.  All unavailable selections are grayed out.

•	Open – opens the calendar and enables the user to select the day, month or year of a particular timesheet
•	Save – saves the current timesheet on the screen
•	Search – enables Supervisor to open selected employee timesheets
•	Print – prints the timesheet
•	Audit – shows all changes made to a saved timesheet
•	Reverse Timesheet – used when correcting a timesheet that was previously processed for payroll
•	Off-Line Timesheet – not applicable
•	Notes – Allows for Supervisors or Administrators to add a note to a user’s timesheet

Navigates between TS periods                                                                                                                           Adds selected projects to “My Favorites”

Employee signs TS to indicate completion                                                                                                                      Supervisor approves or rejects TS

Adding charge lines

Adding charge lines to a timesheet can be done in two ways:

1.	Manual Entry - If you know the specific project charge code, simply enter it in the Account No. field. You will only be able to charge those codes which you are authorized to charge.

2.
Lookup – To invoke the lookup, press the binoculars icon in the Project / WBS field on the timesheet.  There are a number of folders that contain your projects:  All projects to which you are allowed to charge can be found in the charge lookup.

Note:  Favorites contains a list of projects setup for the user. You can click into Favorites to add / remove, or to auto load or stop auto loading on a timesheet.

Click Execute to see all projects available to charge to.

Once you have found the project for charging, check the box to the left of the project and click the “Add to Timesheet” button. You can add multiple projects to the timesheet at the same time.

Alternatively you can click down through the charge trees to limit the choices down to a single top level project.

Once you have found the project for charging, check the box to the left of the project and click the “Add to Timesheet” button. You can add multiple projects to the timesheet at the same time.

Adding hours for projects

After selecting the project, you are now ready to enter hours.  Enter hours by selecting the appropriate day of the week for that project and record your hours worked.  If you desire to enter comments, simply press the comment  link for either the entire project line or the specific day.

Saving and Signing Timesheets

When charges and hours have been entered you must save your timesheet in order for the data to be recorded.  The timesheet should only be saved when you are satisfied with the entries made.

When you have completed your timesheet for the timesheet pay period, you must sign your timesheet.
When you press the sign  button on the toolbar, the sign dialog window will appear.  You will then be required to enter your password.

Note:  Signing of a timesheet should only happen after all hours have been entered. If a timesheet needs to be changed after you have already saved it, simply make changes as necessary and re-sign the timesheet.

Future Hours Charging

Future charging is the ability to charge ahead of the current date.  Time & Expense is designed to allow future charging only on fringe projects (PTO, Holiday, and Other Paid Absence).  The charge codes are located in the “Leave” folder of the charge lookup.

Unavailable Charging

If a project needed for charging is not found in your lookup folders, please contact your Supervisor for appropriate work authorization.

Changes to Previously Saved Entries

Any changes to previously saved entries will require a mandatory explanation.  The comment dialog box for this explanation will appear during the saving or signing of the timesheet.

Correcting Timesheets

Contact your local timesheet administrator for timesheet corrections – depending on the type of correction, you will be given specific instructions on how to complete this correction.

Loading Different Timesheet Periods
To move between timesheet periods use the  TS toggle links.

Favorite Folder (Adding, Deleting, and Auto-Loading)

Favorites are used either to hold a project in a quick lookup area or to allow for auto-loading onto your timesheet for future use. To add a project to the Favorites Folder, highlight the project line on your timesheet and press the “Add Line to Favorite” link (found in your menu just above the timesheet).

You can review / edit what is in your Favorites by bringing up the charge lookup and expanding the Favorites.

By checking the Load option, the line will automatically be loaded onto any new timesheet. To add to your timesheet, check the box on the left of  window for the desired charge, and click “Add to Timesheet” to delete projects from Favorites, check the box on the left of  window for the desired charge and press the “Delete from Favorites” link.

Note that Favorites will maintain any non-default values for future use. This is useful to store lines for Overtime charges.

If you routinely use the same projects you have the ability to auto-load the project to the timesheet for each new period.  To auto-load a project Favorite, select the project line and click the Load checkbox.  Next click the “Update” button.